Exhibit 2.1
Execution Version

SALE AND PURCHASE AGREEMENT BY AND BETWEEN eBay Inc. and Etsy, Inc. Dated as of February 15, 2026

ARTICLE I

ARTICLE II

ARTICLE III

ARTICLE IV

ARTICLE V

ARTICLE VI

ARTICLE VII

ARTICLE VIII

ARTICLE IX

ARTICLE X

ARTICLE XI

Exhibits

Exhibit A – Key Persons
Exhibit B – Closing Net Working Capital Example
Exhibit C – Form of Transition Services Agreement
Exhibit D – Form of Power of Attorney
Exhibit E – Form of Directors’ and Officers’ Resignation Letters
Exhibit F – Additional Commitments
Exhibit G – Required Regulatory Approvals (other than HSR)

Schedules

Disclosure Schedule
Schedule 1.1(a)    Seller Knowledge Persons
Schedule 1.1(b)    Buyer Knowledge Persons
Schedule 7.12    Specified Shared Contracts
Schedule 9.2(a)    Other Indemnifiable Matters

SALE AND PURCHASE AGREEMENT
This Sale and Purchase Agreement (this “Agreement”) is dated as of February 15, 2026, by and between eBay Inc., a Delaware corporation (“Buyer”), and Etsy, Inc., a Delaware corporation (“Seller”) (each, a “Party,” and, collectively, the “Parties”).
Whereas, Seller owns, directly or indirectly through its wholly owned Subsidiaries, free and clear of all Encumbrances, all of the issued and outstanding shares in the capital (the “Shares”) of Depop Limited, a United Kingdom private limited company (the “Company”);
Whereas, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller wishes to sell, and cause its applicable Subsidiary to sell, to Buyer, and Buyer wishes to purchase, or to cause its designated Subsidiary to purchase, from Seller and its applicable Subsidiary, all of the right, title and interest in and to the Shares (the “Sale”), so that, immediately following the Sale, Buyer or its designated Subsidiary will hold all of the Shares then issued and outstanding, free and clear of all Encumbrances;
Whereas, as an inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, concurrently with the execution and delivery hereof, each of the Key Persons has entered into a new employment agreement or consulting agreement, as applicable, with Buyer or a Subsidiary thereof and a restrictive covenant agreement with Buyer or a Subsidiary thereof, each in a form acceptable to Buyer and which shall become effective at and contingent upon the Closing (such employment or consulting agreements and restrictive covenant agreements, collectively, the “Key Person Service Agreements”);
Now, Therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
Article I

DEFINITIONS; INTERPRETATION
Section 1.1Definitions. For the purposes of this Agreement, each of the following terms shall have the following respective meanings:
“ACCC” has the meaning set forth in Exhibit G.
“Accrued Pre-Closing Taxes” means the aggregate amount of all accrued but unpaid Taxes of the Acquired Companies for any Pre-Closing Tax Period (whether or not yet due and payable), without duplication, (i) for which the Tax Return is not yet due as of the Closing Date, (ii) where a Tax Return has been filed but amounts shown on the Tax Return remain unpaid, (iii) where Taxes are owed that are not the subject of a Tax Return for a Taxable period beginning on or after January 1, 2025 or (iv) which relate to a Tax Return which was due on or prior to the Closing Date but which was not filed solely to the extent related to items on Section 7.2(g) of the Disclosure Schedule or other amounts accrued as a current liability for Taxes on the Company’s consolidated balance sheet as of the Closing, determined on a jurisdiction-by-jurisdiction basis (with the amount for each jurisdiction never being less than zero), determined as if the current taxable period of the Company and its Subsidiaries were treated as ending on the Closing Date; provided that for purposes of calculating such Accrued Pre-Closing Taxes, any liability shall (a) be determined at the end of the day on the Closing Date and in a manner consistent with the

Acquired Companies’ past practices (except as otherwise required by applicable Tax Law at a “more likely than not” basis), (b) in the case of any Taxes of any Acquired Company that are payable with respect to a Straddle Period, be determined in accordance with Section 7.2(f), (c) take into account any net operating losses, prepayments, Tax credits and other income Tax attributes to the extent such items actually reduce (but not below zero) the applicable Tax liabilities in a Pre-Closing Tax period in the same jurisdiction as such net operating losses, Tax credits, prepayments and other Tax attributes relate to as a matter of applicable Tax Law (at a “more likely than not” or higher level of comfort), (d) exclude (i) any Taxes arising as a result of an election made under Section 338 or Section 336 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) and (ii) any Taxes arising as a result of any voluntary action outside of the ordinary course of business by Buyer or its Affiliates on the Closing Date after the Closing and (e) without duplication of any item taken into account in clause (c) hereof, be reduced by VAT receivables and other current non-income Tax assets, and provided (for the avoidance of doubt) that no account shall be taken of any claim for a Specified R&D Tax Credits in the Closing Statement (whether in Accrued Pre-Closing Taxes or otherwise), except to the extent it has already resulted in a cash payment to the Acquired Companies by HM Revenue & Customs.
“Acquired Companies” means (a) the Company and (b) all of its Subsidiaries.
“Acquired Companies Releasee” has the meaning set forth in Section 7.13.
“Acquired Company Privileged Information” has the meaning set forth in Section 7.14(b).
“Action” means any claim, action, lawsuit, litigation, opposition, arbitration, or other formal legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity), hearing, audit or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.
“Adjusted Aggregate Forfeited Seller Equity Award Value” has the meaning set forth in Section 2.5(b).
“Adjusted Closing Cash” has the meaning set forth in Section 2.5(b).
“Adjusted Closing Indebtedness” has the meaning set forth in Section 2.5(b).
“Adjusted Closing Statement” has the meaning set forth in Section 2.5(b).
“Adjusted Closing Statement Delivery Date” has the meaning set forth in Section 2.5(b).
“Adjusted Net Working Capital Amount” has the meaning set forth in Section 2.5(b).
“Adjusted Specified Amount” has the meaning set forth in Section 2.5(b).
“Adjusted Transaction Expenses” has the meaning set forth in Section 2.5(b).
“Adverse Terms” has the meaning set forth in Section 6.2(b)(xx).
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” means, as to any Person, (a) the direct or indirect ownership of more than 50% of the stock or other Equity Interests having the right to vote for directors or managers thereof or (b) the possession, directly or indirectly, through one or more intermediaries, of the power to otherwise direct or cause the direction of the management or the decisions of the board of directors (or equivalent governing body) of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have a correlative meaning.
“Aggregate Forfeited Promised Equity Award Value” means the sum of the Forfeited Promised Equity Award Value for all forfeited Promised Equity Awards.
“Aggregate Forfeited Seller Equity Award Value” means the sum of the Aggregate Forfeited Seller PSU Value, the Aggregate Forfeited Seller RSU Value and the Aggregate Forfeited Promised Equity Award Value.
“Aggregate Forfeited Seller PSU Value” means the sum of the Forfeited Seller PSU Value for all Forfeited Seller PSUs.
“Aggregate Forfeited Seller RSU Value” means the sum of the Forfeited Seller RSU Value for all Forfeited Seller RSUs.
“Agreement” has the meaning set forth in the Preamble.
“AI Act” means Regulation (EU) 2024/1689 of the European Parliament and of the Council of June 13, 2024 laying down harmonized rules on artificial intelligence.
“AI Requirements” means (a) any and all Applicable Laws, legal requirements, and legally or contractually binding guidelines and standards relating to the use or development of AI Tools, including the AI Act, the Colorado Consumer Protections for Artificial Intelligence Act, the Utah Artificial Intelligence Policy Act, California Assembly Bill 2013, California Senate Bill 942, applicable Privacy and Safety Laws and associated binding agency rules or regulations and (b) all of the written policies, procedures and contractual obligations relating to the use or development of AI Tools by (x) the Acquired Companies or (y) Seller and its Subsidiaries in connection with the Business.
“AI Tools” means any artificial intelligence or machine-based system that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that may influence physical or virtual environments, whether used by Seller or any Acquired Companies and whether proprietary to Seller or any Acquired Companies or provided by third parties, including: (a) any ‘AI system’ or ‘general purpose AI model’ as defined in the AI Act, (b) machine learning and predictive analysis, (c) generative artificial intelligence and (d) any “artificial intelligence,” “generative artificial intelligence,” “artificial general intelligence,” “large language model,” “foundation model,” “machine learning” and any similar term or definition provided by Applicable Law.
“Allocation Statement” has the meaning set forth in Section 2.8(b).
“Alternative Proposal” has the meaning set forth in Section 6.5.
“Alternative Transaction” has the meaning set forth in Section 6.5.
“Ancillary Agreements” means the Key Person Service Agreements and the Transition Services Agreement.

“Anti-Corruption Laws” means any Applicable Law prohibiting bribery or corruption, including, as applicable, the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation.
“Anti-Money Laundering Laws” means any Applicable Law prohibiting money laundering or terrorism financing, including, for the avoidance of doubt, any Applicable Law relating to (a) money transmission, payments services, payments facilitation, or the provision of prepaid access, stored value, electronic money, or e-money instruments, or any equivalent regulated activity and (b) the extension of credit, lending, loan brokering or arranging, loan servicing or collection or any equivalent regulated activity.
“Antitrust Laws” means any antitrust, competition or trade Applicable Law that is designed or intended to prohibit, restrict or regulate either (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States or (b) foreign investment, including for purposes of protecting national security, digital markets, or national economies.
“Applicable Law” means, with respect to any specified Person, any United States federal, state or local or any foreign law, regulation, statute, ordinance, code, rule, constitution, principle of common law or regulation applicable to such Person or its Assets.
“Appropriate R&D Tax Advice” means professional advice at the sole cost of Seller from ADE Consulting LLP or such other reputable Tax advisors experienced in advising on claims for R&D Tax Credits as may be nominated by Seller and be acceptable to Buyer (acting reasonably and promptly) (as applicable, the “Relevant Advisor”) in respect of a claim for Specified R&D Tax Credits, which advice shall describe the work carried out by the Relevant Advisor and include confirmation (without any material qualification) that the Relevant Advisor considers the claim for Specified R&D Tax Credits to be correct and complete in all material respects, provided the information provided to the Relevant Advisor by or on behalf of Seller in connection with the claim for Specified R&D Tax Credits is correct and complete in all material respects.
“Assets” means all properties, assets (including any books and records) and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, wherever located.
“Balance Sheet” has the meaning set forth in Section 4.6(a).
“Balance Sheet Date” has the meaning set forth in Section 4.6(a).
“Base Purchase Price” has the meaning set forth in Section 2.3(a).
“Benefit Plan” means each scheme, plan, program, policy, or arrangement that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension scheme or plan within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA, including any auto-enrolment pension scheme for the purposes of the Pensions Act 2008, (c) a stock bonus, stock purchase, stock option, restricted stock, phantom interest, stock appreciation right or similar equity or equity-based plan, program, policy or arrangement and (d) any other deferred-compensation, retirement, severance, change in control, retention, welfare-benefit, bonus or incentive, profit-sharing, fringe-benefit, employment, consulting, engagement or other benefit or compensation plan, program, policy, arrangement or agreement, in each case solely to the extent that Seller, any of its Subsidiaries or any Acquired Company, as applicable, sponsors or maintains for the benefit of any Company Associate, or solely to the extent to which Seller, any of its Subsidiaries or any Acquired Company, as applicable, contributes, or is obligated to contribute for the benefit of any Company Associate, to which Seller, any of its Subsidiaries or any Acquired Company, as applicable, is a party or with respect to which Seller or any Acquired Company, as applicable, has or may have any Liability or obligation related to any Company Associate.
“Business” means the operation, development and maintenance of the online fashion marketplace known as “Depop.”
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in San Francisco, California, New York, New York or London, the United Kingdom are required to be closed.
“Business Plan” has the meaning set forth in Exhibit F.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Certificate” has the meaning set forth in Section 8.2(c).
“Buyer Fair Market Value” means the average of the daily volume weighted average prices of one share of Buyer common stock on the Nasdaq Global Select Market as reported by Bloomberg L.P. for the period of 30 consecutive trading days immediately preceding the date that is five trading days prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Buyer Interim Allocation” has the meaning set forth in Section 2.8(a).
“Buyer Material Adverse Effect” means, with respect to Buyer, (a) a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions by the Termination Date or to perform its obligations under any of the Transaction Documents required to be performed prior to or as of the Closing or (b) an Event that would reasonably be expected to prevent, materially delay or materially impair Buyer from consummating the Contemplated Transactions by the Termination Date.
“Buyer Related Parties” has the meaning set forth in Section 10.3(b).
“Buyer RSUs” has the meaning set forth in Section 7.3(d).
“Buyer Tax Contest” has the meaning set forth in Section 7.2(e).
“Cash and Cash Equivalents” means, at a given time, the aggregate amount of all cash and cash equivalents required or permitted to be reflected as cash and cash equivalents on a consolidated balance sheet of the Acquired Companies as of such time prepared in accordance with GAAP, including cash, checks and wires deposited with the Acquired Companies or their respective banks prior to such date, whether or not cleared, less Restricted Cash and less any checks written by, or wires issued by or on behalf of, the Acquired Companies prior to such date but not yet cleared.
“Claim Date” has the meaning set forth in Section 9.4(a).

“Claim Notice” has the meaning set forth in Section 9.4(a).
“Closing” has the meaning set forth in Section 2.1.
“Closing Cash” means the Cash and Cash Equivalents of the Acquired Companies at the Reference Time; provided that Closing Cash shall be reduced by any Cash and Cash Equivalents used to pay for Transaction Expenses or Indebtedness between the Reference Time and immediately prior to the Closing.
“Closing Date” has the meaning set forth in Section 2.1.
“Closing Indebtedness” means the Indebtedness of the Acquired Companies at the Closing.
“Closing Net Working Capital Amount” means (a) the current assets of the Acquired Companies, excluding Cash and Cash Equivalents, Restricted Cash and any and all Tax assets, less (b) the current liabilities of the Acquired Companies, excluding any and all Tax liabilities, and any liability included in the Closing Indebtedness or Transaction Expenses, in each case determined as of the Reference Time in accordance with GAAP; provided that, in the event of any inconsistency or conflict between GAAP and the NWC Sample Calculation, GAAP shall control and govern. An illustrative example of the calculation of the Closing Net Working Capital Amount by applying GAAP as of December 31, 2025 is set forth on Exhibit B (“NWC Sample Calculation”).
“Closing Purchase Price” has the meaning set forth in Section 2.3.
“CMA” has the meaning set forth in Exhibit G.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state equivalent law.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Associates” means the current and former directors, managers, officers, employees, contractors (including secondees) and consultants of (a) Seller or any of its Subsidiaries (other than the Acquired Companies) to the extent dedicated to the Business or (b) the Acquired Companies.
“Company Data” means the data and databases and data collection that the Acquired Companies use or maintain to operate the Business, including Personal Data, and with respect only to Seller and its Subsidiaries (other than the Acquired Companies) the data used or maintained to provide the Overhead and Shared Services to the Business.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies, including Company Software.
“Company IT Systems” means the information and communications technology infrastructure used or relied upon by the Acquired Companies, including all computer systems, Company Software, servers, network equipment, telecommunications equipment and other computer hardware owned, leased, licensed or used in connection with the operation of the Business.

“Company Registrations” has the meaning set forth in Section 4.10(a).
“Company Software” means all Software owned or purported to be owned by or developed by or for the Acquired Companies.
“Company Trademarks” has the meaning set forth in Section 7.1.
“Competing Business” has the meaning set forth in Section 7.5(b).
“Confidentiality Agreement” means that certain mutual non-disclosure agreement between Seller and Buyer, dated December 27, 2025.
“Consent” means any approval, consent, ratification, waiver, clearance or other authorization of, notice to or registration, qualification, designation, declaration or filing with any Person.
“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Sale and (b) the execution, delivery and performance of the Ancillary Agreements.
“Continuing Company Associate” means each Company Associate who continues to be a director, manager, officer, employee, contractor or consultant of the Acquired Companies or Buyer or one of its Affiliates as of the Closing.
“Continuing Employee” has the meaning set forth in Section 7.3(a).
“Contractual Obligation” means, with respect to any Person, any contract, agreement, lease, sublease, license, sublicense or other legally enforceable promise, whether written or oral, to which or by which such Person is a party that is in effect.
“CTA 2010” means the UK Corporation Tax Act 2010.
“Damages” means all losses, Liabilities, damages, fees, Taxes, claims, out-of-pocket costs and expenses, including reasonable costs of investigation, enforcement and defense and reasonable, documented, out-of-pocket fees and expenses of outside counsel, whether or not due to a third-party claim, experts and other professionals, but excluding, in any case, any exemplary or punitive damages except to the extent such damages are actually awarded to a third party with respect to a matter for which Indemnified Party is entitled to indemnification hereunder by a court of competent jurisdiction.
“Data” means all data, information, input materials and other content.
“Data Protection Requirements” has the meaning set forth in Section 4.10(j)(i).
“Designated Accounting Firm” has the meaning set forth in Section 2.5(c)(iii).
“Designated Purchaser(s)” has the meaning set forth in Section 11.2.
“Directors’ and Officers’ Resignation Letters” has the meaning set forth in Section 7.4.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer at or before the execution and delivery by Buyer of this Agreement.

“Dispute Notice” has the meaning set forth in Section 2.5(c)(i).
“Disputed Items” has the meaning set forth in Section 2.5(c)(iii).
“Employer Payroll Taxes” means the employer portion of any social security contribution, apprenticeship levy and/or payroll and/or employment Taxes to be paid by the Acquired Companies, Buyer, Seller or any of their respective Affiliates with respect to any bonuses, or other compensatory payments made prior to, at or following the Closing Date.
“Encumbrance” means any lien (statutory or otherwise), license, option, encumbrance, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, lease, sublease, servitude, hypothecation, right of first offer or first refusal, buy/sell agreement or other similar restriction or covenant (other than, (i) in the case of a security, any restriction on the transfer of such security arising solely under applicable securities Laws and (ii) prior to the Closing, any and all security interests in the capital stock or assets of the Acquired Companies granted pursuant to the Seller Credit Agreement to the extent fully released at or immediately prior to the Closing pursuant to Section 6.7) or any agreement to create any of the above.
“Enforceable” means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Entity” means any corporation (including any non-profit corporation), association, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, firm, organization, Governmental Authority or other enterprise, association, organization or entity of any kind.
“Environmental Laws” means all laws relating to protection of the environment, including with respect to (a) coastal and inland waters, surface and ground water, drinking water supply, water in drains, sewers, soil, surface or subsurface strata or medium, (b) ambient air, including indoor and outdoor air, and pollution control, (c) buildings, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers, land, including surface land, subsurface strata and any natural or man-made structures whether above or below ground level and (d) otherwise Hazardous Substances.
“Environmental Permits” means all Permits, letters, clearances, consents, waivers, closures, exemptions, decisions or other actions applicable to any Acquired Company under or issued, granted, given, authorized by or made pursuant to Environmental Laws.
“Equity Interest” means, with respect to any Entity, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Entity, and any other security that is exercisable for, exchangeable for or convertible into, any such interest, and (b) any option, warrant, purchase right, conversion right, exchange right, equity appreciation right, profits interest or phantom stock or equity right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Entity.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that is considered a single employer with an Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“Estimated Aggregate Forfeited Seller Equity Award Value” has the meaning set forth in Section 2.5(a).
“Estimated Closing Cash” has the meaning set forth in Section 2.5(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5(a).
“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).
“Estimated Net Working Capital Amount” has the meaning set forth in Section 2.5(a).
“Estimated Specified Amount” has the meaning set forth in Section 2.5(a).
“Estimated Transaction Expenses” has the meaning set forth in Section 2.5(a).
“Events” has the meaning set forth in the definition of “Material Adverse Effect.”
“Ex-Im Laws” means all applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, applicable customs and import regulations administered by U.S. Customs and Border Protection, EU Dual Use Regulation and the export control laws and regulations of any other applicable jurisdiction.
“Excess Amount” has the meaning set forth in Section 2.5(d).
“Existing Guarantee” has the meaning set forth in Section 7.16(a).
“Existing Litigation Claim” has the meaning set forth in Schedule 9.2(a).
“Expert Calculations” has the meaning set forth in Section 2.5(c)(iii).
“Final Closing Cash” has the meaning set forth in Section 2.5(d).
“Final Closing Indebtedness” has the meaning set forth in Section 2.5(d).
“Final Net Working Capital Amount” has the meaning set forth in Section 2.5(d).
“Final Specified Amount” has the meaning set forth in Section 2.5(d).
“Final Transaction Expenses” has the meaning set forth in Section 2.5(d).
“Financial Statements” has the meaning set forth in Section 4.6(a).
“Forfeited Promised Equity Award Value” means, for each Promised Equity Award promised to a Continuing Company Associate, an amount equal to the U.S. dollar value of such Promised Equity Award.
“Forfeited Seller Equity Awards” means, collectively, the Forfeited Seller RSUs, Forfeited Seller PSUs and the Promised Equity Awards.

“Forfeited Seller PSU” means each unvested performance stock unit award covering shares of Seller common stock held by a Continuing Company Associate immediately prior to the Closing Date.
“Forfeited Seller PSU Value” means, for each Forfeited Seller PSU, an amount in U.S. dollars equal to the product of (i) the Seller Fair Market Value, multiplied by (ii) the number of shares of Seller common stock underlying such Forfeited Seller PSU assuming target-level performance.
“Forfeited Seller RSU” means each unvested restricted stock unit award (other than, for clarity, performance stock unit awards) covering shares of Seller common stock held by a Continuing Company Associate immediately prior to the Closing Date.
“Forfeited Seller RSU Value” means, for each Forfeited Seller RSU, an amount in U.S. dollars equal to the product of (i) the Seller Fair Market Value, multiplied by (ii) the number of shares of Seller common stock underlying such Forfeited Seller RSU.
“Fraud” means intentional common law fraud under Delaware law.
“GAAP” means the U.S. generally accepted accounting principles as in effect on the relevant date of the calculation of the financial information or the preparation of the financial statements, in each case, in accordance with GAAP.
“Governmental Authority” means (a) any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority of any nature, including any political or governmental subdivision thereof, (b) any court, administrative, regulatory or self-regulatory authority, Tax authority, department, instrumentality, judicial or arbitral body or commission or other governmental tribunal, authority, bureau, board or agency, as well as standard setting bodies, (c) any multinational or supranational body exercising legislative, judicial or regulatory powers and (d) any government of any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature.
“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public international organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public international organization.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority (including, any judicial or administrative interpretations, guidance, directives, policy statements or opinions).
“Governmental Prohibition” has the meaning set forth in Section 8.1(f).
“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any Liability as a general partner of a partnership or as a shareholder/venturer in a joint venture in respect of Indebtedness or other Liabilities of such partnership or venture.
“Hazardous Substance” means (a) any waste, pollutant, mineral, effluent, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which is governed by or subject to Applicable Law and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Holdco” has the meaning set forth in Section 2.2.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inbound IP Contractual Obligations” has the meaning set forth in Section 4.10(d).
“Income Taxes” means all Taxes based on, measured by or calculated with respect to net income or profits (or branch profits) or other similar measures.
“Indebtedness” means, with respect to any Person at a specified time, and without duplication: (a) all indebtedness for borrowed money and indebtedness in the forms of notes, debentures, surety bonds or performance bonds or similar instruments, (b) all Liabilities in respect of obligations for the deferred purchase price of property, goods or services (other than trade or seller payables or accruals incurred in the ordinary course of business and to the extent reflected in the calculation of the Closing Net Working Capital Amount), including any potential future earn-out, purchase price adjustment, release of “holdbacks” or similar payments (whether contingent or otherwise), (c) all Liabilities in respect of deferred revenue, including in connection with advances received for goods or services that have not been delivered or performed by the Acquired Companies at the Closing, (d) declared and unpaid dividends or distributions (except solely to another Acquired Company), (e) obligations to settle any interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (f) all earned but unpaid payroll or compensation expenses, all unpaid bonuses and commission obligations and any other accrued and earned but unpaid payments in respect of salary, wages or commissions and any severance then owed with respect to any Company Associate (together with the Employer Payroll Taxes to the extent resulting from such payments), in each case, incurred prior to the Closing and unpaid as of the Closing, other than to the extent such payment obligation is triggered by the termination of such Person at the direction of Buyer, (g) all finance or capital obligations as lessee that are classified as such in the Financial Statements or would be required to be capitalized in accordance with GAAP, excluding, for the avoidance of doubt, any operating leases, (h) all obligations of any Acquired Company, whether interest bearing or otherwise, owed to Seller or any of its Subsidiaries (other than another Acquired Company), including any outstanding Insider Payables, (i) all outstanding reimbursement obligations of any Acquired Company with respect to letters of credit, bankers’ acceptances or performance bonds or similar facilities issued for the account of any Acquired Company (in each case, only to the extent drawn), (j) Guarantees of any of the foregoing, (k) all Accrued Pre-Closing Taxes, (l) all accrued interest, fees, premiums, penalties, indemnities, costs, expenses, Taxes or other amounts in respect of any of the foregoing, (m) any accruals in respect of any Action against the Acquired Companies and (n) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (a) through (m) were prepaid, extinguished, unwound and settled in full as of such specified time; provided that, with respect to any Acquired Company, “Indebtedness” shall not include any amount taken into account in the determination of Transaction Expenses.
“Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Indemnified Taxes” means any and all: (a) Taxes of any Acquired Company attributable to any Pre-Closing Tax Period, determined in accordance with Section 7.2(f), other than Taxes that are included in the calculation of Accrued Pre-Closing Taxes as finally determined pursuant to Section 2.5, (b) Taxes of any Acquired Company arising as a result of the Acquired Company being on or prior to the Closing Date, (i) a member of an affiliated, combined, consolidated or unified or similar group for Tax purposes or (ii) a transferee or successor, (c) Taxes arising as a result of any Tax sharing, Tax indemnity, Tax allocation or similar agreement entered into in a Pre-Closing Tax Period (excluding the provisions of any commercial agreement entered into in the ordinary course of business and not primarily related to Taxes) and (d) the portion of any Transfer Taxes borne by Seller in accordance with Section 7.2(a); provided that Indemnified Taxes will exclude (x) any Taxes arising as a result of an election made under Section 338 or Section 336 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) and (y) any Taxes arising as a result of any voluntary action outside of the ordinary course of business by Buyer or its Affiliates on the Closing Date after the Closing.
“Indemnifying Party” has the meaning set forth in Section 9.4(a).
“Initial Termination Date” has the meaning set forth in Section 10.1(c).
“Insider Payables” has the meaning set forth in Section 4.6(f).
“Insider Receivables” has the meaning set forth in Section 4.6(f).
“Insurance Policies” has the meaning set forth in Section 4.21.
“Intellectual Property Rights” means all registered and unregistered intellectual property rights and other similar proprietary rights now known or hereafter recognized in any jurisdiction throughout the world, including rights in, arising out of, or associated with: patents, technology, formulae, algorithms, procedures, processes, methods, techniques, systems, creations, inventions (whether or not patentable or reduced to practice), designs, devices, prototypes, works of authorship of any kind (whether or not published), copyrights, mask works, trade secrets, proprietary confidential information, know-how, trademarks, trade names, service marks, trade dress, logos, slogans, corporate names and any other indicators of origin (together with the goodwill associated therewith), Internet domain names, social media accounts, data and databases, rights in Software, together with derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing, any applications, registrations and any renewals and extensions thereof and copies of the foregoing.
“Interim Allocation” has the meaning set forth in Section 2.8(a).
“Invention Assignment Agreements” has the meaning set forth in Section 4.10(e).
“IP Contractual Obligations” has the meaning set forth in Section 4.10(d).
“IRS” means the Internal Revenue Service.

“January Financials” has the meaning set forth in Section 6.16.
“Key Person” means each of the persons set forth in Exhibit A (which, for the avoidance of doubt, shall include the Specified Key Persons).
“Key Person Service Agreement” has the meaning set forth in the Recitals.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of his or her direct reports who could reasonably be expected to have actual knowledge of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any individual listed on Schedule 1.1(a) has Knowledge of such fact or other matter. Buyer shall be deemed to have “Knowledge” of a particular fact or other matter if any individual listed on Schedule 1.1(b) has Knowledge of such fact or other matter.
“Leased Real Property” has the meaning set forth in Section 4.9(a).
“Leases” has the meaning set forth in Section 4.9(a).
“Liability” means, with respect to any Person, any and all Indebtedness, liability or obligation of such Person, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contractual Obligation, Action or Governmental Order.
“Lien Releases” has the meaning set forth in Section 6.7.
“Material Adverse Effect” means any event, circumstance, change, effect or occurrence (collectively, “Events”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the results of operations, business or financial condition of the Business or the Acquired Companies, taken as a whole, other than to the extent arising from the following (none of which may be taken into account in determining whether a Material Adverse Effect has occurred, other than with respect to any of the following clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) only to the extent it has or would be reasonably expected to have a disproportionate effect on the Business or the Acquired Companies, taken as a whole, relative to other businesses operating in the industry in which the Acquired Companies operate, and in such case, only such disproportionate impact shall be taken into account): (i) Events generally affecting the industry or competitive landscape in which the Business is conducted, (ii) Events generally affecting the economy or the debt, credit or securities markets (including any decline in the price of any security or any market index), or general business, regulatory, financial, political or economic conditions or markets in the United States or other foreign locations where the Business is operated, including any disruption thereof and including changes in prevailing interest rates, fluctuations in currency, tariffs or affecting financial, credit, foreign exchange or capital market conditions, (iii) any acts of God, national or natural disaster, outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, any outbreak of contagious disease, or epidemic, government shutdown, sabotage or government-sponsored cyber-attack or any escalation or worsening thereof, (iv) any global, national, international, foreign, domestic or regional economic, financial, social, geopolitical or political conditions (including changes therein) or events in general, including the actual or projected results of elections, hostilities, riots, sabotage, unrest, terrorism, acts of war or military actions or any escalation, worsening or diminution of any of the same, (v) changes after the date hereof in Applicable Law (or interpretations thereof), (vi) changes after the date hereof in GAAP, (vii) any change in the price or trading volume of shares of Seller or any other publicly traded securities of Seller in and of itself (but not the underlying cause of such change), (viii) any reduction in the credit rating of Seller or any of its Subsidiaries in and of itself (but not the underlying cause of such reduction), (ix) Events resulting or arising from the announcement of the transactions contemplated by this Agreement, (x) Events resulting or arising from, the failure by the Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (but not the underlying cause of such failure), (xi) the taking of any action by Seller or an Acquired Company expressly required to be taken under this Agreement (other than compliance by Seller with Section 6.2) or the taking of any action expressly requested in writing by Buyer or (xii) any public communications or communications to third parties by Buyer or its Affiliates regarding their plans or intentions with respect to the Acquired Companies following the Closing.
“Material Contract” and “Material Contracts” have the meanings set forth in Section 4.13(b).
“Named Key Person” has the meaning set forth in Exhibit A.
“New Contract” has the meaning set forth in Section 7.12(a)(ii).
“NWC Sample Calculation” has the meaning set forth in the Closing Net Working Capital Amount.
“Objection Deadline” has the meaning set forth in Section 9.4(b).
“Objection Notice” has the meaning set forth in Section 9.4(b).
“Off-The-Shelf Technology” means commercially available off-the-shelf technology, software or services.
“Open Content Licenses” means any free-to-use and other similar royalty-free content licenses, including the Creative Commons license, GNU Free Documentation License and the Free Art License.
“Open Source Audit” has the meaning set forth in Section 6.12.
“Open Source Software” means any software considered “open source” by the Open Source Foundation or the Free Software Foundation, or software licensed under terms meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, association or organization and any limited liability company, operating or partnership agreement adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws and equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Outbound IP Contractual Obligations” has the meaning set forth in Section 4.10(d).
“Overhead and Shared Services” means all of the corporate, tax, legal, insurance, treasury, employee benefits and payroll, investor relations, corporate development, vendor procurement, compliance and risk management, financial audit, property management, IT and other overhead services, and all assets, properties and rights relating to such services, in each case that Seller or any of its

Subsidiaries (other than the Acquired Companies) provides to or in support of the Acquired Companies or the Business.
“Partially Assigned Contract” has the meaning set forth in Section 7.12(a)(i).
“Party” has the meaning set forth in the Recitals.
“Payment Schedule” has the meaning set forth in Section 2.4(a).
“Payoff Letters” has the meaning set forth in Section 6.6.
“Permissible Remedy” has the meaning set forth in Section 6.4(d).
“Permits” means, with respect to any Person, any license, franchise, permit, approval or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.
“Permitted Encumbrance” means (a) liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves are reflected on the Financial Statements, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business and securing obligations that are not yet due and payable, (c) liens to secure the interests of landlords, lessors, renters, or licensors of real property under leases or rental agreements (to the extent the applicable company is not in default under such lease or rental agreement), (d) Encumbrances and other similar matters affecting title to but not adversely affecting the current occupancy or use of, any real property in any material respect and (e) non-exclusive licenses of Intellectual Property Rights granted by an Acquired Company in the ordinary course of business.
“Permitted License” has the meaning set forth in Section 6.4(d).
“Person” means any individual, Entity or Governmental Authority.
“Personal Data” means any information, in the respective Company’s or its Subsidiaries’ possession, custody, or control, that relates to an identified or identifiable individual or that otherwise constitutes “personal data,” “personal information,” or similar term as defined by applicable Privacy and Safety Laws.
“Post-Closing Covenants” has the meaning set forth in Section 9.1(b).
“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and that portion of any Straddle Period beginning after the Closing Date (as determined under Section 7.2(f)).
“Pre-Closing Covenants” has the meaning set forth in Section 9.1(b).
“Pre-Closing Period” has the meaning set forth in Section 6.1.
“Pre-Closing Tax Contest” has the meaning set forth in Section 7.2(e).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date (as determined under Section 7.2(f)).

“Preliminary Services” has the meaning set forth in Section 7.17(a).
“Privacy and Safety Laws” means any and all Applicable Laws applicable to the Acquired Companies or the Business relating to (i) privacy, data protection, data security, or the protection or Processing of Personal Data of children or minors (including the Regulation (EU) 2022/2065 of the European Parliament and of the Council of October 19, 2022 on a Single Market For Digital Services and amending Directive 2000/31/EC (Digital Services Act), the UK Age Appropriate Design Code), (ii) safety duties protecting children (including the UK Online Safety Act 2023, the Children’s Online Privacy Protection Act, as applicable, and the Australia Online Safety Act 2021, as applicable) and (iii) direct marketing and the use of cookies, including under the UK Privacy and Electronic Communications Regulations 2003, the ePrivacy Directive (2002/58/EC) and the Australian Spam Act 2003.
“Privileged Information” has the meaning set forth in Section 7.14(d).
“Privileges” has the meaning set forth in Section 7.14(a).
“Process,” “Processed” or “Processing” means any operation performed with respect to data, including the creation, use, collection, accessing, storage, recording, compilation, analysis, adaption, alteration, transmission, transfer (including cross-border transfer), disclosure, disposal, or dissemination of such data.
“Promised Equity Award” means any performance stock unit or restricted stock unit in respect of Seller common stock that has been promised, whether orally or in writing, to any Continuing Company Associate but not yet granted in advance of the Closing.
“Promised Equity Interests” has the meaning set forth in Section 3.6.
“Purchase Price” means an amount equal to (a) the Base Purchase Price; plus (b) the Final Closing Cash; minus (c) the Final Closing Indebtedness; minus (d) the Final Transaction Expenses; plus (e) the amount, if any, by which the Final Net Working Capital Amount exceeds the Target Net Working Capital Amount; minus (f) the amount, if any, by which the Target Net Working Capital Amount exceeds the Final Net Working Capital Amount; minus (g) the Final Aggregate Forfeited Seller Equity Award Value; plus (h) the Final Specified Amount.
“R&D Tax Credits” means U.K. R&D tax credits or R&D expenditure credits claimed pursuant to the provisions of Chapter 6A of Part 3 or Part 13 of the Corporation Tax Act 2009.
“Reference Time” means 12:01 am (Pacific time) on the Closing Date.
“Related Party” means (a) Seller and its Subsidiaries (other than the Acquired Companies), (b) each individual who is, or who has at any time in the last three years been an officer or director of any Acquired Company or of Seller, (c) to Seller’s Knowledge, each member of the immediate family of each of the individuals referenced in (b) above and (d) to Seller’s Knowledge, any trust or other entity (other than any Acquired Company) in which any one of the persons referred to in (b) or (c) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Releasor” has the meaning set forth in Section 7.13.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.
“Restricted Cash” means cash security deposits made by any Acquired Company, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at the Closing) and any cash equal to the amount of the reserves for bad recoupments.
“Restricted Period” has the meaning set forth in Section 7.5(b).
“Restricted Person” has the meaning set forth in Section 7.5(a).
“Review Period” has the meaning set forth in Section 2.5(c).
“Sale” has the meaning set forth in the Recitals.
“Sanctioned Country” means any country or territory that is the subject or target of a general export, import, financial, or investment embargo under Sanctions Laws (which as of the date hereof include Cuba, Iran, North Korea, the Crimea, so-called Donetsk People’s Republic (DNR), Luhansk People’s Republic (LNR), Kherson and Zaporizhzhia regions of Ukraine and Syria (until July 1, 2025)).
“Sanctioned Person” means any Person: (i) designated on any applicable U.S. or non-U.S. sanctions restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List, the UK Sanctions List published by the Foreign, Commonwealth and Development Office, or the Consolidated List of Persons, Groups and Entities subject to Financial Sanctions maintained by the European Commission, (ii) where relevant under applicable Sanctions Laws, is in the aggregate 50% or greater owned, directly or indirectly, or where under applicable Sanctions Laws, controlled by a Person or Persons described in the immediately foregoing clause (i), (iii) that is, or is part of, a Governmental Authority of a Sanctioned Country or (iv) otherwise targeted under any Sanctions Laws or Ex-Im Laws.
“Sanctions Laws” means all applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, United Nations Security Council, United Kingdom and European Union or any Member State thereof.
“Security Incident” has the meaning set forth in Section 4.10(j)(iv).
“Seller” has the meaning set forth in the Preamble.
“Seller Awards” has the meaning set forth in Section 7.3(c).
“Seller Certificate” has the meaning set forth in Section 8.1(d).
“Seller Change of Control” has the meaning set forth in Section 6.5.
“Seller Credit Agreement” means that certain Amended and Restated Credit Agreement, dated March 24, 2023, by and among Seller, the other Loan Parties party thereto, the Lenders party thereto and JPMORGAN CHASE BANK, N.A., as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated June 2, 2025.

“Seller Equity Interest” means any Equity Interest in Seller or an Affiliate of Seller.
“Seller Fair Market Value” means the average of the daily volume weighted average prices of one share of Seller common stock on the New York Stock Exchange as reported by Bloomberg L.P. for the period of 30 consecutive trading days immediately preceding the date that is five trading days prior to the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Seller Indemnified Parties” has the meaning set forth in Section 9.2(b).
“Seller Interim Allocation Notice” has the meaning set forth in Section 2.8(a).
“Seller Material Adverse Effect” means, with respect to Seller, (a) a material adverse effect on the ability of Seller to consummate the Contemplated Transactions by the Termination Date or to perform its obligations under any of the Transaction Documents required to be performed prior to or as of the Closing or (b) an Event that would reasonably be expected to prevent, materially delay or materially impair Seller from consummating the Contemplated Transactions by the Termination Date.
“Seller-Prepared Tax Return” has the meaning set forth in Section 7.2(c).
“Seller Releasee” has the meaning set forth in Section 7.13.
“Shared Contracts” means the Contractual Obligations (or portions thereof), other than Contractual Obligations relating to Overhead and Shared Services, between Seller or any of its Subsidiaries (other than any Acquired Company), on the one hand, and a third party, on the other hand, that inure to the benefit or burden of, or otherwise relate to, both (a) the Acquired Companies or the Business and (b) any (other than the Business) of Seller or any of its Subsidiaries and that either (i) are in effect as of the date hereof or (ii) become effective between the date hereof and immediately prior to the Closing. For clarity, Shared Contracts exclude the Standalone Contracts.
“Shared Non-Branding IP” means any Intellectual Property Rights (other than trademarks, trade names, service marks, trade dress, logos, slogans, corporate names and any other indicators of origin, Internet domain names and social media accounts) owned by Seller and its Subsidiaries (but excluding the Acquired Companies) as of the Closing Date that are used in the operation of the Business as of immediately prior to the Closing.
“Shares” has the meaning set forth in the Recitals.
“Shortfall Amount” has the meaning set forth in Section 2.5(f)(ii).
“Software” means all computer programs, applications, including models, firmware, source code, object code, operating systems, tools, interfaces and libraries and related documentation and specifications.
“Specified Adverse Impact” has the meaning set forth in Section 6.4(d).
“Specified Amount” means an amount, which may be positive or negative, calculated pursuant to Exhibit F.

“Specified Consent” means any Consent required under a Specified Contractual Obligation in connection with or as a result of the consummation of the Contemplated Transactions.

“Specified Contractual Obligations” mean the Contractual Obligations set forth on Section 7.12(d) of the Disclosure Schedule.

“Specified Key Person” has the meaning set forth in Exhibit A.
“Specified R&D Tax Credits” means any R&D Tax Credits claimed by the Acquired Companies in respect of expenditure incurred by the Company on research and development in the accounting periods ending on December 31, 2024 and December 31, 2025.

“Specified Shared Contract” has the meaning set forth in Section 7.12(a).
“Specified Termination Fee” has the meaning set forth in Exhibit F.
“Standalone Contracts” means each Contractual Obligation entered into by an Acquired Company, on the one hand, and a third party, on the other hand, that (a) is governed by a Contractual Obligation between Seller or any of its Subsidiaries (other than any Acquired Company), on the one hand, and such third party, on the other hand and (b) as of the date hereof, operates as a separate, standalone Contractual Obligation of the applicable Acquired Company.
“Straddle Period” means any Tax period that includes but does not end on the Closing Date.
“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or in similar capacity.
“Substitute Guarantee” has the meaning set forth in Section 7.16(a).
“Target Net Working Capital Amount” means negative $13,700,000.
“Tax” or “Taxes” means, (i) all federal, state, local or foreign income taxes (including any tax on or based upon net income, gross income, gains or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, stamp, documentary, registration, franchise, license, withholding, payroll, employment, unemployment, worker’s compensation, employee contribution, capital, capital gains, premium, property, production, goods and services, value added, privilege, lease service, service use, recapture, license, social security (or similar wage withholding), disability, occupation, severance, utility, communications, environmental, excise or windfall profits taxes, alternative or add-in minimum taxes, customs duties, tariffs, governmental fee or other assessment or charge in the nature of a tax, and the clawback or other recovery of any credit or other amount previously paid by a taxing authority together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) any liability for the payment of amounts described in clause (i) as a result of (A) being or having been a member of any group of corporations that file, or have filed Tax Returns on a combined, affiliated, consolidated or unitary basis (including any UK VAT group), (B) any agreement (including any Tax allocation, Tax indemnity or Tax sharing agreement (including any UK group payment arrangement), other than a commercial agreement entered into in the ordinary of business the primary purpose of which is not related to Tax), (C) as a result of being a transferee or successor or (D) otherwise.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a Governmental Authority responsible for the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” has the meaning set forth in Section 10.1(c).
“Termination Fee” has the meaning set forth in Section 10.3(a).
“Third-Party Claim” has the meaning set forth in Section 9.5.
“Third-Party Processors” means all vendors, processors or other third parties that Process Personal Data or other Company Data on behalf of any Acquired Company.
“Top Suppliers” has the meaning set forth in Section 4.15.
“Tracking Data” means data and information collected from an internet protocol address, web beacon, pixel tag, ad tag, cookie, local storage object, software or by any other means, that (a) is collected from a particular computer, web browser, mobile telephone, or other device or application, regarding an individual’s (i) web viewing history, (ii) device, application or program usage or (iii) any other activities, and that (b) is used to (i) identify, locate or contact an individual or device or application, (ii) predict or infer the preferences, interests or other characteristics of the device or application or of a user of that device or application or (iii) target advertisements or other content to a device or application, or to a user of that device or application.
“Transaction Documents” means this Agreement and the Ancillary Agreements.
“Transaction Expenses” means, without duplication, (a) all fees, costs and expenses for external legal, accounting, investment banking and other advisors, incurred by (or payable by) any of the Acquired Companies at or prior to the Closing (but only to the extent any Acquired Company is responsible for the payment thereof) in connection with or in anticipation of the negotiation, execution and delivery of the Transaction Documents or the consummation of the Contemplated Transactions, (b) liabilities and obligations of the Acquired Companies with respect to any bonus, retention, change in control, severance or other compensatory payments arising as a result of or in connection with the Contemplated Transactions, whether prior to, or at the Closing, and all Employer Payroll Taxes arising out of the payment of such amounts, but excluding any Liability and associated Employer Payroll Taxes triggered by the termination of any Continuing Company Associate at or after the Closing, or any Company Associate during the Pre-Closing Period at the written direction of Buyer (with any such Liabilities and associated Employer Payroll Taxes to be paid by Buyer or its Affiliates), (c) liabilities and obligations of the Acquired Companies with respect to any change in control or request for consent or notice payments required pursuant to a Contractual Obligation or otherwise agreed by an Acquired Company to pay, (d) all Taxes payable in respect of any of the foregoing and (e) any Transfer Taxes, to the extent allocable to Seller pursuant to Section 7.2(a), in each of clauses (a) through (e), to the extent not paid as of the Closing. “Transaction Expenses” shall not include any amount taken into account in the determination of Indebtedness or any fees, costs or expenses agreed to be borne by Buyer pursuant to this Agreement.

“Transition Services Agreement” means a transition services agreement between Buyer and Seller substantially in the form attached hereto as Exhibit C.
“Treasury Regulations” means the regulations promulgated under the Code.
“VAT” means value added Tax, sales Tax, use Tax, transfer Tax, goods and services Tax or any similar Tax.
“Vulnerability Review” has the meaning set forth in Section 6.13.
“Willful Breach” means with respect to any covenant or agreement of this Agreement, an action or omission (including a failure to cure) that results in a material breach that a Person intentionally takes or intentionally omits to take, in each case with the actual knowledge that such action or omission (i) is or would constitute a material breach or (ii) would reasonably be expected to result in a material breach, in each case of such covenant or agreement.
Section 1.2Interpretation.
(a)The words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof. All instances of the words “include,” “includes” or “including” in this Agreement shall be deemed to mean “including without limitation.” The word “or” is not exclusive and has the same meaning as the phrase “and/or.” The word “day” means calendar days unless Business Day is expressly specified. The word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not mean simply “if.” The word “will” shall have the same meaning as “shall” and vice versa. Any reference to any Applicable Law will be deemed also to refer to such Applicable Law and all rules and regulations promulgated thereunder, in each case as amended, modified, codified, replaced or reenacted, in whole or in part, through the date hereof. Any reference to an Article, Section, Exhibit, Appendix or Schedule is to the articles, sections, exhibits, appendices or schedules, if any, of and to this Agreement unless otherwise specified. The terms “ordinary course” or “ordinary course of business” or words of similar import when used in this Agreement mean “ordinary course of business consistent with past practice.”
(b)Unless the context of this Agreement otherwise requires, words of any gender include each other gender and words using the singular or plural number also include the plural or singular number, respectively.
(c)References to “Dollars,” “dollars” or “$” without more will be references to the lawful currency of the United States of America.
(d)A reference to any Person in this Agreement or any other agreement or document shall include such Person’s predecessors-in-interest, successors and permitted assigns.
(e)Each accounting term used herein that is not specifically defined herein shall be interpreted in accordance with GAAP.
(f)The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(g)Unless expressly provided otherwise, the measure of a period of one month or one year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.
(h)The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(i)All references to materials being “made available” by an Acquired Company or Seller means documents posted and accessible to Buyer and its advisors in the electronic data room for “Project Nova” (including on a “clean room” basis, the “Data Room”) on or prior to the second Business Day prior to the date hereof.
(j)The principles of interpretation set forth in this Section 1.2 shall apply equally to all Transaction Documents.
Article II

THE SALE AND PURCHASE; CLOSING; PURCHASE PRICE AND PAYMENT
Section 2.1The Closing. Unless this Agreement is earlier terminated pursuant to Article X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of executed documents and other deliverables through electronic transmission in portable document format at 9:00 a.m. (Pacific time) on the second Business Day after the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than those conditions which by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions); provided that, if the day that the Closing would otherwise be required to occur would fall in the last five calendar days of Buyer’s fiscal quarter, Buyer may, in its sole discretion, delay the Closing from the date that the Closing would otherwise occur until the first Business Day of the succeeding fiscal quarter or at such other time and/or place as Buyer and Seller may agree in writing (the date on which the Closing occurs, the “Closing Date”).
Section 2.2The Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall cause Etsy Ireland Holding UC (“Holdco”) to sell, assign, transfer and convey to Buyer (or such Subsidiary as Buyer may designate pursuant to Section 11.2), and Buyer shall, or shall cause such relevant designated Subsidiary to, purchase, acquire and accept from Holdco, all of the Shares, free and clear of any Encumbrances, for the consideration set forth in Section 2.3.
Section 2.3Purchase Price. The consideration amount (such amount, which shall be subject to adjustment as set forth in Section 2.5, the “Closing Purchase Price”) to be paid by Buyer to Seller at the Closing shall be calculated as follows:
(a)$1,200,000,000 (the “Base Purchase Price”);
(b)plus the Estimated Closing Cash;
(c)minus the Estimated Closing Indebtedness;
(d)minus the Estimated Transaction Expenses;
(e)minus the Estimated Aggregate Forfeited Seller Equity Award Value;
(f)plus the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount;
(g)minus the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount; and
(h)plus the Estimated Specified Amount.

Section 2.4Payments at the Closing; Transaction Expenses and Indebtedness.
(a)Seller shall deliver to Buyer, at least five Business Days prior to the Closing Date, a draft version, and at least two Business Days prior to the Closing Date, a final version, of a schedule, which schedule shall be dated as of the Closing Date and certified by the chief financial officer of Seller as true, correct and complete as of the Closing Date, setting forth with respect to Seller and each payee of an item of Indebtedness in accordance with the Payoff Letters pursuant to Section 6.6 or Transaction Expense (the “Payment Schedule”): (i) the name and address of record of each applicable payee, (ii) the designated account details of Seller and each such payee, (iii) the amount of the Closing Purchase Price payable to Seller and the amount of Indebtedness or Transaction Expense payable to each other payee and (iv) such other reasonable information with respect to Seller or each such payee as Buyer may reasonably request in order to effectuate the payments at the Closing.
(b)At the Closing, Buyer shall pay (or cause to be paid) to Seller a cash amount, by wire transfer of immediately available funds to the account designated by Seller in the Payment Schedule, equal to the Closing Purchase Price.
(c)[Reserved.]
(d)At the Closing, Buyer shall pay (or cause to be paid) by wire transfer of immediately available funds to such account or accounts as Seller designates to Buyer in writing in the Payment Schedule, the Estimated Transaction Expenses; provided that (i) any Estimated Transaction Expenses payable to Company Associates shall be deposited with the applicable Acquired Company and paid through the payroll system or the accounts payable of the applicable Acquired Company within the second ordinary payroll date following such deposit and (ii) each payee of the Estimated Transaction Expenses (other than the payees in clause (i) above) shall have delivered to Buyer a final invoice issued to an Acquired Company for the applicable Estimated Transaction Expenses at least two Business Days prior to the Closing Date.
Section 2.5Purchase Price Adjustment.
(a)Closing Statement. Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement, duly executed on behalf of Seller by the chief financial officer of Seller and prepared in accordance with Section 2.5(g) (the “Estimated Closing Statement”) setting forth Seller’s good faith estimates of (i) the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the Transaction Expenses (the “Estimated Transaction Expenses”), (v) the Aggregate Forfeited Seller Equity Award Value (the “Estimated Aggregate Forfeited Seller Equity Award Value”) and (vi) the Specified Amount (the “Estimated Specified Amount”), together with (vii) the Closing Purchase Price based upon such estimates. The Closing Purchase Price shall be subject to adjustment as set forth in this Section 2.5. From the date of delivery of the Estimated Closing Statement, Seller shall cooperate with Buyer in good faith and provide Buyer with such supporting information that Buyer reasonably requests relating to the preparation of the Estimated Closing Statement, and Seller and Buyer shall discuss in good faith and use commercially reasonable efforts to resolve Buyer’s comments (if any) at least two Business Days prior to the Closing.
(b)Adjusted Closing Statement. Within 90 days after the Closing Date (the “Adjusted Closing Statement Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (the “Adjusted Closing Statement”), prepared in accordance with Section 2.5(g), setting forth Buyer’s good faith determination of (i) the Closing Net Working Capital Amount (the “Adjusted Net Working Capital Amount”), (ii) the Closing Cash (the “Adjusted Closing Cash”), (iii) the Closing Indebtedness (“Adjusted Closing Indebtedness”), (iv) the Transaction Expenses (the “Adjusted Transaction Expenses”), (v) the Aggregate Forfeited Seller Equity Award Value (the “Adjusted Aggregate Forfeited Seller Equity Award Value”) and (vi) the Specified Amount (the “Adjusted Specified Amount”), together with (vii) the Closing Purchase Price based upon such estimates.

(c)Review; Disputes.
(i)If Seller disputes the calculation of any of the Adjusted Net Working Capital Amount, Adjusted Closing Cash, Adjusted Closing Indebtedness, Adjusted Aggregate Forfeited Seller Equity Award Value, Adjusted Transaction Expenses or Adjusted Specified Amount set forth in the Adjusted Closing Statement, then Seller shall deliver a written notice (a “Dispute Notice”) to Buyer at any time during the 45-day period commencing on the Adjusted Closing Statement Delivery Date (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail and, if practicable, Seller’s calculation of each disputed amount, together with reasonable back-up documentation evidencing such calculation.
(ii)If Seller does not deliver a Dispute Notice to Buyer prior to the expiration of the Review Period, Buyer’s calculation of Adjusted Net Working Capital Amount, Adjusted Closing Cash, Adjusted Closing Indebtedness, Adjusted Transaction Expenses, Adjusted Aggregate Forfeited Seller Equity Award Value, Adjusted Specified Amount and the Closing Purchase Price set forth in the Adjusted Closing Statement shall be deemed final, conclusive and binding on Buyer and Seller for all purposes of this Agreement.
(iii)If Seller delivers a Dispute Notice during the Review Period required by Section 2.5(c)(i), any item not specifically disputed in reasonable detail in the Dispute Notice shall be deemed final and binding on the Parties for all purposes of this Agreement. During the 60-day period following delivery of a Dispute Notice, Seller and Buyer shall negotiate in good faith to reach agreement on the items under the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Transaction Expenses, Aggregate Forfeited Seller Equity Award Value or Specified Amount that are in dispute as set forth in the Dispute Notice (the “Disputed Items”). Any Disputed Item that Seller and Buyer reach agreement on shall be deemed final, conclusive and binding on Buyer and Seller for all purposes of this Agreement. If Seller and Buyer, notwithstanding such good faith effort, are unable to reach agreement on any Disputed Items within such 60-day period after the end of the Review Period, either party shall have the right to refer such Disputed Items (and only such Disputed Items) to Ernst & Young LLP (such firm, or if such firm is unable or unwilling to take on the engagement, any other public accounting firm of national standing mutually agreed by Buyer and Seller, being referred to herein as the “Designated Accounting Firm”). In connection with the resolution of any such Disputed Items by the Designated Accounting Firm: (A) each of Seller and Buyer shall have a reasonable opportunity to meet with, and provide written submissions to the Designated Accounting Firm to provide its views as to any such Disputed Items with respect to the calculation of any of the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Aggregate Forfeited Seller Equity Award Value, Transaction Expenses or Specified Amount; provided that none of Seller, Buyer, or any of their respective Affiliates or Representatives shall have any ex parte communications or meetings with the Designated Accounting Firm regarding the subject matter hereof without the other Party’s prior written consent and (B) each of Seller and Buyer shall promptly provide, or cause to be provided, to the Designated Accounting Firm all information and make available as are reasonably necessary to permit the Designated Accounting Firm to resolve such Disputed Items; provided that the Designated Accounting Firm will concurrently make available copies of all such materials to the other Party, provided, further, that the Designated Accounting Firm shall act only as an expert and not as an arbitrator. Buyer and Seller shall instruct the Designated Accounting Firm to determine as promptly as practicable and in any event within 30 days of the date on which such Disputed Items are referred to the Designated Accounting Firm, based solely on (1) whether the Disputed Items were calculated in accordance with this Agreement or whether mathematical errors exist in the calculation thereof and (2) the information and materials provided by Buyer and Seller, including any relevant books and records of the Acquired Companies, and not on the basis of an independent review of, any Disputed Items, and upon reaching such determination to deliver a copy of its calculations, as well as the resulting Closing Purchase Price (the “Expert Calculations”) to Seller and Buyer. The determination made by the Designated Accounting Firm of the Disputed Items and the resulting Closing Purchase Price shall be final, conclusive and binding upon the Parties for all purposes under this Agreement, absent Fraud, Willful Breach or manifest error. The Designated Accounting Firm: (I) shall be limited to addressing only those particular Disputed Items submitted by either Buyer or Seller and will have no authority to make any adjustments to any financial statements or amounts other than such Disputed Items, (II) shall not make a determination, with respect to any Disputed Item, greater than the higher amount calculated by Buyer or Seller, as the case may be, or lower than the lower amount calculated by Buyer or Seller, as the case may be and (III) shall not consider any settlement or negotiation offers between the Parties with respect to the Disputed Items that were exchanged prior to the retention of the Designated Accounting Firm. The Expert Calculations shall reflect in detail, in respect of the Disputed Items, the differences, if any, between the Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Aggregate Forfeited Seller Equity Award Value, Transaction Expenses or Specified Amount reflected therein and the Adjusted Net Working Capital Amount, Adjusted Closing Cash, Adjusted Closing Indebtedness, Adjusted Aggregate Forfeited Seller Equity Award Value, Adjusted Transaction Expenses or Adjusted Specified Amount set forth in the Adjusted Closing Statement. The fees and expenses of the Designated Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.
(d)The final and binding calculations of Closing Net Working Capital Amount, Closing Cash, Closing Indebtedness, Aggregate Forfeited Seller Equity Award Value, Transaction Expenses and Specified Amount, based either on agreement or deemed agreement by Buyer and Seller in accordance with Section 2.5(c)(ii) or Section 2.5(c)(iii), or the written determination delivered by the Designated Accounting Firm in accordance with Section 2.5(c)(iii), shall be the “Final Net Working Capital Amount,” “Final Closing Cash,” “Final Closing Indebtedness,” “Final Aggregate Forfeited Seller Equity Award Value,” “Final Transaction Expenses” and “Final Specified Amount” for all purposes of this Agreement.
(e)Access. From the date of the delivery of the Adjusted Closing Statement until the date the Purchase Price is finally agreed or determined pursuant to this Section 2.5 and for purposes of complying with the terms set forth in this Section 2.5, Buyer shall use commercially reasonable efforts to cooperate with and make available to Seller and its Representatives, upon reasonable prior notice, reasonable access to the information, records, data and working papers and personnel of the Acquired Companies during normal business hours and without material interference to the normal business operations of Buyer or the Acquired Companies, as may be reasonably requested by Seller or its Representatives in connection with the analysis of the Adjusted Closing Statement and the resolution of any disputes thereunder, provided that such access shall be (i) at Seller’s sole expense and (ii) subject to customary access letters and confidentiality undertakings. From the Closing Date until the date the Purchase Price is finally agreed or determined pursuant to this Section 2.5 and for purposes of complying with the terms set forth in this Section 2.5, Seller shall use commercially reasonable efforts to cooperate with and make available to Buyer and its Representatives, upon reasonable prior notice, reasonable access to the information, records, data and working papers and personnel of Seller to the extent relating to the Acquired Companies during normal business hours and without material interference to the normal business operations of Seller, as may be reasonably requested by Buyer or its Representatives in connection with the preparation of the Adjusted Closing Statement and the resolution of any disputes thereunder, provided that such access shall be (A) at Buyer’s sole expense and (B) subject to customary access letters and confidentiality undertakings.
(f)Adjustments.
(i) If the Purchase Price as finally agreed or determined pursuant to this Section 2.5 exceeds or equals Closing Purchase Price (such excess, if any, the “Excess Amount”), then Buyer shall, no later than five Business Days after such final agreement or determination, pay (or cause to be paid) by wire transfer of immediately available funds to an account or accounts designated in writing by Seller an amount in cash equal to the Excess Amount.
(ii)If the Purchase Price as finally agreed or determined pursuant to this Section 2.5 is less than the Closing Purchase Price (such difference, the “Shortfall Amount”), then Seller shall, no later than five Business Days after such final agreement or determination, pay (or cause to be paid) by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer an amount in cash equal to the Shortfall Amount.
(g)Preparation of Closing Statements. The Estimated Closing Statement, the Adjusted Closing Statement and the determinations and calculations contained therein will be prepared and calculated in accordance with the definitions of the applicable terms set forth in this Agreement, including GAAP, as applicable, except that such statements, calculations and determinations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Contemplated Transactions and (ii) shall be based on facts and circumstances prior to the Closing Date and will exclude the effect of any act, decision or event occurring on or after the Closing Date (provided, that, with respect to the preparation of the Adjusted Closing Statement, facts and circumstances through the date of the delivery of the Adjusted Closing Statement hereunder may be considered to the extent they relate to facts and circumstances existing at the Closing, consistent with “recognized subsequent events” under GAAP ASC 855, Subsequent Events).
(h)Any payments made pursuant to Section 2.5 are intended to constitute an adjustment of the Purchase Price for legal, accounting and Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Applicable Law.
Section 2.6Withholding. Notwithstanding any other provision in this Agreement to the contrary, any amounts payable by Buyer in connection with the Contemplated Transactions may be reduced by any withholding or deduction that is required by Applicable Law, and any amount so withheld or deducted and paid to the applicable Governmental Authority will be treated for all purposes hereof as having been paid to the Person with respect to which the withholding or deduction was made. Buyer shall reasonably cooperate with the applicable payee to reduce or eliminate any deduction or withholding to the extent permitted by Applicable Law.
Section 2.7Deliveries at the Closing.
(a)Deliveries by Seller. In addition to any other action to be taken and any other instrument to be executed and/or delivered pursuant to this Agreement, at or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:
(i)duly executed stock transfer forms, in form and substance satisfactory to Buyer, in favor of Buyer in respect of the Shares;
(ii)the original share certificates representing the Shares held by Holdco (or an indemnity in lieu of share certificates, in form and substance mutually agreed prior to the date hereof relating to the Shares if such share certificates cannot be provided);
(iii)a completion power of attorney appointing Buyer to be Holdco’s attorney, in substantially the form attached hereto as Exhibit D, with full power, pending registration of Buyer as the legal holder of the Shares to exercise all or any rights, powers and privileges of ownership which are capable of exercise by Holdco in the capacity of registered holder of the Shares;
(iv)a certificate dated as of the Closing Date, duly executed by the secretary of Seller, certifying (A) the certificate of formation (or the equivalent thereof) of each Acquired Company in effect as of the Closing, to the extent available with respect to such Acquired Company, (B) the Organizational Documents of each Acquired Company as in effect as of the Closing and (C) the resolutions and written consents of Seller and each applicable Subsidiary (if any) authorizing and approving the execution, delivery and performance of this Agreement and the other Transaction Documents (as applicable), the consummation of the Contemplated Transactions;
(v)in respect of each Acquired Company, the certificate of incorporation, common seal (if it exists), the share register or ledger (as applicable) and all minute books and other statutory books (which shall be written up to but not including Closing);
(vi)the email address, security code and authentication code used by each Acquired Company that is incorporated in the United Kingdom for making electronic filings with the Registrar of Companies, together with confirmation as to whether each such Acquired Company has joined the Companies House Protected Online Filing scheme;
(vii)the Payment Schedule pursuant to Section 2.4(a);

(viii)the Estimated Closing Statement pursuant to Section 2.5(a);
(ix)the Payoff Letters in accordance with Section 6.6;
(x)the Lien Releases in accordance with Section 6.7;
(xi)the Directors’ and Officers’ Resignation Letters pursuant to Section 7.4;
(xii)the Seller Certificate required to be delivered pursuant to Section 8.1(d);
(xiii)the Transition Services Agreement and each other Ancillary Agreement to which Seller is a party, duly executed by Seller; and
(xiv)a duly and properly completed IRS Form W-9 of Seller.
(b)Deliveries by Buyer. In addition to any other action to be taken and any other instrument to be executed and/or delivered pursuant to this Agreement, at or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:
(i)the Buyer Certificate required to be delivered pursuant to Section 8.2(c); and
(ii)the Transition Services Agreement and the other Ancillary Agreements to which Seller is a party, duly executed by Buyer.
Section 2.8Purchase Price Allocation.
(a)To the extent necessary to prepare bills of sale or transfer agreements, determine any Transfer Taxes or to otherwise timely comply with the requirements of Applicable Law in respect of the sale of any of the Acquired Companies, no later than 15 days before the Closing Date, Buyer shall prepare and deliver to Seller a proposed allocation of the Purchase Price (as determined as of the applicable date of such allocation) and any additional amounts treated as consideration for U.S. federal Income Tax purposes among the relevant Acquired Companies (any such allocation, a “Buyer Interim Allocation”). If Seller disagrees with any item on a Seller Interim Allocation, Seller may, within five days after delivery of such Buyer Interim Allocation, deliver a notice (a “Seller Interim Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Buyer’s proposed allocation of such items. If any Seller Interim Allocation Notice is duly delivered, Buyer shall, during the five days following such delivery cooperate in good faith to resolve such dispute no later than three days prior to the Closing (it being understood that resolution of any such dispute shall not be a condition to the Closing and any remaining disputes shall be resolved by the Designated Accounting Firm in the same manner as the dispute resolution mechanics described in Section 2.5(c), mutatis mutandis, based on the fair market values of the Acquired Companies). Any such interim allocation to the extent agreed by Buyer and Seller (an “Interim Allocation”) shall be conclusive and binding on both Parties.
(b)Buyer and Seller agree that the consideration shall be allocated among the assets of the Acquired Companies in accordance with Section 1060 of the Code (and any similar provision of state, local or non-U.S. Law). As soon as reasonably practicable following the Closing, but no later than 120 days following the determination of the Purchase Price, Buyer shall deliver to Seller a draft allocation statement (the “Allocation Statement”). If within 30 days after the delivery of the Allocation Statement, Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use commercially reasonable efforts to resolve such dispute within 30 days. In the event that Buyer and Seller are unable to resolve such dispute within such 30 period, Buyer and Seller shall refer the matter to the Designated Accounting Firm to be resolved in accordance with the procedural principles set forth in Section 2.5(c), mutatis mutandis. The Allocation Statement, as finally determined, shall be binding upon Buyer and Seller for all Tax purposes. Following the Closing, any adjustments to the Purchase Price shall be allocated consistently with the original allocation among classes of assets set forth in the Allocation Statement, as finally determined. Except as otherwise required by a

“determination” within the meaning of Section 1313(a) of the Code, Buyer and Seller shall file all Tax Returns in a manner consistent with the Allocation Statement and shall not assert or take in connection with any audit or any other proceeding with respect to federal, state or local Taxes, any asset values or other items inconsistent with the allocations agreed upon pursuant to the Allocation Statement.
Article III

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER
Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that address matters only as of a specified date or dates, which representations and warranties shall be made as of such specified date or dates), in each case except as set forth on the Disclosure Schedule (subject to Section 11.11), as follows:

Section 3.1Organization and Standing. Seller is (a) duly organized, validly existing under the Applicable Law of its jurisdiction of organization, (b) in good standing and not subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure under the Applicable Law of its jurisdiction of organization, (c) able to pay its debts as they become due in the ordinary course of business and (d) has all requisite power and authority to own, lease and operate its Assets relating to the Business and to carry on in all material respects the Business as conducted on the date hereof, except as would not have, or would not reasonably be expected to have, a Material Adverse Effect or a Seller Material Adverse Effect. Seller is duly qualified to do business and is in good standing (or the equivalent thereof) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or a Seller Material Adverse Effect.
Section 3.2Authority; Binding Nature of Agreement. Seller has the requisite right, power and authority to enter into and to perform its obligations under this Agreement and under each Ancillary Agreement to which Seller is or will be a party; and the execution, delivery and performance by Seller of this Agreement and of each such Ancillary Agreement have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the Ancillary Agreements to which Seller is a party will be at the Closing, duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and in the case of the Ancillary Agreements they will at the Closing be, Enforceable against Seller.
Section 3.3No Conflict. None of the authorization, execution, delivery or performance by Seller of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party, nor the consummation of the Contemplated Transactions, will:
(a)conflict with the Organizational Documents of Seller;
(b)result in a breach or violation of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, any Applicable Law or Governmental Order applicable to Seller or any of Seller’s Assets;
(c)conflict with, result in a breach or violation of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to or expand any right to terminate, cancel, modify, or accelerate the performance required by, any of the terms, conditions or provisions of (i) any material Contractual Obligation to which Seller is a party or (ii) any material Permit applicable to Seller or by which any of the Assets of any Acquired Company are bound; or
(d)result in the creation of any Encumbrance (other than Permitted Encumbrances) on any Assets of Seller, except, in the case of the foregoing clauses (b), (c) and (d), where the breach, violation, conflict, default or Encumbrance, individually, or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(e)
Section 3.4Consents. Assuming the accuracy of Buyer’s representations and warranties in Section 5.4, no action by (including any authorization by, Consent or approval of, or expiration or termination of any waiting period by), or in respect of, or filing with, or notice to any Governmental Authority or any equityholder of Seller is required by or on behalf of Seller for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by Seller of this Agreement or any Ancillary Agreements to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party or (b) the consummation of the Contemplated Transactions, except for as required under applicable Antitrust and securities Laws.
Section 3.5Ownership. Holdco is a wholly owned indirect Subsidiary of Seller, and is the sole beneficial and legal owner of, and has valid title to, all of the Shares, free and clear of all Encumbrances or any other restrictions on transfer, and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions will not result in the creation of any Encumbrance upon any of the Shares or other securities of any Acquired Company or otherwise give to others any interest or right in any of the Shares or other securities of any Acquired Company, and there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by Seller or any of its Subsidiaries or to which Seller or any of its Subsidiaries is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of the Shares or other securities of any Acquired Company. Upon consummation of the Contemplated Transactions, Buyer will beneficially own all of the Shares, free and clear of all Encumbrances, other than any Encumbrances imposed by Buyer.
Section 3.6Seller Equity Interests. Section 3.6 of the Disclosure Schedule sets forth, as of the date hereof, with respect to each outstanding Seller Equity Interest held by, and each Promised Equity Award promised to, any current Company Associate, (i) the name of the holder (except to the extent such information is required to be provided on an anonymized basis under Applicable Law, except with respect to any Key Person for whom such information shall be provided), country of residence and employee or consultant status, (ii) identification of the entity in which the Seller Equity Interest is held (if applicable), (iii) the number of shares or units subject thereto (assuming maximum level of achievement for any performance-based awards), (iv) the grant date, (v) the exercise price or purchase price (if applicable), (vi) any tax-qualified status, (vii) the vesting status, vesting commencement date, vesting schedule, any vesting acceleration terms and a description of any performance-based vesting and (viii) the expiration date (if any). Each Seller Equity Interest issued to a Continuing Company Associate has been validly granted in material compliance with all Applicable Laws. Each Seller Equity Interest issued to a Continuing Company Associate subject to U.S. Tax is exempt from, or compliant with, the requirements of Section 409A of the Code. Except as expressly contemplated by this Agreement or as set forth in Section 3.6 of the Disclosure Schedule, neither the consummation of the Contemplated Transactions, nor any action taken or to be taken by Seller in connection with such transactions, will result in (x) any acceleration of vesting or exercisability, whether or not contingent on the occurrence of any event after the Closing, in favor of any holder of Seller Equity Interests or (y) any additional benefits for any holder of Seller Equity Interests. There are no commitments or agreements of any character, written or oral, to which Seller or any of its Subsidiaries is a party or by which Seller is bound obligating Seller or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Seller Equity Interest to any Company Associate, or otherwise amend any outstanding Seller Equity Interest (“Promised Equity Interests”), other than a Promised Equity Award. As of the Closing, all Forfeited Seller RSUs and Forfeited Seller PSUs shall be terminated in compliance with the applicable equity plan and agreements under which such award was granted or promised.
Section 3.7Litigation; Governmental Order. There is no Action of any nature existing, pending or, to Seller’s Knowledge, threatened, against Seller or any of its Subsidiaries or any of their respective directors or officers (in their capacities as such), or in which Seller or any of its Subsidiaries is involved, and neither Seller nor any of its Subsidiaries is subject to any outstanding Governmental Order, that: (i) could individually or in the aggregate reasonably be expected to have a Material Adverse Effect or a Seller Material Adverse Effect, (ii) challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the Contemplated Transactions or

(iii) relates to Seller’s indirect ownership of any Shares, or right to receive consideration as a result of this Agreement.
Section 3.8No Brokers. Except for Goldman Sachs & Co. LLC, the fees and expenses of which shall be borne by Seller or as Transaction Expenses, no broker, agent, finder or investment banker acting on behalf of Seller will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Seller in connection with any of the transactions contemplated hereby.
Article IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES
Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that address matters only as of a specified date or dates, which representations and warranties shall be made as of such specified date or dates), in each case except as set forth on the Disclosure Schedule (subject to Section 11.11), as follows:

Section 4.1Organization and Standing.
(a)Organization; Qualification. Each Acquired Company is a limited liability company or other entity that (a) is duly organized and validly existing and in good standing (where such concept or similar is recognized), (b) has taken no steps for, and is not subject to, any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure under the Applicable Law of its jurisdiction of organization and has taken no steps in relation to any of the following, nor has any of the following occurred, in respect of any Acquired Company:
(i)no meeting has been convened at which a resolution is to be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding up of any Acquired Company and no provisional liquidator has been appointed to any Acquired Company;
(ii)no initiation of any negotiations with any creditors regarding composition, compromise, assignment or arrangement, and no Acquired Company has, by reason of actual or anticipated financial difficulties, commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;
(iii)no liquidator, monitor, receiver, administrator, compulsory manager or other similar officer has been appointed in respect of an Acquired Company, or in respect of the whole or any part of the assets or undertaking of any Acquired Company;
(iv)no administration order has been made, and no petition or application has been presented for such an order in respect of any Acquired Company;
(v)no Action has commenced, no order has been obtained and no other action has been taken of a type mentioned in subsections (i) to (iv) above in any relevant jurisdictions; and
(vi)no circumstances have arisen that entitle any Person to take any action, appoint any Person, commence any Action or obtain any order of a type mentioned in subsections (i) to (iv) above in any relevant jurisdiction;

and (c) is able to pay its debts as they become due in the ordinary course of business (and with respect to the Company only, is not unable to pay its debt within the meaning of section 123 of the Insolvency Act 1986 (UK)). Each Acquired Company is duly qualified to do business and in good standing (where such concept or similar is recognized) in each jurisdiction in which it conducts Business and is required to so qualify, except where the failure to so qualify or be in good standing has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. Each Acquired Company has all requisite right, power and authority necessary to own, lease, operate and use its Assets and carry on the Business, except where the failure to do so has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(vii)
(b)Organizational Documents. Seller has made available a true and complete copy of each Acquired Company’s Organizational Documents, as amended to date, each in full force and effect on the date hereof, to Buyer. Neither the sole shareholder of the Company, nor the Company in its capacity as sole owner of any of the Company’s Subsidiaries, has approved or proposed any amendment to the Organizational Documents of any Acquired Company. No Acquired Company is in breach of any of its respective Organizational Documents.
(c)Records.
(i)Seller has made available to Buyer true and complete copies, as of the date hereof, of all minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equityholders, the board of directors (or similar body) and all committees of the board of directors (or similar body) of each Acquired Company during the past four years. At the Closing Date, the minute books of the Acquired Companies will be in the possession of the Acquired Companies. The books of account, equity records, minute books and other records of each Acquired Company have been maintained in accordance with all Applicable Laws in all material respects.
(ii)The register of members (or equivalent ownership records) of each Acquired Company have been properly kept, are accurate and complete in all material respects and no Acquired Company has received any written notice or allegation that any of them is incorrect or should be rectified.
(d)Directors and Officers. Section 4.1(d) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired Company (if applicable), (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company (if applicable) and (iii) (to the extent applicable) the names and titles of the officers of each Acquired Company.
Section 4.2Authorization of Governmental Authorities. No action by (including any authorization by, Consent or approval of, or expiration or termination of any waiting period by), or in respect of, or filing with, any Governmental Authority is required by or on behalf of any Acquired Company for, or in connection with, the consummation of the Contemplated Transactions, except for as required under applicable Antitrust and securities Laws.
Section 4.3No Conflict. The consummation of the Contemplated Transactions will not:
(a)result in any material respect in a breach or violation of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Applicable Law or Governmental Order applicable to the Business or the Acquired Companies or any of their respective Assets;
(b)conflict with the Organizational Documents of any Acquired Company;
(c)materially conflict with, result in a material breach or violation of, or constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to or expand any material right to terminate, cancel, modify, or accelerate the performance required by, any of the terms, conditions or provisions of (i) any Material Contract or (ii) any material Permit applicable to the Business or any Acquired Company or by which any of the Assets of any Acquired Company or the Business are bound; or

(d)result in the creation of any Encumbrance (other than Permitted Encumbrances) on any material Assets of the Business or any Acquired Companies.
Section 4.4Subsidiaries. Section 4.4 of the Disclosure Schedule sets forth a true, accurate and complete list of each Subsidiary of the Company, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized equity interests, the number and type of its issued and outstanding equity interests and the current ownership of such equity interests. Each such Subsidiary is directly or indirectly wholly owned by the Company. Other than the Subsidiaries listed on Section 4.4 of the Disclosure Schedule, no Acquired Company (i) owns, or has owned in the last four years, or has been a member of, any Subsidiary or (ii) owns, beneficially or otherwise, any Equity Interests in any other Person. No Acquired Company has agreed to make, or is legally obligated to make, any future investment in or capital contribution to any Person (other than another Acquired Company). No Person has any information rights, rights of first refusal, registration rights or financial statement requirements with respect to the securities of any Acquired Company that would survive the Closing unless terminated or amended prior to the Closing. No order has been made, petition presented or meeting convened for the winding up of any Subsidiary of the Company, or in relation to any other process whereby the business is terminated and the assets of any Subsidiary of the Company are distributed among the creditors and/or shareholders or other contributors, and there are no cases or proceedings under any insolvency, reorganization or similar Applicable Laws of its jurisdiction of organization.
Section 4.5Capitalization of the Company.
(a)Authorized and Outstanding Equity Interests. The issued and outstanding equity interests of the Company as of the date hereof consist of 90,598,877 Shares, all of which are owned on record, legally and beneficially by Holdco. All of the outstanding Shares, have been duly authorized, validly issued and are fully paid and non-assessable. Other than the Shares, there are no Equity Interests of any kind in the Company authorized or outstanding. All of the Equity Interests of the Subsidiaries of the Company are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances.
(b)Encumbrances on Equity Interests, etc. No Equity Interests in any Acquired Company, including the Shares, were issued in violation of any Organizational Documents, preemptive rights or Applicable Law. There are no preemptive rights, rights of first refusal or offer, co-sale rights, pre-sale approval rights or other similar rights in respect of any Equity Interests in any Acquired Company that are implicated by the Contemplated Transactions. There are no Encumbrances on, or other Contractual Obligations of the Company or its Subsidiaries (including options, warrants, subscriptions, calls, rights, convertible securities, commitments or agreements of any character) relating to, the ownership, disposition, redemption, repurchase, transfer or voting of any Equity Interests in any Acquired Company or obligating an Acquired Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of any Acquired Company or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such Encumbrance or Contractual Obligation. There is no Contractual Obligation of any Acquired Company which obligates any Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any Acquired Company.
(c)Uncertificated Equity Interests. None of the Shares or the outstanding Equity Interests of any Acquired Company are represented by physical certificates.
Section 4.6Financial Matters.
(a)Financial Statements. Seller has made available each of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2024 and the unaudited consolidated statements of income for the 12-month period ended December 31, 2024 and statement of cash flows of the Acquired Companies for such period and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of December 31, 2025 (the “Balance Sheet Date,” and such balance sheet, the “Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Acquired Companies for the 12-month period ended December 31, 2025.
(b)Compliance with GAAP. The Financial Statements are and the January Financials will be, when delivered, true and complete and the Financial Statements and the January Financials (i) with respect to the Financial Statements, have been, and with respect with to the January Financials, will be when delivered, prepared, recorded and maintained in accordance with GAAP during the periods involved, (ii) with respect to the Financial Statements, were, and with respect with to the January Financials, will be when delivered, derived from the books and records regularly maintained by management of the Acquired Companies used to prepare the Financial Statements and (iii) fairly present, in all material respects, the financial position and results of the operations and cash flows of the Acquired Companies as of the times and for the periods referred to therein in accordance with GAAP (subject to the absence of footnotes, which would not be material individually or in the aggregate). Seller maintains internal accounting controls that provide reasonable assurance that (i) transactions of the Acquired Companies are executed with management’s authorization, (ii) transactions of the Acquired Companies are recorded as necessary to permit preparation of their financial statements in conformity with GAAP and to maintain accountability for their Assets and (iii) access to the Acquired Company’s Assets is permitted only in accordance with management’s authorization. The Acquired Companies have not identified, and Seller has no Knowledge of, (i) any material deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies, (ii) any fraud that involves the Acquired Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies or (iii) any claim or allegation regarding any of the foregoing.
(c)Accounts Receivable. Neither the Acquired Companies nor the Business have any accounts receivable that would be reflected in a balance sheet prepared in accordance with GAAP.
(d)Undisclosed Liabilities. Neither the Acquired Companies nor the Business have any Liabilities, except for Liabilities (i) accrued or specifically reserved against in the Balance Sheet, (ii) that have arisen since the Balance Sheet Date in the ordinary course of business that do not relate to any breach or default or tort or other misconduct and that are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole, (iii) that constitute Transaction Expenses, (iv) that have been (or will be prior to the Closing) discharged or paid off or (v) that would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
(e)Books and Records. All books, records and accounts of each Acquired Company have been maintained in material compliance with Applicable Law. Each transaction relating to the Acquired Companies’ Businesses has been properly recorded in their books, records and accounts in accordance with Applicable Law and GAAP, except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. None of such books, records and accounts has been misstated in any material respect, and no written notice that any of such books, records and accounts is incorrect in any material respect has been received as of the date hereof.
(f)Insider Receivables and Insider Payables. Section 4.6(f) of the Disclosure Schedule sets forth any amounts (including any indebtedness) owed to any Acquired Company by Seller or any of its Subsidiaries (other than any Acquired Company), officer or member of the board of directors (or similar body) of any Acquired Company (“Insider Receivables”) and any amounts owed by any Acquired Company to Seller or any of its Subsidiaries (other than any Acquired Company), officer, or member of the board of directors (or similar body) of any Acquired Company (“Insider Payables”). The Insider Receivables and Insider Payables were, in each case, created or incurred in the ordinary course of business on an arms’ length-basis.
Section 4.7Absence of Certain Developments. Since the Balance Sheet Date through the date hereof, there has not been a Material Adverse Effect. Since the Balance Sheet Date through the date hereof, (a) each Acquired Company, as well as the Business, has operated in the ordinary course of business in all material respects except as contemplated by this Agreement or in connection with the Contemplated Transactions and (b) neither the Business nor any Acquired Company has taken any action that would have been prohibited or otherwise restricted under Section 6.2 had such action taken place during the Pre-Closing Period.
Section 4.8Title to Assets.
(a)Good Title. Each Acquired Company owns and has good, valid and marketable title to or an Enforceable leasehold interest in, or adequate rights to use, all of the material tangible Assets, whether real or personal, that are used primarily in the operation of the Business and neither Seller nor any of its Subsidiaries (other than the Acquired Companies) owns or has any right, title or interest to such Assets. None of such owned material tangible Assets is subject to any Encumbrance other than a Permitted Encumbrance.
(b)Leased Assets. Section 4.8(b) of the Disclosure Schedule identifies all Assets that are material to the Business and that are being leased to any Acquired Company.
(c)Overhead and Shared Services. Section 4.8(c) of the Disclosure Schedule identifies all of the Overhead and Shared Services.
(d)Sufficiency of Assets. The Assets owned or leased by the Acquired Companies as of the Closing (i) are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted), (ii) are free from structural, physical and mechanical defects, and have been maintained in a manner consistent with standards generally followed with respect to similar Assets, except, in the case of the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, be and would not reasonably be expected to be material to the Acquired Companies, taken as a whole and (iii)(A) after taking into account and giving effect to the rights, benefits and services made available in the Transition Services Agreement, (B) after taking into account and giving effect to the arrangements relating to the Shared Contracts as described under Section 7.12 and (C) other than with respect to the Overhead and Shared Services, constitute all of the Assets sufficient to conduct the Business immediately following the Closing in the same manner in all material respects as it is conducted during the five month period immediately prior to the Closing Date.
(e)This Section 4.8 does not address real property (which is addressed in Section 4.9) or Intellectual Property Rights (which are addressed in Section 4.10(b)).
Section 4.9Real Property.
(a)Section 4.9(a) of the Disclosure Schedule sets forth a list of the addresses of all real property leased, subleased, licensed or occupied by the Acquired Companies (the “Leased Real Property”). Section 4.9(a) of the Disclosure Schedule also identifies, with respect to each Leased Real Property, each lease, lease guaranty, sublease, or other agreement under which such Leased Real Property is occupied, including the names of the parties, the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder and all supplemental and collateral documents thereto, together with the name of the Person holding such leasehold interest (the “Leases”).
(b)Seller has made available to Buyer true and complete copies of each Lease listed on Section 4.9(a) of the Disclosure Schedule, in each case, including all material amendments and variations to it. As of the date hereof, no outstanding notice alleging a material breach or material non-observance of any material covenant, condition or agreement of any Lease or notice to terminate a Lease has been given or received by an Acquired Company and, to Seller’s Knowledge, there is no (i) event which, with or without notice or lapse of time or both, would constitute a material breach under such Lease or (ii) subsisting dispute between an Acquired Company and the landlord of any Lease to which it is party. One of the Acquired Companies is in exclusive occupation of each Leased Real Property. None of such Leased Real Properties is subject to any Encumbrance (other than a Permitted Encumbrance). No Acquired Company has received written notice of any notice, judgment, order, decree, arbitral award or decision of a Governmental Authority affecting any Leased Real Property which is outstanding and could have a material adverse effect on the current use of such Leased Real Property and, to Seller’s Knowledge, none is threatened. To Seller’s Knowledge (i) the Leased Real Properties are in good operating condition and repair in all material respects and (ii) no Acquired Company has received any order, instruction or notice about any improvements or repairs relating to a Leased Real Property which is outstanding and could have a material adverse effect on the current use of such Leased Real Property.
(c)No Acquired Company owns any real property, nor has any Acquired Company owned any real property, nor is any Acquired Company a party to any Contractual Obligation to purchase or sell any real property.
Section 4.10Intellectual Property.
(a)Registered Intellectual Property Rights. Section 4.10(a) of the Disclosure Schedule identifies all (i) Company Intellectual Property Rights that are issued patents, pending patent applications, trademark registrations, pending trademark applications, copyright registrations, design registrations, domain name registrations and social media accounts (each, a “Company Registration,” and collectively, the “Company Registrations”), along with the jurisdiction(s) in which each such Company Registration has been issued or registered or in which any application for such issuance and registration has been filed and the applicable registration or serial number and (ii) material unregistered Company Intellectual Property Rights. With respect to the trademarks included in the Company Registrations, in the last four years, no Governmental Authority has refused or rejected any trademark application filed by or on behalf of the Acquired Companies, and the Acquired Companies, after due inquiry, are not aware (nor have they received any notice or opposition) of any other Person’s prior or superior rights in or to any such trademark. An Acquired Company is the sole and exclusive owner of all Company Registrations free and clear of any Encumbrances, other than Permitted Encumbrances. Each of the Company Registrations is subsisting, and, to Seller’s Knowledge, are valid (or, in the case of applications, applied for) and enforceable. All necessary registration, maintenance and renewal fees due in connection with such Company Registrations have been made and all necessary documents, recordations and certificates in connection with such Company Registrations have been filed with the relevant Governmental Authorities, for the purposes of prosecuting, perfecting and maintaining such Company Registrations to the full extent permitted under Applicable Law. There are no legal proceedings, including opposition, nullity or cancellation proceedings, pending for or involving any of the Company Registrations, and, to Seller’s Knowledge, no such legal proceedings are threatened. In the last four years, no issuance or registration obtained and no application filed by the Acquired Companies has been rejected, cancelled, abandoned, allowed to lapse or not renewed, except where an Acquired Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.
(b)Sufficiency. The Acquired Companies own or otherwise have the right to use, practice and exploit all Intellectual Property Rights necessary to conduct the Business as presently conducted and as currently proposed to be conducted in the Business Plan. The Intellectual Property Rights owned by or validly licensed to the Acquired Companies (after taking into account and giving effect to (i) the rights, benefits and services made available in the Transition Services Agreement and (ii) the arrangements relating to the Shared Contracts as described under Section 7.12 and the license to the Shared Non-Branding IP under Section 7.1(b)) constitutes all Intellectual Property Rights necessary and sufficient for the Acquired Companies to conduct the Business as presently conducted and as currently proposed to be conducted in the Business Plan. None of Seller or any of its Subsidiaries (other than the Acquired Companies) own or control any Intellectual Property Rights used or held for use in connection with the Business or that are necessary to conduct the Business as presently conducted or as currently proposed to be conducted in the Business Plan, other than Intellectual Property Rights licensed to the Acquired Companies under Section 7.1(b) or one of the Ancillary Agreements. The Acquired Companies have not (i) transferred full or partial ownership of, agreed to transfer ownership of, granted any exclusive licenses of, or agreed to grant any exclusive licenses of Company Intellectual Property Rights to any Person or (ii) done any act that, or failed to take any action where such failure, would likely cause any material Company Intellectual Property Rights to enter into the public domain.
(c)Infringement. In the past six years, the Acquired Companies have not received any written or, to Seller’s Knowledge, other, charge, complaint, claim, demand, or notice alleging infringement, misappropriation, misuse, violation or unfair competition or trade practices with respect to any Intellectual Property Rights of any Person, and, to Seller’s Knowledge, no such claim is threatened by any Person and no valid basis exists for any such claim, except, in each case, where such charge, complaint, claim, demand or notice has not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. The Acquired Companies have not received any opinion of counsel regarding any allegation of infringement relating to the operation of the Business or any Company Intellectual Property Rights. No Acquired Company, nor the operation of the Business as previously conducted and as presently conducted, infringes or misappropriates any Intellectual Property Rights of any Person. In the past six years, the Acquired Companies have not sent any written charge, complaint, claim, demand, or notice alleging infringement or misappropriation of any Company Intellectual Property Rights, except where such infringement or misappropriation has not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and to Seller’s Knowledge, no third party is infringing, or misappropriating, any Company Intellectual Property Rights. There is no Governmental Order or other governmental prohibition or restriction on the use, practice or exploitation of, or other coexistence or similar agreement on, any Company Intellectual Property Rights in any jurisdiction in which any Acquired Company presently conducts, has conducted or presently proposes conducting business.
(d)IP Contractual Obligations. Section 4.10(d) of the Disclosure Schedule identifies each Contractual Obligation: (i) pursuant to which any third party is currently licensing or otherwise providing a right to use or assigned or otherwise transferred any interest in any Intellectual Property Rights to the Acquired Companies (“Inbound IP Contractual Obligations”), other than (A) non-exclusive licenses to Off-The-Shelf Technology, that is available for a cost of not more than $100,000 per year, (B) licenses to Open Source Software, (C) non-disclosure contracts entered into in the ordinary course of business containing limited rights to use confidential information, (D) Invention Assignment Agreements with Company Associates entered in the ordinary course of business, (E) talent agreements that are either substantially on the Acquired Companies’ forms thereof (copies of which have been made available to Buyer) or involve payments by an Acquired Company of no more than $100,000 per year, (F) Contractual Obligations containing non-exclusive licenses to feedback or trademarks (or assignment of rights to feedback) which are incidental to the primary purpose of the applicable Contractual Obligation in which they are included, (G) non-exclusive licenses granted by users of the Acquired Company’s products and services in connection with their use of such products and services on the Acquired Companies’ forms thereof (copies of which have been made available to Buyer) and (H) Open Content Licenses and (ii) pursuant to which the Acquired Companies are currently licensing or otherwise providing a right to use any Company Intellectual Property Rights to any third party (“Outbound IP Contractual Obligations”), other than (1) non-exclusive licenses granted to users to access and use the Acquired Companies’ products and services granted in the ordinary course of business on the Acquired Companies’ forms thereof (copies of which have been made available to Buyer), (2) non-disclosure contracts entered into in the ordinary course of business containing limited rights to use confidential information, (3) non-exclusive licenses granted under Contractual Obligations with Company Associates or other suppliers of products or services to the Acquired Companies for use of Company Intellectual Property Rights in connection with products and services provided by such third parties to the Acquired Companies and which are incidental to the primary purpose of the applicable Contractual Obligation in which they are included and (4) Contractual Obligations containing non-exclusive licenses to feedback or trademarks (or assignment of rights to feedback) which are incidental to the primary purpose of the applicable Contractual Obligation in which they are included (the Inbound IP Contractual Obligations and together with the Outbound IP Contractual Obligations, the “IP Contractual Obligations”). The Acquired Companies have complied with all of the terms and conditions of Inbound IP Contractual Obligations, including all requirements pertaining to attribution and copyright notices.
(e)Employees and Contractors. Each current and former employee who has participated in the development of any Intellectual Property Rights, and each current and former other Company Associates who have participated in the development of any material Intellectual Property Rights on behalf of the Acquired Companies have, either by operation of law or under valid and Enforceable written agreements: (i) confidentiality obligations in favor of the Acquired Companies, (ii) irrevocably assigned (by way of present assignment) to an Acquired Company all right, title and interest in and to all such Intellectual Property Rights created or developed by such Company Associates for the benefit of the Acquired Companies and (iii) waived any and all moral rights (to the extent possible under Applicable Law) such Company Associate may possess in such Intellectual Property Rights (“Invention Assignment Agreements”). Seller has made available to Buyer copies of all its forms of Invention Assignment Agreements used in the past four years. To the extent any Intellectual Property Rights covered by an Invention Assignment Agreement relates to Company Registrations, and to the extent provided for by, and in accordance with, Applicable Laws, the Acquired Companies have recorded such Invention Assignment Agreements or other documents sufficient to evidence the assignment of such Intellectual Property Rights to the Acquired Companies, as applicable and appropriate, with the relevant Governmental Authority. No third party (other than Company Associates) independently or jointly contributed to the creation or development of any such Intellectual Property Rights. To Seller’s Knowledge, no current or former Company Associate is in violation of any term or covenant of (x) any Invention Assignment Agreement or (y) any other Contractual Obligation with any other party by virtue of such Company Associate being employed by, or performing services for, the Acquired Companies or using trade secrets or proprietary information of others without permission in connection with such Company Associate being employed by, or performing services for, the Acquired Companies. No Company Associate has claimed ownership rights in any Intellectual Property Rights developed on behalf of the Acquired Companies.
(f)Open Source. All use and distribution of Company Software by or through the Acquired Companies is in full compliance with all Open Source Software licenses applicable thereto, including all copyright notice and attribution requirements. The Acquired Companies have not and are not incorporating, embedding or using any Open Source Software in a manner that requires that any of the Company Software (i) be made available to any third party, (ii) be licensed to any third party for the purpose of modification or redistribution or (iii) be licensed to any third party at no charge. The Acquired Companies have not received a notice or request from any third party to disclose, distribute or license any of the Company Software pursuant to an Open Source Software license, or alleging noncompliance with any Open Source Software license.
(g)Protection of Software. The Acquired Companies have taken commercially reasonable efforts to avoid any defect, virus or programming, design or documentation error or corruptant from being introduced into, or otherwise compromising, the Company Software or Company IT Systems, and the Company Software and Company IT Systems are free from any defect, virus or programming, design or documentation error or corruptant that would have a material adverse effect on the operation or use of the Company Software or Company IT Systems if not corrected in the ordinary course of business. None of the Company Software or Company IT Systems contain any virus, Trojan Horse, worm or other malicious code purposely designed to permit unauthorized access, to disable, disrupt, erase or otherwise harm software, hardware or data of any end user. None of the Company Software (i) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the Software industry), (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. Seller has made available to Buyer a true, correct and complete list, as of the date hereof, of all reported critical and unremedied errors or bugs in the Company Software. Except for Company Associates subject to written confidentiality obligations, the Acquired Companies have not disclosed, delivered or licensed to any Person, or obligated itself to disclose, deliver or license to any Person (including any escrow agent), any software source code for any Company Software or relating to any Company Intellectual Property Rights, and no Person has any right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists (including the execution, delivery and performance of this Agreement by the Acquired Companies and the consummation of the Contemplated Transactions) will, or reasonably could be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any Person.
(h)Software Rights. Section 4.10(h) of the Disclosure Schedule sets forth: (i) a description of all material Company Software and (ii) material third-party (including Seller and its Subsidiaries) Software or other technology components incorporated or embedded in or bundled with any Company Software (other than Open Source Software), the absence or unavailability of which would reasonably be expected to have, individually or in the aggregate, a material adverse impact on the operation, performance or security of the Company Software. Any Company Software that was acquired or otherwise obtained from a third party was acquired or obtained in an acquisition whereby the Acquired Companies acquired all right, title and interest in such Company Software, without any licenses, covenants, immunities, or other similar rights retained by such third party.

(i)Protection of Proprietary Information. The Acquired Companies have taken commercially reasonable efforts to maintain the confidentiality of and the rights of the Acquired Companies in the proprietary information that the Acquired Companies hold as confidential, proprietary or a trade secret. All disclosures by the Acquired Companies of any such proprietary information or trade secrets have been made pursuant to a written agreement that provides adequate protection for such proprietary information and trade secrets.
(j)Privacy and Information Security.
(i)In the past four years, the Acquired Companies, and, to Seller’s Knowledge, all Third-Party Processors acting for or on behalf of the Acquired Companies in connection with the Processing of Personal Data relating to the Business, have materially complied with (i) the publicly published data privacy and security policies of the Acquired Companies governing the Processing of Personal Data, (ii) applicable Privacy and Safety Laws (including with regard to transfer of Personal Data outside the European Economic Area or the United Kingdom), (iii) where required by applicable Privacy and Safety Laws, any privacy choices (including opt-out preferences) communicated to the Acquired Companies, (iv) industry standards or self-regulatory frameworks legally binding on the Acquired Companies relating to privacy, data protection or data security and (v) any obligations relating to the Processing of Personal Data contained in any written Contractual Obligations to which the Acquired Companies are bound (collectively, the “Data Protection Requirements”).
(ii)The Acquired Companies maintain and publicly publish privacy policies that describe their practices with respect to the Processing of Personal Data to the extent required by applicable Privacy and Safety Laws. Such privacy policies have not been inaccurate, incomplete, misleading or deceptive in any material respect. The Acquired Companies have validly obtained all required consents under applicable Privacy and Safety Laws from individuals for the Processing of their Personal Data by the Acquired Companies’ businesses except where any failure to obtain such consents, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material impact on the Acquired Companies.
(iii)In the past four years, no Acquired Company has received written notice of any claims, investigations, inquiries or alleged violations of applicable Data Protection Requirements, or been the subject of enforcement action by a Governmental Authority with respect to the violation of any applicable Privacy and Safety Laws. In the past four years, no Acquired Company has notified or been required by applicable Data Protection Requirements to notify any Person of any Security Incidents.
(iv)In the past four years, the Acquired Companies have implemented and maintained technical, physical, organizational and administrative measures and policies in compliance with requirements under applicable Privacy and Safety Laws to protect Personal Data, Company Data and Company IT Systems against Security Incidents, including applicable industry standard backup, redundancy, security, and disaster recovery technology and procedures, and have timely remediated and addressed any and all audit findings which, individually or cumulatively, have been assessed as material related to the Acquired Companies’ implementation of administrative, physical and technical security safeguards. The Acquired Companies have performed appropriate due diligence (to the standard required by applicable Privacy and Safety Laws) on each Third-Party Processor Processing Personal Data and contractually obligated all Third-Party Processors Processing Personal Data to abide by terms that are compliant in all material respects with applicable Data Protection Requirements. In the past four years, to Seller’s Knowledge, there has been no successful security breach or intrusion into the Acquired Companies’ computer networks nor any unauthorized access to, or disclosure, use, modification, loss or destruction of, Personal Data or Company Data related to the Business (each, a “Security Incident”).
(v)To Seller’s Knowledge, the execution, delivery and performance of this Agreement by the Acquired Companies and the consummation of the transactions hereunder will not violate applicable Data Protection Requirements.
(k)AI Tools

(i)Section 4.10(k)(i) of the Disclosure Schedule (i) contains a true, correct and complete list of all agreements under which any third-party AI Tool is incorporated in the products or services of the Acquired Companies and these agreements have been fairly disclosed to Buyer and (ii) identifies all material AI Tools included in the Company Intellectual Property Rights (the “Company AI Tools”). The Acquired Companies have used at all times all AI Tools and Company AI Tools in material compliance with applicable license terms, consents, agreements, Applicable Law and Privacy and Safety Laws.
(ii)In the past four years, the Acquired Companies have, and at all times have had, all legally necessary rights, consents, permissions, authorizations, and licenses for them to lawfully collect, receive, access, use and disclose all Data that they are using or have used: (i) to develop or improve an AI Tool (including to train, pre-train, fine-tune, ground, test or validate an AI Tool), (ii) as an input or prompt into an AI Tool to generate responses from that AI Tool or (iii) to generate or otherwise derive from that Data any new Data for use in connection with an AI Tool, except where any failure to obtain such consents, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material impact on the Acquired Companies. The Acquired Companies appropriately monitor their use of any: (A) Personal Data, including Tracking Data and (B) Data (including derived Data, Data in respect of which a third party owns or asserts rights, and Data that is confidential or commercially sensitive to a third party), and, where such Data or Personal Data is used to develop, improve or is otherwise used in connection with an AI Tool, takes reasonable steps to verify that any such usage complies with Applicable Law or terms applicable in connection with its use of that Data, including the AI Requirements.
(iii)To the extent applicable to the Acquired Company’s usage of third-party AI Tools, the Acquired Companies have, and at all times have had, all necessary rights, consents and permissions for them to use third-party AI Tools to fine-tune, distill or otherwise develop or improve any other proprietary or third-party AI Tools in the manner that such activities are currently performed, or have been performed, by the Acquired Companies.
(iv)The Acquired Companies have not knowingly or intentionally (and have taken reasonable steps to ensure that the Acquired Companies have not) included any Personal Data (including special category or sensitive Personal Data), trade secrets, source code or material confidential or proprietary information of the Acquired Companies, or of any third Person to whom the Acquired Companies owe an obligation of confidentiality, in any prompts or inputs into any third-party AI Tools, except where the Acquired Companies entered into contracts with the providers of such AI Tools contractually: (i) requiring such providers to protect the prompts and inputs as the Acquired Companies’ confidential information and (ii) prohibiting such providers from using, accessing, processing or otherwise exploiting the Acquired Companies’ Data (including Acquired Companies’ prompts and inputs), except to the extent that such use, processing or exploitation is solely for the benefit of the relevant Acquired Company. To Seller’s Knowledge, no third-party provider of such AI tools is in breach of these contractual obligations.
(v)The Acquired Companies have adopted appropriate governance structures, processes and procedures designed to ensure that their use of the AI Tools is in compliance with Applicable Law and all AI Requirements and any applicable terms (including restrictions or terms governing an Acquired Company’s use of third-party AI Tools to fine-tune, distil or otherwise develop or improve other AI Tools). The Acquired Companies use processes and procedures designed to comply with applicable AI Requirements to ensure that: (i) the Acquired Companies’ use of the AI Tools is appropriately transparent (to the extent possible), including by providing appropriate information about the AI Tools and the Acquired Companies’ use of the AI Tools to persons affected by the Acquired Companies’ use of the AI Tools, to the extent required by AI Requirements, including customers and (ii) Persons affected by the Acquired Companies’ use of the AI Tools can contact the Acquired Companies to complain or contest the Acquired Companies’ use of AI Tools. The Acquired Companies comply and have at all times in the last 24 months complied with the foregoing processes and procedures.
(vi)The Acquired Companies and, to Seller’s Knowledge, any Person acting for or on behalf of the Acquired Companies in connection with any AI Tools, are and have at all times in the last 24 months been in material compliance with all AI Requirements. To Seller’s Knowledge, no

Company Associates have used any off-the-shelf AI Tool on consumer terms in the course of their employment duties to generate any materials that are, or are reasonably likely to be, material to the Business. The Company AI Tools are not used for the purpose of any “prohibited AI practices” as set out in Article 5 of the AI Act. The Acquired Companies have not been requested or required by any Governmental Authority or third party acting on behalf of any Governmental Authority to submit an AI Tool for review by that Governmental Authority or third party acting on behalf of any Governmental Authority.
(vii)No disputes with any third party, and no proceedings, investigations, enquiries or similar by a Governmental Authority, have arisen or, to Seller’s Knowledge, are reasonably foreseeable in connection with the use of an AI Tool by the Acquired Companies.
Section 4.11Legal Compliance; Permits.
(a)Neither the Business nor any Acquired Company is or, in the past four years, has been, in any material respect, in breach or violation of, or default under any Applicable Law applicable to it or to the conduct of its business or to the ownership of its Assets, and Seller has no Knowledge of any circumstances which may reasonably be expected to result in any Acquired Company being in any material breach or violation of, or any material default under, any Applicable Law applicable to it or to the conduct of its business or to the ownership of its Assets. As of the date hereof, no Acquired Company has received any written or oral notices of any actual or possible violation of, failure to comply with or default under any Applicable Law.
(b)Section 4.11(b) of the Disclosure Schedule sets forth a true and complete list of all Permits held by the Acquired Companies. Each Acquired Company has been duly granted all Permits necessary for the conduct of the Business as currently being conducted and currently planned to be conducted in accordance with all Applicable Laws and the ownership, use and operation of their Assets. No Acquired Company is, in any material respect, in breach or violation of any such Permit. Since July 12, 2021, no Acquired Company has received written or, to Seller’s Knowledge, oral notice or other communication from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Permit, (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, non-renewal or modification of any Permit or (iii) any failure to obtain or receive any Permit. None of the Company Intellectual Property Rights are subject to import or export licensing or other Permit requirements. Seller is not aware of any such notices, communications, violations, failures, or events being issued or occurring prior to July 12, 2021. The execution and delivery by Seller of this Agreement will not contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify any material Permit that is held by an Acquired Company or that otherwise relates to the Business or to any of the Assets owned or used by the Acquired Companies, except for such Permits the failure of which to obtain would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.
Section 4.12Tax Matters.
(a)All material Tax Returns required to be filed by, on behalf of, or with respect to each Acquired Company have been timely filed and are true, complete and correct in all material respects. All material Taxes (whether or not reflected on such Tax Returns) due and payable by or with respect to the Acquired Companies have been timely paid. All material Taxes required to have been withheld by the Acquired Companies have been duly and timely withheld, and such withheld Taxes have been either paid to the proper Governmental Authority or properly set aside in accounts for such purpose in accordance with Applicable Law.
(b)There are no Encumbrances with respect to Taxes upon any interests in any Acquired Company or any Asset of any of the Acquired Companies, in each case other than Permitted Encumbrances.
(c)The Financial Statements reflect all material Liabilities for unpaid Taxes of the Acquired Companies for periods (or portions of periods) through the Balance Sheet Date. No Acquired

Company has any Liability for a material amount of unpaid Taxes accruing after the Balance Sheet Date except for Taxes arising in the ordinary course of business.
(d)There is no current or pending claim, audit, examination or Action concerning any material Tax Liability of any Acquired Company, nor has any Acquired Company received written notice from any Governmental Authority of any request for, or intent to open, any such audit or other examination that has not been settled or otherwise resolved. There is no Tax deficiency outstanding, assessed or proposed in writing against the Acquired Companies that has not been paid in full or otherwise resolved. No Acquired Company has ever been notified in writing by any Governmental Authority in a jurisdiction in which the Acquired Companies do not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.
(e)No Acquired Company has agreed in writing to any waiver of any statute of limitations in respect of (i) a material amount of Taxes or (ii) the filing of any Tax Return, that remains in effect, and in each case, other than in connection with customary extensions of time for filing Tax Returns. No Acquired Company has consented to any extension of any statute of limitation pursuant to any Tax Applicable Law. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of the Acquired Companies.
(f)No Acquired Company has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or any equivalent group in any other jurisdiction of which the members were not solely Acquired Companies. The Acquired Companies have no liability for Taxes of any other Person: (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Applicable Law), (ii) as a transferee or successor or (iii) otherwise by operation of Applicable Law.
(g)No Acquired Company is party to any Tax sharing, Tax indemnification, or Tax allocation agreement (including a UK group payment arrangement) with any third party (being a person who is not an Acquired Company) relating to allocating, indemnifying, or sharing the payment of, or liability for, Taxes that is currently in effect other than this Agreement (other than commercial agreements entered into in the ordinary course of business the principal purpose of which is not Tax).
(h)The Acquired Companies have not participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4(b), or has been required to provide HMRC with any information pursuant to Part 7 of the UK’s Finance Act 2004 (disclosure of tax avoidance schemes), Schedule 17 of the Finance (No.2) Act 2017 (disclosure of VAT and other indirect tax avoidance schemes) or pursuant to Schedule 11A Value Added Tax Act 1994 or any regulations made thereunder, or participated in any transaction subject to or been subject to any reporting obligation under any comparable provision under state, local or non-U.S. and non-UK Tax laws.
(i)No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” (each within the meaning of Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(j)No Acquired Company will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of Applicable Law) executed prior to the Closing, (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax law with respect to a transaction occurring prior to the Closing), (iv) election pursuant to Section 965(h) of the Code to pay the net Tax liability under Section 965 in installments, (v) installment sale or open transaction disposition made prior to the Closing, (vi) deferred revenue accrued or prepaid amount received, in each case, prior to the Closing or (vii) pursuant to Section

481 of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed prior to the Closing.
(k)Each Acquired Company is and has at all times been resident in its country of incorporation for Tax purposes and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purposes (including any double taxation arrangement). Each Acquired Company (i) is not subject to Tax in any jurisdiction other than its place of incorporation, whether by virtue of having a permanent establishment, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized, (ii) is not liable for any Tax as the agent of any other person or business and (iii) does not constitute a permanent establishment of any other person, business or enterprise for any Tax purposes.
(l)No Acquired Company is, nor has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(m)The entity classification for U.S. federal Income Tax purposes of each Acquired Company is set forth on Section 4.12(m) of the Disclosure Schedule.
(n)No private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Governmental Authority with respect to Taxes of any Acquired Company that will be binding on the Acquired Company for a Post-Closing Tax Period.
(o)No Acquired Company has entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property Rights.
(p)No power of attorney with respect to Taxes has been granted by any Acquired Company.
(q)No Acquired Company has been part of any group for VAT purposes.
(r)No Acquired Company has made or received any surrender or other transfer of Reliefs (including any group relief surrender under Parts 5 or 5A of CTA 2010) to or from any person who is not an Acquired Company.
(s)Each Acquired Company (i) is duly registered for the purposes of VAT in the jurisdiction in which it is incorporated and has complied in all material respects with all requirements (including payment and filing requirements) concerning VAT in such jurisdiction, (ii) is not and has never been required to effect any VAT registration in any jurisdiction in which it was not incorporated, (iii) has not made any exempt supplies for VAT purposes and (iv) has not received a material refund or credit for input VAT for which it is not entitled under any Applicable Law. No Acquired Company is or has been required by the relevant authorities of customs and excise to give security.
(t)For U.S. federal Tax purposes and applicable provisions of state Tax Law, each Acquired Company has complied in all material respects relating to backup withholding and information reporting requirements (including the maintenance of required records and accurate issuance of required information returns).
(u)Notwithstanding anything to the contrary in this Agreement, (i) Seller makes no representations or warranties as to the amount, or availability for use, in any Post-Closing Tax Period of the net operating losses, Tax credit carryovers or other similar Tax attributes of the Acquired Companies and (ii) none of the representations or warranties in this Section 4.12 (other than subsections (f), (g), (i), (j), (n) or (p) thereof) shall relate to or have effect for any Post-Closing Tax Period.

Section 4.13Contractual Obligations.
(a)Contractual Obligations. Section 4.13(a) of the Disclosure Schedule lists each of the following Contractual Obligations that are currently in effect and to which any Acquired Company is a party or bound as of the date hereof:
(i)any Contractual Obligation (or group of related Contractual Obligations) with a Top Supplier;
(ii)any Contractual Obligation (A) relating to or effecting an acquisition, issuance, transfer, divestiture or disposition of any material Assets, other than in the ordinary course of business, any securities or otherwise any business (whether by merger, sale of capital stock, spin-off, sale of assets or otherwise) or pursuant to which there continues to exist any obligation or liability of any Acquired Company or (B) relating to or effecting any liquidation or dissolution of any Acquired Company;
(iii)any Contractual Obligation with respect to the incurrence, assumption or guarantee of any Indebtedness, in each case having an outstanding principal amount in excess of $500,000;
(iv)any Contractual Obligation with respect to any capital lease, lease or other agreement pursuant to which any Acquired Company is a lessor or a lessee of any personal property, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $500,000;
(v)any Contractual Obligation under which any material Asset of any Acquired Company has become subject to an Encumbrance (other than a Permitted Encumbrance);
(vi)any Contractual Obligation which imposes a material restriction on (A) the geographies or businesses in which Acquired Companies or an Affiliate of the Acquired Companies (including, after the Closing Date, Buyer or any of its Affiliates, successors or assigns) may operate their respective businesses, (B) the development or distribution by any Acquired Company or any Affiliate of any Acquired Company of any technology or Company Intellectual Property Rights or (C) the ability of any Acquired Company (or, after the Closing Date, Buyer or any of its Affiliates, successors or assigns as an Affiliate of the Acquired Companies) to compete in any line of business;
(vii)any Contractual Obligation which contains any non-solicitation covenants or other similar restrictions that restricts any Acquired Company (including, from and after the Closing Date, Buyer or its Affiliates) from soliciting or hiring potential employees, consultants, contractors or other suppliers or customers and is material to the Business;
(viii)any Contractual Obligation (A) providing for an Acquired Company to be the exclusive recipient of any product or service of any Person, (B) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than an Acquired Company or (C) that has “take-or-pay,” minimum order or purchase or similar commitments applicable to an Acquired Company;
(ix)any Contractual Obligation with (A) an Affiliate, (B) an officer or director of an Acquired Company or (C) a Related Party, including as required to be disclosed pursuant to Section 4.14 (other than in each of clauses (A) through (C) Benefit Plans entered into with or offered by the Acquired Companies or Seller in the ordinary course of business);
(x)any Contractual Obligation under which an Acquired Company is, or may become, obligated to incur, as a result of the consummation of the Contemplated Transactions: (A) any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any current Company Associate, other than any Contractual Obligation to provide any such minimum payments as required under Applicable Law or (B) any bonus, incentive compensation or similar payment (other than in respect of salary) to any current Company Associate;
(xi)any Contractual Obligation providing for the employment or consultancy of any Company Associate on a full-time, part-time, consulting or other basis, the performance of which (A) is not terminable at-will by the Acquired Companies without notice, severance or other cost or Liability, except as required to comply with the minimum requirements under Applicable Law or (B) provides for retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Contemplated Transactions (whether alone or in combination with any other event);
(xii)any Contractual Obligation (or group of related Contractual Obligations) other than in respect of employment or consultancy of any Company Associate, the performance of which mandates payment or receipt of consideration in excess of $500,000 annually, other than (A) any Contractual Obligation that is terminable by an Acquired Company at will without Liability and on less than 60 days’ notice or (B) purchase orders received or placed in the ordinary course of business;
(xiii)any dealer, distributor, referral or similar agreement, or any Contractual Obligation providing for the grant of rights to reproduce, license, market, refer or sell its products or services to any other Person, other than partnership agreements, talent agreements and sponsorship agreements that are either substantially on any Acquired Company’s standard forms thereof (copies of which have been made available to Buyer) or involve payments by or to an Acquired Company of no more than $100,000 per year;
(xiv)any Contractual Obligation with a Governmental Authority;
(xv)any Contractual Obligation relating to (A) any partnership or joint venture, (B) a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) the payment of royalties to any other Person;
(xvi)all settlement agreements with respect to any Action that impose restrictions on the conduct of the Business (other than customary confidentiality restrictions);
(xvii)any Contractual Obligation pursuant to which any Acquired Company has advanced or loaned any amounts to any other Person, other than advances of business expenses in the ordinary course of business and other than advances of funds on behalf of any Acquired Company’s customers or such customer’s clients;
(xviii)any IP Contractual Obligation required to be disclosed in Section 4.10(d) of the Disclosure Schedule;
(xix)any other Contractual Obligation that (A) was entered into outside the ordinary course of business, (B) is material to any Acquired Company and (C) is necessary for the conduct of the Business as it is currently being conducted and as currently proposed to be conducted as set forth in the Business Plan; and
(xx)any Contractual Obligation with any labor union, works council or similar labor organization, or any collective bargaining agreement or similar Contractual Obligations with any of their respective employees.
(b)Seller has made available to Buyer true and complete copies of each written Contractual Obligation and a summary of any oral Contractual Obligation required to be listed on Section 4.13(a) of the Disclosure Schedule and each Shared Contract required to be listed in Section 4.13(c) of the Disclosure Schedule, in each case, as amended or otherwise modified and in effect as of the date hereof. Each Contractual Obligation required to be disclosed on Section 4.13(a) of the Disclosure Schedule along with each Lease (each a “Material Contract,” and collectively, the “Material Contracts”) is Enforceable against the applicable Acquired Company and, to Seller’s Knowledge, against each other party to such Contractual Obligation. No Acquired Company is and, to Seller’s Knowledge, no other party to any

Material Contract is, in material breach or violation of, or default under, or has repudiated any material provision of, any Material Contract. No Acquired Company has received any written or, to Seller’s Knowledge, oral notice regarding any violation or breach of, or default under, any Material Contract that has not been resolved or cured. No event has occurred, and to Seller’s Knowledge, no circumstances or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to: (i) result in a violation or breach of any of the material provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract. No Acquired Company has waived any of its material rights under any Material Contract.
(c)Section 4.13(c) of the Disclosure Schedule sets forth a true and complete list of all Shared Contracts in effect as of the date hereof that are material to the Business.
(d)There are no Contractual Obligations to which Seller or a Subsidiary of Seller (other than an Acquired Company) is a party that are exclusively related to the Business.
(e)No Acquired Company provides any guarantee in respect of any Liabilities of Seller or its Subsidiaries (other than another Acquired Company).
(f)No Government Contracts. There is no Contractual Obligation, grant, subgrant, cooperative agreement or “other transaction agreement” within the meaning of federal law to which any Acquired Company is or was a party, by which any Acquired Company or any of its respective Assets is, was or may become bound or under which any Acquired Company has, or may become subject to, any obligation and with respect to which any Governmental Authority is also a party.
Section 4.14Related Party Transactions. No Related Party: (i) has any direct interest in any material Asset owned or leased by an Acquired Company or used in connection with the Business, (ii) is directly interested in any Material Contract or (iii) is engaged in any material transaction with an Acquired Company (other than payments made to, and other compensation and benefits provided to, officers and directors (or equivalent) in the ordinary course of business). All transactions pursuant to which any Persons listed in (i), (ii) or (iii) above has purchased any services, products, or technology from, or sold or furnished any services, products, or technology to, the Acquired Companies that were entered into on or after inception of the Acquired Companies have been on an arms’ length basis on terms no less favorable to the Acquired Companies than would be available from any unaffiliated party.
Section 4.15Suppliers. Section 4.15(a) of the Disclosure Schedule sets forth a true and complete list of the 20 largest suppliers of materials, products or services to the Acquired Companies (measured by the aggregate amount purchased by the Acquired Companies in the 12-month period prior to the date hereof) as of the date hereof (the “Top Suppliers”). As of the date hereof none of the Top Suppliers have (a) during the past 12-month period, materially changed the terms of its relationship with the Acquired Companies or (b) materially reduced, cancelled or terminated its business relationship with the Acquired Companies or notified the Acquired Companies in writing or, to Seller’s Knowledge, otherwise of its intent to materially reduce, cancel or terminate its business relationship with the Acquired Companies (whether as a result of the consummation of the Contemplated Transactions or otherwise).
Section 4.16Monthly Active Users. Section 4.16 of the Disclosure Schedule sets forth, as of each month end during the 12 month period prior to the date hereof, the number of “monthly active users,” “active sellers,” and “active buyers” with respect to the Business, in each case as defined therein.
Section 4.17Benefit Plans.
(a)Section 4.17(a) of the Disclosure Schedule lists, as of the date hereof, all material Benefit Plans of the Acquired Companies and all material Benefit Plans of Seller in which the current Company Associates participate. With respect to each material Benefit Plan of the Acquired Companies, Seller has made available to Buyer copies of each of the following: (i) the plan documents together with all amendments thereto, and any related trust agreements, or a written description of such Benefit Plan if such plan is not set forth in a written document, (ii) the most recent summary plan description, if any, required under Applicable Law, or any other material descriptions provided to employees or participants, (iii) the two most recent annual reports (including all schedules and financial statements attached thereto, as applicable) and (iv) in the case of any plan that is intended to maintain favorable tax status, any determination letter or opinion letter issued by a Governmental Authority evidencing such treatment.
(b)Except as would not result in Liability to Buyer, no Acquired Company or any ERISA Affiliate of any Acquired Company has at any time during the past four years maintained, sponsored, contributed to, had any obligation to contribute to, or otherwise had any Liability under or with respect to (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA, (iii) a plan that is subject to Title IV of ERISA or Section 412 of the Code, (iv) a plan that provides any post-retirement medical, dental or life insurance benefits to any U.S. Company Associate other than coverage mandated pursuant to COBRA or comparable U.S. state law, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (vi) any non-U.S. equivalent of the foregoing, including any defined benefit pension plan. No Company Associate participates in any Benefit Plan of the Acquired Companies that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code or a Benefit Plan that otherwise provides for the deferral of compensation in any manner. Except as would not result in Liability to Buyer, no Acquired Company nor any ERISA Affiliate or, to Seller’s Knowledge, their respective Company Associates or agents, has breached any fiduciary duty with respect to any Benefit Plan or engaged in or been a party to a transaction in relation to a Benefit Plan in connection with which an Acquired Company would reasonably be expected to be subject to a civil penalty or additional Tax under Applicable Law.
(c)(i) With respect to Company Associates, each Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and Applicable Law, (ii) except as would not result in any material Liability to the Acquired Companies, all contributions, premiums and expenses or other amounts payable under each Benefit Plan with respect to Company Associates have been timely paid or accrued in accordance with Applicable Law and GAAP and (iii) there is no existing, pending or, to Seller’s Knowledge, threatened Action, audit or investigation relating to a Benefit Plan (including any Action, audit or investigation by any Governmental Authority) from any Company Associate, other than routine claims for benefits provided for by the Benefit Plans, and no such events have occurred in the past four years. To Seller’s Knowledge, all required registrations, filings and reports with respect to all Benefit Plans with respect to Company Associates have been made in a timely manner with all Governmental Authorities. No event has occurred that could reasonably be expected to affect any such registration or approval relating thereto or which could otherwise reasonably be expected to have an adverse effect on the tax status of any such Benefit Plan with respect to Company Associates. Each Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled rely on an opinion or advisory letter from the IRS, as to its qualification under the Code, and to Seller’s Knowledge, no event has occurred since the date of such determination, opinion, or advisory letter that would adversely affect such qualification.
(d)Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in combination with any other event (whether contingent or otherwise, including any termination of employment on or following the Closing) (i) result in any payment or benefit becoming due to any Company Associate, (ii) accelerate the time of payment, funding, settlement, distribution or vesting, or increase the amount of compensation or benefits due to any Company Associate, (iii) result in the forgiveness of any Indebtedness of any Company Associate or (iv) result in the payment of any “excess parachute payment” under Section 280G of the Code to any Company Associate. No Benefit Plan with respect to Company Associates provides for, and no Company Associate is entitled to, any Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Section 4999 or 409A of the Code or any similar provision of Applicable Law.
(e)The Company and the Business have at all times complied in all material respects with their auto-enrolment pension obligations arising under the Pensions Act 2008 and any other Applicable Law. Neither the Company nor any other Acquired Company or the Business has (i) any outstanding liability in the UK in respect of auto-enrolment duties other than routine contributions in the ordinary course of business or (ii) received any notice of enforcement action, investigation or fine from the UK Pensions Regulator. Neither the Business nor any Acquired Company sponsors, contributes to or has any liability whether actual or contingent in respect of any defined benefit pension scheme or any retirement benefit scheme that is not a money purchase scheme.
Section 4.18Labor Matters.
(a)All current Company Associates who are engaged as employees (whether employed as permanent employees, fixed-term employees or apprentices) are listed in Section 4.18(a) of the Disclosure Schedule. Any current Company Associates who are not employees of an Acquired Company are specified as such in Section 4.18(a) of the Disclosure Schedule. Section 4.18(a) of the Disclosure Schedule sets forth with regard to each such employee, a complete list of the following: (i) name or employee identification number, job title and employing entity, (ii) original hire date and service date (if different), (iii) principal location of employment (country, city and state), (iv) employment status, including whether such employee is full-time or part-time, or temporary, (v) leave status and anticipated date of return to full-service, (vi) current annual gross base salary or hourly wages, as applicable, (vii) bonus paid or payable for the fiscal year ended December 31, 2025 and bonus opportunity for the fiscal year commencing January 1, 2026, (viii) commissions paid or payable for the fiscal year ended December 31, 2025 and commission opportunity for the fiscal year commencing January 1, 2026, (ix) vacation and other paid leave entitlement and related accruals, as of February 13, 2026, (x) visa status and (xi) notice period for termination of employment (other than any minimum notice period required pursuant to Applicable Law). As of the date hereof, no employee at or above the level of Director has given notice to Seller or an Acquired Company in writing of terminating his or her employment or is under notice of dismissal.
(b)No Acquired Company engages any self-employed workers, consultants, independent contractors, or occasional workers, other than those listed in Section 4.18(b) of the Disclosure Schedule. Section 4.18(b) of the Disclosure Schedule sets forth with regard to each self-employed worker, consultant, independent contractor, or occasional worker, as applicable, a complete list of the following: (i) name of the individual and entity (if applicable) with which an Acquired Company has contracted for the provision of services, (ii) date of commencement of service, (iii) principal location of service, (iv) annual gross remuneration, (v) description of the nature of the services provided and (vi) the notice or termination provisions applicable to the services provided by such service provider.
(c)No Acquired Company has (i) entered into, or has promised to enter into, any material future variation as to the terms and conditions of employment or engagement of any current Company Associate or (ii) made any offer of employment or engagement that has not yet been accepted at the date hereof, or that has been accepted but the employment or engagement is yet to commence.
(d)The Acquired Companies have properly classified all current and former Company Associates in respect of their employment or engagement with the Acquired Companies, and have fully complied with all withholding or reporting obligations to Tax and other contributions on all salary, compensation, and other taxable fringe benefits and in accordance with all Applicable Laws, in each case, except as would not result in material Liability to the Acquired Companies. No employee who is listed in Section 4.18(a) of the Disclosure Schedule as a fixed-term or temporary employee or as an apprentice has the right to be recognized as a permanent employee of the Acquired Companies. No employee or collaborator of any contractor or subcontractor engaged in the execution of service to the Acquired Companies is entitled to act against the Company or any of its Subsidiaries to obtain the payment of remuneration (and the relevant withholdings), including severance payments, quotas, or any social security contributions and insurance premiums in relation to such service. No Person who has or has had a business relationship with the Acquired Companies (including as an intern, staff-leased worker, self-employed worker, consultant, independent contractor, occasional worker, agent or business finder) has any right to assert a claim based on the subordinated nature of such relationship.
(e)The Acquired Companies and the Business are, and have been, in material compliance with (i) all individual employment or service agreements, the forms of which have been made available to Buyer (ii) all collective bargaining agreements and (iii) all Applicable Laws pertaining to employment, social security, welfare and relevant practices, including those related to hiring (including, where applicable, the mandatory hiring of disabled and disadvantaged employees), background checks, payment of wages, worker classification, pay equity, equal employment opportunity and fair employment practices, leave of absence rights, immigration, employment eligibility verification, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights, child labor, affirmative action, working conditions and employee safety or health (including any Applicable Law concerning COVID-19-related safety and health issues), mandatory and/or complementary social security contributions, and the calculation of holidays. Except as would not result in any material Liability to the Acquired Companies, with respect to each current and former Company Associate, all salary or wages, bonus and other compensation and benefits (including health insurance and social security contributions) have been paid or properly accrued by the Acquired Companies in accordance with all applicable employment and service agreements, collective bargaining agreements and all Applicable Laws, and sufficient amounts have been set aside by the applicable Acquired Company to cover any remuneration not yet payable. Except as would not result in any material Liability to the Acquired Companies, the Acquired Companies have timely and correctly made all filings required to be made under applicable health insurance, social security, labor and welfare Applicable Laws with respect to all Company Associates. No verification notice relating to social security contributions (or equivalent in any relevant jurisdiction) has been served upon the Acquired Companies or the Business. There are no Actions pending, or to Seller’s Knowledge, threatened, (i) against any Acquired Company or the Business asserting that the Acquired Company has committed an unfair labor practice within the meaning of the National Labor Relations Act or violated any Applicable Laws in respect of labor or employment or (ii) otherwise by or on behalf of any Company Associate.
(f)Other than any such agreements or arrangements that apply on a national, industry-wide or similar mandatory basis, no Acquired Company is a party to, or is currently negotiating in connection with entering into, a recognition agreement or collective bargaining agreement or an agreement with any works council or other employee representative body, or similar labor contract. To Seller’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations, works councils or labor unions, to organize any current Company Associates currently engaged by any Acquired Company. There are no strikes, work stoppages, lockouts or labor disputes, by or with respect to any current Company Associates, pending, or to Seller’s Knowledge, threatened and there have been no such activities in the past. There is no requirement for any Acquired Company to obtain the consent of, or provide notice to, any works council, labor union or similar labor organization prior to the execution of this Agreement.
(g)No Acquired Company is a party to, bound by or proposing to introduce in respect of any of current Company Associates (and, insofar as relevant, in relation to each of its former, prospective and future employees) any redundancy or severance payment scheme in addition to statutory redundancy or severance pay in accordance with Applicable Laws, nor is there any agreed procedure for redundancy selection at any Acquired Company.
(h)To Seller’s Knowledge, the Acquired Companies and the Business have reasonably investigated and responded to all sexual harassment, or other discrimination, retaliation or policy violation allegations in accordance with its policies and Applicable Law and no Acquired Company reasonably expects any Liability with respect to any such allegations. To Seller’s Knowledge, none of the Company Associates has been the subject of any sexual harassment or sexual misconduct allegations during his or her time of service with the Acquired Companies.
(i)To Seller’s Knowledge, no Company Associate is in violation of any term of any employment or service agreement, nondisclosure agreement, noncompetition agreement, or other restrictive covenant agreement: (i) owed to any Acquired Company or the Business or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Acquired Company or the Business.
Section 4.19Environmental Matters.
(a)The Acquired Companies and the Business do not use, store or transport any Hazardous Substance (other than small amounts of household cleaners and typical office products as permitted by Applicable Laws (such as copy toner)) and have never done so. The Acquired Companies and the Business do not require, and have never required, the Acquired Companies or the Business to hold any Environmental Permits. Each Acquired Company and the Business is in compliance with applicable Environmental Laws, except where any failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.
(b)Neither any Acquired Company nor the Business has received written notice from any Governmental Authority that any Acquired Company or the Business is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of the Business, any Acquired Company or any of its respective Representatives or (ii) arising out of the ownership, use, control or operation by any Acquired Company or the Business of any facility, site, area or property from which there was a release of any Hazardous Substance.
Section 4.20Litigation; Governmental Order. There is not any (i) Action that is material to the Business or the Acquired Companies, taken as a whole, to which any Acquired Company or the Business is a party (either as plaintiff or defendant) or in which an Acquired Company or the Business is specifically or expressly involved that is pending, or to Seller’s Knowledge, threatened in writing against any Acquired Company or the Business or any of its directors or officers (in their capacities as such) or Assets, (ii) Action that any of the Acquired Companies or the Business presently intends to initiate or (iii) outstanding Governmental Order naming or binding any Acquired Company or the Business or any of its directors or officers (in their capacities as such) or Assets. To Seller’s Knowledge, there are no circumstances that would lead to any such Action or such a Governmental Order being made.
Section 4.21Insurance. Section 4.21 of the Disclosure Schedule sets forth a true and complete list of all insurance policies (a) maintained by Seller which covers any Acquired Company or the Business or (b) maintained by any Acquired Company or the Business (the “Insurance Policies”) as of the date hereof, respectively, and specifies which, if any, of such policies are occurrence-based policies. Each such policy is in full force and effect (or has been renewed in the ordinary course of business) in all material respects and the Acquired Companies are not in material default with respect to their obligations under any of such policies. Taken together, the Insurance Policies (i) provide reasonably adequate insurance coverage for the properties and Assets of the Acquired Companies, the operation of the Business for all material risks reasonably applicable to a business substantially similar to the Business and (ii) are sufficient for compliance with all Applicable Laws and Contractual Obligations to which any Acquired Company is a party or by which any Acquired Company or any of its material properties or Assets or the Business is bound. Since July 12, 2021, no event primarily affecting the Acquired Companies or the Business has occurred which, with notice or the lapse of time, would constitute a material breach or material default, or permit termination, modification or acceleration, under the Insurance Policies. There are no claims related to the Business or any Acquired Company pending under any Insurance Policy for which an insurance carrier has denied or, to Seller’s Knowledge, threatened in writing to deny coverage, and neither any Acquired Company nor the Business has received any notice or other communication regarding an actual or possible cancellation of the Insurance Policies or material adjustment in the amount of premiums payable with respect to any such Insurance Policies. All premiums due and payable under each such policy have been paid and the Acquired Companies and the Business are otherwise in material compliance with the terms of such policies.
Section 4.22[Reserved.]
Section 4.23No Brokers. The Acquired Companies do not have any Liability of any kind to, or are subject to any claim of, any broker, finder or agent in connection with the Transaction Documents or the Contemplated Transactions pursuant to any Contractual Obligations of any Acquired Company.
Section 4.24Sanctions, Export Controls, Anti-Corruption and Anti-Money Laundering Matters. Since April 24, 2019, none of the Business or Acquired Companies nor any Business’ or Acquired Companies’ respective officers, directors, or employees, nor, to Seller’s Knowledge, any agent or other third-party representative acting for or on behalf of the Business or any Acquired Company, (a) (i) is or is owned or controlled by a Sanctioned Person or (ii) is engaged in any unlicensed or unauthorized transaction with or involving any supplier, customer, distributor, or other party that is organized or ordinarily resident in a Sanctioned Country or is a Sanctioned Person, in each case in breach of applicable Sanctions Laws, (b) has, since July 12, 2021, (i) made, received, or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any Governmental Official or other Person in violation of applicable Anti-Corruption Laws or (ii) otherwise been in violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, including in connection with the use of any corporate funds, (c) has, since July 12, 2021, imported, exported, reexported, or retransferred any article, item, component, software, technology, service or technical data or taken any other act in violation of any applicable Ex-Im Laws or (d) has, since July 12, 2021, been involved in or the subject of any formal or informal proceedings, allegations, investigations, enforcement actions, or inquiries pending, expected or threatened, concerning violations or potential violations of Sanctions Laws, Ex-Im Laws, Anti-Corruption Laws or Anti-Money Laundering Laws in connection with the Business or any Acquired Company. Each Acquired Company and any Persons acting on their behalf have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Ex-Im Laws and Sanctions Laws.
Section 4.25Complete Copies of Materials. Seller has made available true and complete copies of each contract and document that is listed in the Disclosure Schedule.
Section 4.26No Additional Representations. Except for the representations and warranties contained in Article V, in any Ancillary Agreement to which Buyer is a party, and in the Buyer Certificate, Seller acknowledges that neither Buyer, nor any other Person on behalf of Buyer, makes, and Seller hereby disclaims relying on, any other express or implied representation or warranty with respect to Buyer or any of its Affiliates in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions. Except for the representations and warranties contained in Article III (which are made only by Seller) and this Article IV, in any Ancillary Agreement to which Seller is a party and in the Seller Certificate, none of Seller or any Acquired Companies or any of their respective Affiliates or Representatives makes any express or implied representation or warranty of any kind or nature whatsoever to Buyer or any other Person, and Seller, on behalf of itself and each Acquired Company and their respective Affiliates and Representatives, hereby disclaims any such representation or warranty with respect to the Acquired Companies, the Business, the execution and delivery of this Agreement and the Ancillary Agreements and their respective subject matters, and the consummation of the Contemplated Transactions. Without limiting the generality of the foregoing, Buyer will acquire the Shares and the Acquired Companies in an “as is” condition and on a “where is” basis, without any representation or warranty as to merchantability, noninfringement or fitness for any particular purpose, except as expressly represented or warranted by Seller in Article III and this Article IV, in any Ancillary Agreement to which Seller is a party or in the Seller Certificate.
Article V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date (except for representations and warranties that address matters only as of a specified date or dates, which representations and warranties shall be made as of such specified date or dates) as follows:

Section 5.1Organization. Buyer is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its organization.
Section 5.2Authority. Buyer has all requisite right, power and authority necessary for the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party and to consummate the Contemplated Transactions. Buyer has duly authorized by all necessary action the execution, delivery and performance of this Agreement and each such Ancillary Agreement to which Buyer is or will be a party and the consummation of the Contemplated Transactions. This Agreement has been, and each of the Ancillary Agreements to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement is, and in the case of the Ancillary Agreements they will at the Closing be, Enforceable against Buyer.
Section 5.3No Conflict. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party, and the consummation of the Contemplated Transactions, do not and will not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or (b) give rise to a right of termination, cancellation, modification or acceleration of any Liability or loss of any benefit under (i) any provision of the certificate of incorporation or by-laws or other organizational documents of Buyer or (ii) any Applicable Law, except, in the case of clause (ii), for such conflicts, violations or defaults as would not individually or in the aggregate have a Buyer Material Adverse Effect.
Section 5.4Consents. Assuming the accuracy of Seller’s representations and warranties in Section 3.4, no action by (including any authorization by, Consent or approval of, or expiration or termination of any waiting period by), or in respect of, or filing with, or notice to any Governmental Authority or any equityholder of Buyer is required by or on behalf of Buyer for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreement to which it is (or with respect to Ancillary Agreements to be entered into at the Closing, will be) a party (including the grant of the Buyer RSUs) or (b) the consummation of the Contemplated Transactions, except for as required under applicable Antitrust and securities Laws.
Section 5.5Sufficiency of Funds. Buyer has and will have at the Closing readily available funds that are sufficient to effect the Closing and pay the Closing Purchase Price and the other amounts set forth in Section 2.4 on the terms contemplated hereby.
Section 5.6Brokers’ and Finders’ Fees. Except for any Person whose fees and expenses shall be paid solely by Buyer or any of its Affiliates, Buyer has not incurred, and will not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents or the Contemplated Transactions pursuant to any Contractual Obligations of Buyer.
Section 5.7Litigation. As of the date hereof, there is no pending or, to the Knowledge of Buyer, threatened in writing, any Action against Buyer by or before any Governmental Authority, nor is there any outstanding Governmental Order imposed (or, to the Knowledge of Buyer, threatened in writing to be imposed) upon Buyer or its assets that, in each case, (a) would reasonably be expected to have a Buyer Material Adverse Effect or (b) challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Contemplated Transactions.
Section 5.8Securities Purchase. Buyer is acquiring the Shares for its own account and not with a view to, or for sale in connection with, any distribution in violation of applicable securities laws.
Section 5.9No Additional Representations. Except for the representations and warranties contained in Article III and Article IV (including the related portions of the Disclosure Schedule), in any Ancillary Agreement to which Seller is a party, and in the Seller Certificate, Buyer acknowledges that neither Seller, nor any other Person on behalf of Seller, makes, and Buyer disclaims relying on, any other express or implied representation or warranty with respect to Seller or any of its Subsidiaries, including the Acquired Companies, in connection with this Agreement, the Ancillary Agreements or the Contemplated Transactions. Except for the representations and warranties contained in this Article V, in any Ancillary Agreement to which Buyer is a party and in the Buyer Certificate, none of Buyer or any of its Affiliates or Representatives makes any other express or implied representation or warranty of any kind or nature whatsoever to Seller, the Acquired Companies or any other Person, and Buyer, on behalf of itself and its Affiliates and Representatives, hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the Ancillary Agreements and their respective subject matters, and the consummation of the Contemplated Transactions.
Article VI

CERTAIN PRE-CLOSING COVENANTS
Section 6.1Reasonable Best Efforts; Notices and Consents. Subject to the terms and conditions of this Agreement, including Section 6.4, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article X (the “Pre-Closing Period”), each of the Parties shall use its reasonable best efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to other Persons, to obtain or cause to be obtained all Consents from other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII). Without limiting the generality of the foregoing, during the Pre-Closing Period, Seller shall, and shall cause the Acquired Companies to, use reasonable best efforts to give all notices to, and obtain all Consents from, all Persons required pursuant to any Material Contract, including the Specified Consent, and Seller shall bear any costs and expenses in connection with sending any such notices or obtaining any such Consents. Notwithstanding the foregoing, the failure to obtain any such Consents under any Material Contract shall not be deemed to be a breach of this Section 6.1 or any other provision of this Agreement, nor shall such failure delay or prevent the Closing and in no event will Seller or any Acquired Company be required to make any payments to, or provide any guaranty for the benefit of, any third parties in connection with providing such notices or obtaining such Consents.
Section 6.2Operation of the Business. During the Pre-Closing Period, except (i) to the extent described on Section 6.2 of the Disclosure Schedule, (ii) as expressly contemplated by this Agreement, (iii) as required by any Applicable Law, including Antitrust Laws or applicable Governmental Order or (iv) as consented to or approved by Buyer (which consent shall not to be unreasonably withheld, conditioned or delayed) in writing beforehand:
(a)Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to (i) conduct the Business in the ordinary course of business in all material respects, (ii) maintain and preserve substantially intact its present business organization, (iii) maintain and preserve the goodwill of those having material business relationships with it and (iv) keep available the services of the Key Persons, and
(b)Seller shall not take any of the actions set forth in Section 6.2(b)(i), Section 6.2(b)(ii) and Section 6.2(b)(xxvi) and shall not authorize, resolve, agree, commit or enter into any Contractual Obligation to do any of the things referred to in Section 6.2(b)(i), Section 6.2(b)(ii), Section 6.2(b)(iii), Section 6.2(b)(xiii) and Section 6.2(b)(xxvi) to the extent specifically related to the Business, the Company Associates or the Acquired Companies (but nothing in this Section 6.2(b) shall affect, limit or otherwise prevent Seller from taking such actions that are broadly applicable to Seller and its Subsidiaries, its assets and/or personnel (including the Business, the Company Associates and the Acquired Companies)), and Seller shall cause the Acquired Companies to not take any of the following actions:
(i)amend the Organizational Documents of any Acquired Company, effect any split, combination, reclassification or similar action with respect to the capital stock or other Equity Interests of any Acquired Company or adopt or carry out any recapitalization, plan of complete or partial liquidation or dissolution of any Acquired Company;
(ii)allot, issue, sell, authorize the issuance of, grant, pledge, encumber or otherwise dispose or grant options or rights to purchase or sell any Equity Interests of any Acquired Company, or issue, grant, or authorize the issuance or grant of any Seller Equity Interests or other securities to any Company Associate other than as set forth on Section 6.2(b)(ii) of the Disclosure Schedule (other than the issuance of any Equity Interests pursuant to the settlement of vested restricted stock unit award or vested performance stock unit award covering shares of Seller common stock that are outstanding as of the date hereof) or amend any term of any outstanding Equity Interests of any Acquired Company or any Seller Equity Interests held by a Company Associate;
(iii)(i) set aside or pay any dividend or any other distribution payable in cash, stock or non-cash property on or in respect of any Equity Interests of any Acquired Company or solely in respect of Seller Equity Interests held by any Company Associate (other than dividends or distributions made to another Acquired Company) and (ii) repurchase, redeem, or otherwise acquire or cancel any Equity Interests of any Acquired Company or Seller Equity Interests held by any Company Associate (other than repurchases or redemptions applicable to all Seller Equity Interests or in connection with the withholding of shares to satisfy withholding Tax obligations upon the exercise, vesting or settlement thereof);
(iv)incur, assume or otherwise become liable in respect of any Indebtedness solely as defined in clauses (a), (b), (e), (g), (i) and (j) of such definition;
(v)enter into any transactions with any Affiliate or other Related Party of any Acquired Company (other than payments made to, and other compensation and benefits provided to, officers and directors (or equivalent) in the ordinary course of business and any other transactions with Seller or its Subsidiaries in the ordinary course of business);
(vi)(i) merge or consolidate with any Entity or (ii) make any loan, advance or capital contribution to, or acquire any Equity Interests in, any Person or purchase a substantial portion of the assets of, or by any other means acquire, any business or Entity;
(vii)(i) sell, assign, transfer or license any of its material Assets, (ii) acquire, lease or license any right or other material Assets from any other Person or (iii) waive or relinquish any material right with respect to its material Assets, in each of cases (i) through (iii) except for the purchase or sale of inventory or products in the ordinary course of business or non-exclusive licenses of Intellectual Property Rights granted by or to an Acquired Company in the ordinary course of business or (iv) otherwise permit any of its material Assets to become subject to any Encumbrance, except for Permitted Encumbrances;
(viii)make (or enter into any agreement to make) any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of any Acquired Company since the Balance Sheet Date, do not exceed $200,000 in the aggregate per fiscal year;
(ix)make any material change in its methods of accounting or accounting practices (including with respect to reserves) or any material change in its depreciation or amortization policies or rates thereto adopted by any Acquired Company;
(x)change in any material respect the policies or practices regarding accounts receivable or accounts payable;
(xi)(i) materially reduce the amount of any insurance coverage provided by existing insurance policies to the Acquired Companies and the Business or (ii) fail to maintain in full force and effect insurance coverage for the Acquired Companies and the Business materially consistent with past practice, in each case, other than as part of a general reduction or modification of insurance coverage applicable to Seller and its Subsidiaries that does not primarily affect the Acquired Companies and the Business;
(xii)except as may be required by Applicable Laws, under any Benefit Plan in effect as of the date hereof and set forth on Section 4.17(a) of the Disclosure Schedule, or as set forth on Section 6.2(b)(xi) of the Disclosure Schedule, (i) adopt, establish, enter into, amend or terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date hereof, in each case with respect to Company Associates, (ii) grant any loan or bonus to, or increase the compensation or benefits of, any Company Associate other than the payment of annual incentive bonuses in the ordinary course of business, (iii)

grant or increase any severance, change of control, retention, termination or similar compensation or benefits to any Company Associate, in each case compared to the base salaries or wages in effect as of the date hereof, (iv) take any action to waive any performance criteria or accelerate the vesting of, or payment of, any compensation or benefit under any Benefit Plan with respect to any Company Associate or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, in each case with respect to Company Associates;
(xiii) (i) promote, hire or make an offer to hire any employee or individual contractor, other than the hiring of, or making an offer to, employees or individual contractors to fill vacant positions set forth on Section 6.2(b)(xiii) of the Disclosure Schedule, (ii) terminate any employee or individual contractor other than for cause (as determined in a manner consistent with past practice), or implement any furloughs, temporary layoffs, or reduction to the terms and conditions of employment, (iii) transfer or offer to transfer the employment of any employee from a status in which such employee would have been a Company Associate to a status in which such employee will not be a Company Associate or (iv) transfer or offer to transfer the employment of any employee from a status in which such employee would not have been a Company Associate to a status in which such employee will be a Company Associate, except that clauses (i) and (ii) of this provision should not apply, in each case, to employees or individual contractors whose annual base compensation is below GBP 120,000;
(xiv)enter into, negotiate, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization with respect to any Company Associate;
(xv)(i) make, change or revoke any material Tax election, (ii) change any method of accounting for Tax purposes, amend any Tax Return, withdraw any material Tax refund claim, (iii) settle or compromise any Action in respect of material Taxes, (iv) enter into any Tax indemnity, allocation, sharing or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), consent to an extension or waiver of the statutory limitation period applicable to claim or assessment in respect of Taxes, (v) enter into any Contractual Obligation with any Governmental Authority in respect of Taxes, (vi) enter into intercompany transactions giving rise to deferred gain or loss of any kind, (vii) incur any interest or penalties in respect of Taxes or (viii) make any claim for Specified R&D Tax Credits except on a basis that fully reflects Appropriate R&D Tax Advice;
(xvi)create a permanent establishment of the Acquired Companies in a jurisdiction different from its jurisdiction of incorporation or formation;
(xvii)waive, release, assign, compromise, commence, settle or agree to settle any pending or future Actions involving (i) potential payments to any Acquired Company or by any Acquired Company after the Closing of more than $200,000, (ii) consent to non-monetary relief imposed upon any Acquired Company or (iii) the resolution of allegations against any Acquired Company regarding the violation of or non-compliance with any Applicable Law;
(xviii)enter or agree to enter into any or discontinue any line of business that, in each case, is not foreseen by the Business Plan of the Acquired Companies made available to Buyer prior to the date hereof;
(xix)(i) materially amend, materially modify or terminate any of the Leases (other than terminations occurring at the end of the term specified therein) or (ii) assign, sublease or encumber (other than with Permitted Encumbrances) any Acquired Company’s interest in the Leases or the Leased Real Property in any material respect;
(xx)(i) terminate, cancel or renew any Material Contract or any Contractual Obligation that would constitute a Material Contract if in effect as of the date hereof, except (x) in the ordinary course of business, (y) renewals or substitutions of existing Contractual Obligations on the same or better terms or (z) cancellations or terminations at the end of the term specified therein or initiated by the counterparty thereof, (ii) materially amend, grant a waiver of a material provision under or otherwise modify in any material respect any Material Contract or any Contractual Obligation that would constitute a Material Contract if in effect as of the date hereof, except (A) amendments or modifications of existing Contractual Obligations on the same or better terms or (B) amendments or modifications initiated by the counterparty thereof in the ordinary course of business so long as, in each case of (A) and (B), the Contractual Obligation would not be amended or modified to include any of the terms described in Sections 4.13(a)(v), 4.13(a)(vi), 4.13(a)(vii), 4.13(a)(viii), 4.13(a)(xv) or 4.13(a)(xvi) or terms under which the consummation of the Contemplated Transaction will result in a breach or violation of, or constitute a default (or an event which, with or without the notice or lapse of time or both, would constitute a default) under, or give rise to or expand any right to terminate, cancel, modify or accelerate the performance required by, any of the terms, conditions or provisions of such Contractual Obligation (such terms, the “Adverse Terms”) or (iii) enter into any Contractual Obligation that would constitute a Material Contract if in effect as of the date hereof (other than (I) a Material Contract described under Sections 4.13(a)(i), 4.13(a)(xii) or 4.13(a)(xiii) if in the ordinary course of business and so long as such Contractual Obligation does not contain any Adverse Terms and (II) a Material Contract described under Sections 4.13(a)(x) and 4.13(a)(xi) if otherwise permitted under Section 6.2(b)(xii) or Section 6.2(b)(xiii)); provided that nothing in this Section 6.2(b)(xx) will restrict Seller or its Subsidiaries (other than the Acquired Companies) from terminating, canceling, renewing, amending, granting a waiver or otherwise modifying Seller’s or its Subsidiaries’ Contractual Obligations that govern any Standalone Contract that constitutes a Material Contract to the extent that such termination, cancellation, renewal, amendment, waiver or modification does not adversely affect the Business;
(xxi)terminate, fail to renew, abandon, relinquish, cancel, let lapse, fail to continue to prosecute or defend (including failure to pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any Company Registrations when due), Encumber (other than as a Permitted Encumbrance), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit, authorizations, waivers or other similar rights that relate to Company Intellectual Property Rights or any option to any of the foregoing, other than non-exclusive licenses granted in the ordinary course of business), sell, assign, transfer or otherwise dispose of any Company Intellectual Property Rights other than any intentional abandonment of any Company Registrations in the Acquired Companies’ reasonable business judgment;
(xxii)[reserved;]
(xxiii)take or fail to take any act or omission which would be reasonably likely to result in the termination, revocation, suspension, modification or non-renewal of any material Permit held by any Acquired Company;
(xxiv)create any Subsidiary or any new branch of any Acquired Company;
(xxv)give any guarantee, indemnity, counter-indemnity, letter of comfort or other agreement to secure an obligation of a third party (including Seller), other than any such obligation that is released, satisfied or terminated prior to or at the Closing;
(xxvi)sell, assign, transfer or otherwise dispose of any Assets that are exclusively related to the Acquired Companies which are not directly held by any Acquired Company (other than such transfers to an Acquired Company); or
(xxvii)authorize, resolve, agree, commit or enter into any Contractual Obligation to do any of the things referred to elsewhere in this Section 6.2.
For the avoidance of doubt, no action taken by Seller or an Acquired Company that is permitted by any provision of Section 6.2(b) (including any qualification or exception to any of the restrictions as set forth in Section 6.2(b) of the Disclosure Schedule) shall be deemed to be a breach of Section 6.2(a) if such action is taken in accordance with the Section 6.2(b) of the Disclosure Schedule or with the prior written consent of Buyer. Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies, in violation of any applicable Antitrust Laws, prior to the Closing. Prior to the Closing, Seller and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.3Access to Premises and Information. Subject to the provisions of Section 9.2(c), during the Pre-Closing Period, Seller shall, and shall cause the Acquired Companies to, permit Buyer to have reasonable access (at reasonable times and upon reasonable prior notice) to Representatives of the Business and the Acquired Companies and to premises, properties, books and records (including Tax records of the Acquired Companies) of the Business and the Acquired Companies and, during such period, shall cause the Business and the Acquired Companies to furnish promptly such information concerning the businesses, properties and personnel of the Business and the Acquired Companies as Buyer shall reasonably request (it being understood that such reasonably requested information shall include the information referenced in Exhibit F); provided that (a) any such access shall be conducted at Buyer’s sole expense, in a manner that complies with this Section 6.3, at a reasonable time and during normal business hours and not to interfere with the normal operations of the Business or the Acquired Companies, subject to confidentiality undertakings and if applicable, customary access letters, (b) all requests for access shall be directed in writing to Julia Van Sant at jvansant@etsy.com and Ritesh Ramchandani at rramchandani@etsy.com, or such other Person as Seller may designate in writing from time to time and (c) Seller shall not be required to provide any Tax records of the Business that do not relate directly to the Acquired Companies or any Tax Return of (x) Seller or its Subsidiaries (other than the Acquired Companies) or (y) a consolidated, combined, affiliated or unitary group that includes Seller or its Subsidiaries (other than the Acquired Companies). During the Pre-Closing Period, Buyer may, upon Seller’s prior written approval (e-mail being sufficient), make inquiries of Persons having business relationships with the Business and the Acquired Companies (including suppliers, licensors and distributors) and shall have access to all related Contractual Obligations and Seller shall cause the Business and the Acquired Companies to reasonably cooperate with Buyer in connection with such inquiries, in each case in compliance with all Applicable Laws (including any applicable Antitrust Laws). No information or actual or constructive knowledge obtained in any investigation pursuant to this Section 6.3 or otherwise (including any due diligence investigations in connection with the entrance into this Agreement) shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Closing in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Buyer, nor shall any such information, knowledge or investigation be deemed to affect or modify Buyer’s reliance on the representations, warranties, covenants and agreements made by Seller in this Agreement. Notwithstanding anything herein to the contrary, (a) Seller shall not be required to provide any records or information the disclosure of that would result in (i) the loss of any legal privilege, (ii) the violation of any contractual obligations of Seller or its Subsidiaries or (iii) the violation of any Applicable Law, including Antitrust Laws (provided that with respect to the foregoing clauses (i) through (iii), Seller shall use its commercially reasonable efforts to implement appropriate measures (agreeable to Buyer) to remove or minimize the bases under clauses (i) through (iii) to the provision of access to such information and documentation, including obtaining consents from third parties, entrance into joint defense arrangements, use of “clean team” procedures, and redaction to the extent necessary) and (b) in all cases the information and access provided pursuant to this Section 6.3 be subject to the Confidentiality Agreement to the extent applicable. For the avoidance of doubt, (A) neither Seller nor the Acquired Companies shall be required by this Section 6.3 to prepare, compile or create any information that is not maintained in the ordinary course of business and is not readily available (other than preparing, compiling or creating any information that is required pursuant to Section 7.17 or Exhibit F) and (B) Buyer shall use any information, access or materials provided pursuant to this Section 6.3 solely for purposes of consummating the Contemplated Transactions, complying with reporting, disclosure, filing or other requirements imposed by a Governmental Authority, or facilitating post-Closing operations of the Business, and for no other purpose.
Section 6.4Regulatory Efforts.
(a)Each Party shall use reasonable best efforts to file, (i) as soon as practicable, and in any event within five Business Days after the date hereof, the notifications and information required to be filed or supplied pursuant to the HSR Act and (ii) in Australia commence pre-notification consultation with the ACCC as soon as practicable, and in any event within five Business Days after the date hereof and (iii) as soon as practicable, and in any event within fifteen Business Days after the date hereof, the notifications and information required to be filed or supplied to the Antimonopoly Committee of Ukraine and (iv) as soon as practicable, and in any event within five Business Days after the date hereof, all other required filings and submissions with the appropriate Governmental Authorities under Antitrust Laws, and, to the extent that the UK Competition and Markets Authority (CMA) requests submission of a merger notice, a draft of such notice to be submitted within 15 Business Days of the CMA requesting as such, and in each case seek early termination of all waiting periods or clearances and approvals as applicable, under such Applicable Laws and supply all documents and information reasonably requested by Governmental Authorities in connection with such notifications, filings and submissions. Each of Buyer and Seller shall be responsible for paying its own respective filing fees and other expenses in connection with this Section 6.4, including in connection with any such notifications, filings and submissions and in connection with seeking any approval, order, permit or other consent, of any Governmental Authority or the expiration or termination of any applicable waiting period necessary to consummate the Contemplated Transactions, or any related Actions.
(b)During the Pre-Closing Period, neither Buyer nor any of its Subsidiaries shall acquire or agree to acquire, by merging or consolidating with, or by purchasing or acquiring all or substantially all of the assets of or equity in, or form or participate in a partnership, joint venture or similar arrangement with, or obtain board representation or other governance rights or enter into any other arrangements, in each case that would have the effect, directly or indirectly, of obtaining a majority or controlling stake in, any Person whose primary business, or in the case of an acquisition or arrangement with respect to a line of business of such Person, for a line of business of such Person that, competes directly with the Business or which acquisition, formation, participation or arrangement Buyer reasonably believes would likely result in a material delay in, or prevent Buyer from, satisfying the condition set forth in Section 8.1(e) prior to the Termination Date.
(c)Subject to the other provisions under this Section 6.4 (including Section 6.4(d) and the last sentence of this Section 6.4(c)), Seller will, and will cause the Acquired Companies to, and Buyer will, and the Parties will cause their controlled Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the each other in doing, all things, necessary, proper or advisable to make effective, no later than the Termination Date, the Contemplated Transactions in accordance with the terms hereof, including obtaining all Consents, approvals, orders, permits or other consents of applicable Governmental Authorities under the HSR Act and the applicable Antitrust Laws and expiration or termination of applicable waiting periods and to avoid any action or proceeding by, any Governmental Authority under any Applicable Law, necessary for the consummation of the Contemplated Transactions and, including in the case of the expirations, terminations and approvals necessary to satisfy the condition in Section 8.1(e), agreeing to Remedies. The Parties shall use reasonable best efforts to defend, contest and litigate any Action, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions. Seller will, and will cause the Acquired Companies to, and Buyer will, and the Parties will cause their Affiliates to, furnish to each other such information and assistance as may be reasonably requested in connection with the foregoing, including by (i) cooperating in all respects and consulting with each other in connection with any filing, submission, communication and strategy in connection with any investigation or other inquiry, including allowing the other to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and by timely furnishing to each other all information reasonably required to be included in such documents, (ii) giving the other prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by a Governmental Authority or other Person, in each case, with respect to the Contemplated Transactions, (iii) keeping the other informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly providing the other with copies of all material written communications to or from any Governmental Authority relating to any filings submitted in connection with the Contemplated Transactions in connection with any request, inquiry, investigation, action or legal proceeding subject to an appropriate confidentiality agreement to limit disclosure to outside counsel and consultants retained by such counsel, (v) responding to and complying with, unless otherwise agreed to in writing, any request for additional information or documentary materials, (vi) keeping each other informed of any material or substantive communication received or given to any Governmental Authority, (vii) consulting with and permitting the other to review in advance, considering in good faith the other party’s reasonable comments in any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with any proceeding and (viii) permitting the other to attend material meetings and video or telephone conferences with any Governmental Authority, unless prohibited by such Governmental Authority, and each of the Parties shall request that the other party be permitted to attend such meetings if so requested by such other party; provided that materials required to be provided pursuant to this Section 6.4(c) may be (A) redacted as necessary to address attorney-client concerns or (B) designated as “outside counsel only,” which materials and the information therein shall be given only to outside counsel or outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers or directors of the recipient without the advance written consent of Buyer or Seller providing such materials, as applicable. Notwithstanding anything to the contrary in the previous sentence, Buyer shall, on behalf of the Parties and the Acquired Companies, control and lead all communications, tactics and strategy relating to any advocacy, settlement or Remedy discussions, submissions, investigations, or litigation in connection with any applicable Antitrust Laws (but only after consulting with and considering in good faith the views of Seller), including any decisions to pull and refile any filing or notification, toll or extend any applicable waiting period or agree with any Governmental Authority not to consummate the Contemplated Transactions for any period of time. The foregoing obligations in this Section 6.4(c) shall be subject to the Confidentiality Agreement and any attorney-client, work product or other privilege.
(d)Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.4 or otherwise in this Agreement shall require Buyer or any of its Affiliates to (and, without the prior written consent of Buyer, Seller shall not, and shall cause its Subsidiaries not to) (i) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of the Business, the Acquired Companies, Buyer or any of their respective Affiliates, (ii) terminate existing relationships, contractual rights or obligations of the Business, the Acquired Companies, Buyer or any of their respective Affiliates, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the Business, the Acquired Companies, Buyer or any of their respective Affiliates, (v) effectuate any other change or restructuring of the Business, the Acquired Companies, Buyer or any of their respective Affiliates and (vi) take or commit to take any structural, conduct or behavioral remedies relating to the Business, the Acquired Companies, Buyer or any of their respective Affiliates (collectively, “Remedies”), except to the extent Buyer reasonably determines in good faith that a Remedy satisfies all of the following criteria (A) is reasonably necessary to permit the Closing to occur by the Termination Date, (B) relates solely to the Business outside of the United States (and, except for a Permitted License, does not relate to any assets, properties, rights, business or business activities of Buyer or any of its Affiliates other than the Business outside of the United States following the Closing, and, for the avoidance of doubt, any remedies affecting in any material respect the employees, intellectual property (other than a Permitted License) or other assets used in the Business in the United States, wherever located, shall be deemed to be “related” to the Business in the United States for this purpose), (C) does not adversely impact Buyer’s direct or indirect acquisition, or ownership following Closing, of the technology of the Business (provided that a license to one or more third parties to use such technology exclusively in specified jurisdictions outside the United States in connection with effectuating a Remedy necessary to permit the Closing to occur by the Termination Date shall not be deemed to have such an impact as described in this clause (C) (such license, a “Permitted License”)), (D) subject to Section 6.4(d) of the Disclosure Schedule, does not, individually or in the aggregate, adversely impact the Assets of the Acquired Companies or the Business, individually or in the aggregate with other value loss to the Business, by an amount in excess of $90 million (such impact described in this clause (D), without reference to Section 6.4(d) of the Disclosure Schedule, a “Specified Adverse Impact”) and (E) does not have a material adverse effect on the Business or the benefits Buyer reasonably expects from the Contemplated Transactions (such Remedy that satisfies clause (A) through (E), a “Permissible Remedy”). Without limiting any obligations of Seller under this Agreement, Seller shall agree to Remedies as may be reasonably requested by Buyer so long as such Remedies are conditioned on the Closing having occurred.
Section 6.5Exclusivity. Seller agrees that, during the Pre-Closing Period, Seller shall not, and shall cause its Subsidiaries, the Acquired Companies and any of their respective Representatives not to, directly or indirectly (a) solicit, initiate, propose or knowingly encourage or facilitate any inquiry, indication of interest, proposal or offer, or any amendments thereof, relating to an Alternative Transaction (each, an “Alternative Proposal”), (b) participate in or knowingly encourage or facilitate any discussions or negotiations relating to, or disclose, furnish or afford access to any person or entity any information (including any Acquired Company’s businesses, properties, books or records) in connection with, or assist, or cooperate with any person or entity in making or proposing, or take any other action to facilitate, any Alternative Proposal or Alternative Transaction or (c) authorize, enter into any agreement, arrangement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Proposal or Alternative Transaction. Seller shall, and shall cause the Acquired Companies to, immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to an Alternative Proposal, terminate all data room access of any such persons, and promptly, but in no event later than 24 hours after the date hereof provide a written notice to each third party that received any confidential or non-public information about the Acquired Companies in connection with any Alternative Proposal, requesting such third party to return or destroy such confidential information. During the Pre-Closing Period, Seller shall, as promptly as practicable and in any event within one Business after receipt thereof, advise Buyer, to the extent not prohibited by any confidentiality agreement existing as of the date hereof, of the key terms of any Alternative Proposal.
As used herein:

“Alternative Transaction” means, in one transaction or a series of related transactions, (a) the direct or indirect acquisition of all or a material portion of the assets, properties or rights of the Acquired Companies, taken as a whole, (b) the direct or indirect issuance or acquisition of Equity Interests of any Acquired Company (other than pursuant to employee benefits and equity award plans in effect as of the date hereof), (c) any tender offer or exchange offer for Equity Interests of any Acquired Company, (d) any merger, consolidation or other business combination or similar transaction involving any Acquired Company, (e) any joint venture or other strategic investment in or involving any Acquired Company, (f) any reorganization, recapitalization or restructuring of any Acquired Company, (g) any transaction by the Acquired Companies which is outside of the ordinary course of business and the execution or consummation of which would reasonably be expected to prevent or materially impede the Contemplated Transactions, (h) any combination of the foregoing, provided that clauses (a) through (g) shall not restrict any such transaction or series of related transactions with (i) Buyer or its Affiliates, (ii) solely among the Acquired Companies or (iii) that satisfies such clause only because the transaction involves a Seller Change of Control.

“Seller Change of Control” means, directly or indirectly, in a single transaction or series of related transactions, (a) any person or affiliated group acquires more than 50% of the total voting power of Seller, (b) all or substantially all of Seller’s Assets are acquired or (c) Seller is merged with another Entity.
Section 6.6Payoff Letters. No later than three Business Days prior to the Closing, Seller shall cause the Acquired Companies to obtain and deliver, or cause to be obtained and delivered, to Buyer executed customary payoff letters in connection with the repayment of all Indebtedness for borrowed money requested to be repaid by Buyer (the “Payoff Letters”) from each lender or creditor to which such Indebtedness is owing, in each case, (a) that sets forth the amount of such Indebtedness (including the principal amount, accrued and unpaid interest, fees and prepayment penalties) to be paid on the Closing Date, together with wire transfer instructions and (b) evidencing that the receipt of the applicable payoff amounts would result in full repayment, satisfaction, release, and discharge of all current and future obligations of the Acquired Companies in respect of such Indebtedness and of all current and future Encumbrances relating to such Indebtedness.
Section 6.7Lien Releases. At or prior to the Closing, Seller shall obtain and deliver, or cause to be obtained and delivered, to Buyer executed customary lien release letters (the “Lien Releases”) evidencing the termination and release in full of any Encumbrance on the Shares and any other Equity Interest or Assets of any Acquired Company securing the Seller Credit Agreement, which such Lien Releases shall be effective upon the Closing. Prior to the Closing Date, Seller shall use commercially resaonable efforts to cause the removal, release and discharge in full of all past, current and future liabilities and obligations of the Acquired Companies as named borrowers, guarantors or otherwise, from each applicable credit facility, if any.
Section 6.8Intentionally Removed.
Section 6.9Repayment of Insider Receivables. Prior to the Closing Date, the Acquired Companies shall cause all outstanding Insider Receivables and Insider Payables to be repaid and settled in full.
Section 6.10Intellectual Property Assignment Remediation and DSA Compliance.
(a)Seller shall use commercially reasonable efforts to cause each of the Acquired Companies to cause the parties so identified on Section 6.10 of the Disclosure Schedule to execute an agreement in a form reasonably acceptable to Buyer confirming the assignment of such Intellectual Property Rights to an Acquired Company; and
(b)Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to, by February 17, 2026, materially comply with any applicable transparency reporting obligations for its Business required under the DSA, in particular according to Art. 15, 24 DSA, except to the extent that any failure to do so results from circumstances beyond the reasonable control of Seller and the Acquired Companies.
Section 6.11Business IP Assignments. To the extent not already owned and controlled by the Company as of the date hereof, Seller shall, at any time prior to the Closing, (i) transfer all Internet domain names set forth on Section 4.10(a) of the Disclosure Schedule to a domain management account managed by an Acquired Company and (ii) update all social media accounts set forth on Section 4.10(a) of the Disclosure Schedule to reflect a log-in associated with an active email address of an Acquired Company, and in each case provide Buyer evidence of such transfer or update.
Section 6.12Open Source Audit. Prior to the Closing, promptly following receipt of the results of the audit carried out by Black Duck Software, Inc. prior to the date hereof (the “Open Source Audit”), Seller shall cause the Acquired Companies to use commercially reasonable efforts to remediate all “critical” issues and “high” issues identified as a result of such analysis to Buyer’s reasonable satisfaction. For the avoidance of doubt, so long as Seller has not materially and Willfully Breached its obligation to use commercially reasonable efforts as set forth in this Section 6.12, in no event will the results or outcome of the Open Source Audit or the failure or inability of Seller or any of the Acquired Companies to effect or complete the remediation plan with respect to the issues identified in Section 6.12 prior to the Closing cause any of the conditions for the consummation of the Contemplated Transactions to not be satisfied or give rise to any right to terminate this Agreement under Article VIII or Article X. For further clarity, prioritizing remediation of “critical” issues over “high” issues, even if such prioritization results in certain “high” issues not being remediated prior to the Closing, shall not constitute a material or Willful Breach of this Section 6.12.
Section 6.13Security Assessment. Seller shall cause the Acquired Companies to commence, as promptly as practicable and in any event within 20 Business Days following the date hereof, a vunerability review, which shall be conducted at Buyer’s cost, by Blackfoot UK Limited of the code base of the relevant Company IT Systems with the scope of such review to be limited to the items described in the draft Statement of Work previously shared with the Company by Buyer prior to the date hereof (the “Vulnerability Review”), the results of which will be made available to Buyer in a format reasonably approved by Buyer. Following receipt of the result of such Vulnerability Review and through the Closing, Seller shall cause the Acquired Companies to use commercially reasonable efforts to remediate all “critical” and “high” issues identified as a result of such analysis to Buyer’s reasonable satisfaction. For the avoidance of doubt, so long as Seller has not materially and Willfully Breached its obligations to use commercially reasonable efforts as set forth in this Section 6.13, in no event will the results or outcome of the Vulnerability Review or the failure or inability of Seller or any of the Acquired Companies to effect or complete the remediation plan with respect to the issues identified in Section 6.13 prior to the Closing cause any of the conditions for the consummation of the Contemplated Transactions to not be satisfied or give rise to any right to terminate this Agreement under Article VIII or Article X. For further clarity, prioritizing remediation of “critical” issues over “high” issues, even if such prioritization results in certain “high” issues not being remediated prior to the Closing, shall not constitute a material or Willful Breach of this Section 6.13.
Section 6.14Maintenance of Books and Records. After the Closing, each of the Parties shall preserve, until the fifth anniversary of the Closing Date, all pre-Closing records, and until the sixth anniversary of the Closing Date, all pre-Closing records with respect to Taxes, in each case, controlled, possessed or to be possessed by such party relating to the Acquired Companies or the Business. After the Closing Date, until the fifth anniversary of the Closing Date (or the sixth anniversary of the Closing Date with respect to pre-Closing records with respect to Taxes), upon any reasonable request from a Party hereto or its employees or Representatives, the Party holding such records shall (a) provide to the requesting Party or its employees or Representatives reasonable access to such records during normal business hours and not to interfere with the normal operation of the businesses of the Parties and their respective Affiliates and (b) permit the requesting party or its employees or Representatives to make copies of such records, in each case at no cost to the requesting party or its employees or Representatives (other than for reasonable out-of-pocket expenses). With respect to Buyer’s preparation and analysis of the Adjusted Closing Statement and the resolution of any disputes thereunder, Seller shall use commercially reasonable efforts to make available to Buyer and its Representatives, upon reasonable prior notice, reasonable access to personnel of Seller during normal business hours and without material interference to the normal business operations of Seller. Notwithstanding the foregoing, (i) nothing herein shall require either Party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any Applicable Law (it being understood that each Party shall cooperate in any reasonable efforts and requests for waivers that would enable otherwise required disclosure to the other Party to occur without so jeopardizing privilege or contravening such Applicable Law) and (ii) any disclosure permitted under this Section 6.14 will be subject to the respective Party’s confidentiality obligations hereunder. Such records and access to personnel may be sought under this Section 6.14 (i) to comply with reporting, disclosure, filing or other requirements imposed by a Governmental Authority, (ii) in connection with the filing of any Tax Return, Tax audit or other Action against a third party in respect of Taxes relating to the Acquired Companies or the Business, (iii) for financial reporting and to satisfy the requirements of internal and external examinations and audits or (iv) to comply with its obligations under this Agreement or any Ancillary Agreement.
Section 6.15Data Room. Seller shall use reasonable best efforts to provide to Buyer immediately prior to the Closing an electronic copy of the Data Room as of immediately prior to the Closing in a freely transferable format.
Section 6.16January Financials. Seller shall use reasonable best efforts to provide to Buyer as promptly as reasonably practicable following Seller’s receipt thereof the unaudited consolidated balance sheet of the Acquired Companies as of January 31, 2026, and the related unaudited consolidated statements of income and cash flows for the one month then ended (the “January Financials”).
Article VII

ADDITIONAL COVENANTS
Section 7.1Intellectual Property Matters.
(a)From the Closing Seller shall, and shall cause its Subsidiaries to, (i) cease to use all trademarks, trade names, service marks, trade dress, logos, slogans and any other indicators of origin included in the Company Intellectual Property Rights or any name similar thereto (collectively, “Company Trademarks”) and (ii) make all filings required to change the name of any Affiliates containing any Company Trademarks. From the Closing Date, Seller shall not, and agrees to ensure that its Subsidiaries do not: (i) register nor attempt to register any Company Trademark, either alone or in combination with any word, name, symbol or device, nor aid or assist anyone else in doing so, as a company name, trade name, trademark, service mark, domain name, social media account or handle, or otherwise and (ii) directly or indirectly challenge or seek to invalidate any Company Trademarks.

Notwithstanding anything to the contrary in the foregoing, Seller and its Subsidiaries shall not be required to take down any pre-existing content bearing the Company Trademarks posted on their social media accounts (provided that Seller and its Subsidiaries shall not repost or highlight such content after the Closing), and Seller and its Subsidiaries shall not be required to take down or remove from circulation any signage, stationary or promotional and marketing materials bearing a Company Trademark on media existing as of the Closing Date that is no longer in their control. Except as expressly set forth in this Section 7.1, as of the Closing Date, Seller shall, and agrees to ensure that its Subsidiaries shall, immediately cease use of any other Intellectual Property Rights of the Acquired Companies.
(b)With effect from the Closing Date, Seller hereby grants each Acquired Company a non-exclusive, perpetual (for the duration of the relevant Intellectual Property Right), irrevocable, royalty-free, sub-licensable (solely in connection with the operation of the Business and natural evolutions thereof), transferable (solely in connection with the sale or other transfer of all or substantially all of the assets of the Business or to an Affiliate in connection with an internal restructuring or reorganization), license to use the Shared Non-Branding IP solely in the operation of the Business as conducted as of the Closing Date and natural evolutions thereof.
Section 7.2Certain Tax Matters.
(a)Transfer Taxes. All transfer, stamp, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be (i) borne by (A) Buyer, in the case of UK stamp duty and stamp duty reserve tax in respect of the entry into, and the sale of the Shares pursuant to, this Agreement and (B) the party primarily responsible for such Taxes under Applicable Law, in the case of any other transfer, stamp, documentary, sales, use, registration and other similar Taxes and (ii) equally borne by Buyer and Seller if the Applicable Law does not specify the legal responsibility for such Taxes. The Party responsible under Applicable Law for preparing or filing any Tax Return and other documentation with respect to any Transfer Tax (or, in the case of UK stamp duty, Buyer) shall prepare and timely file all such Tax Returns and other documentation and pay any Transfer Tax due on such Tax Returns, and each other Party shall, and shall cause its Affiliates to, cooperate with respect to the preparation and filing of such Tax Returns and other documentation.
(b)Cooperation. Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to the other, upon reasonable request, such information and assistance in such Party’s possession relating to Taxes, including access to books and records, and all data and documentation required to be collected from or relating to customers and vendors (including any sales tax exemption certificates), as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller. Upon reasonable notice, Seller shall use commercially reasonable efforts to make its (and its Subsidiaries’) employees and advisors available to Buyer and its Affiliates as reasonably requested to provide additional information or explanation regarding the books, records, and Tax positions of the Acquired Companies. Notwithstanding the generality of the foregoing, nothing in this Agreement shall be interpreted as providing either Buyer or Seller any rights with respect to any affiliated, consolidated, combined, unitary or other similar Tax Return of Buyer or Seller, as the case may be, or any of its respective Affiliates other than information relating solely to the Acquired Companies (which may be provided on a pro forma basis).
(c)Seller Prepared Tax Returns. Seller shall prepare or shall cause to be prepared (i) all Tax Returns that are required to be filed by or with respect to any of the Acquired Companies for any Pre-Closing Tax Period that are due prior to the Closing Date and (ii) all Income Tax Returns (other than an Income Tax Return with respect to a Straddle Period) that is required to be filed by or with respect to any of the Acquired Companies for any Pre-Closing Tax Period to the extent Seller is liable under this Agreement or Applicable Law for the payment of any and all Taxes on such Tax Return that is due on or after the Closing Date (collectively, the “Seller-Prepared Tax Returns”). Seller shall prepare all Seller-Prepared Tax Returns in a manner consistent with past practices and in accordance with Applicable Law and with any claim for a Specified R&D Tax Credit fully reflecting Appropriate R&D Tax Advice, and shall promptly deliver, or cause to be delivered, to Buyer all Seller-Prepared Tax Returns, at least 20 days prior to the due date thereof (taking into account any customary, automatic extensions of the time to file) for Buyer’s review and approval (not to be unreasonably withheld, conditioned or delayed).

Notwithstanding the previous sentence, and so far as permitted by Applicable Law, Seller shall be entitled to require the Company to surrender up to GBP 5,000,000 of surrenderable amounts arising in respect of its accounting period ending on 31 December 2025 (to the extent such surrenderable amounts exist and are so available for surrender) by way of group relief under Part 5 of CTA 2010 to Seller and its Subsidiaries for no consideration (and for these purposes, “surrenderable amounts” shall have the meaning it has in Part 5 of CTA 2010).
(d)Preparation and Filing of Other Tax Returns. Buyer shall, at its expense, control the preparation and filing of all Tax Returns of or with respect to the Acquired Companies that are required to be filed after the Closing Date, other than Seller-Prepared Tax Returns (“Buyer-Prepared Tax Returns”). The Buyer-Prepared Tax Returns shall be prepared in a manner consistent with past practices to the extent in accordance with Applicable Law. Notwithstanding the generality of the foregoing, with respect to any Buyer-Prepared Tax Return that would reasonably be expected to give rise to a claim for Indemnified Taxes or affect the Purchase Price, Buyer shall promptly deliver, or cause to be delivered, to Seller at least 20 days prior to the due date thereof (taking into account any customary, automatic extensions of the time to file) with a draft of such Tax Return for Seller’s review and approval (not to be unreasonably withheld, conditioned or delayed).
(e)Tax Contests. Buyer shall control the defense and settlement of any proposed audit, adjustment, assessment, examination, claim or other controversy or proceeding (a “Buyer Tax Contest”), and shall, if Buyer or any Acquired Company receives notice of any pending or threatened Buyer Tax Contests with respect to any Pre-Closing Tax Period for which Buyer could seek indemnification for a material amount of Taxes pursuant to this Agreement (“Pre-Closing Tax Contest”), promptly notify, in writing, Seller of such matter; provided, however, no delay or failure on the part of Buyer to comply with such notice requirements under this Section 7.2(e) shall relieve Seller from any liability or obligation under this Agreement except to the extent Seller is actually prejudiced thereby. Buyer shall lead the response and defense of any such Pre-Closing Tax Contest, provided, however, that Buyer shall (i) keep Seller reasonably informed as to the material developments in such Pre-Closing Tax Contest, (ii) use commercially reasonable efforts to permit Seller to participate, as its own expense, in the defense of such Pre-Closing Tax Contest and review and comment on any material submissions to be made to the Taxing authority and (iii) not settle or compromise any material claim for Taxes without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any Pre-Closing Tax Contest, this Section 7.2(e) and not any other parts of this Agreement, shall control the conduct of such Pre-Closing Tax Contest.
(f)Allocation of Tax Liability. For all purposes under this Agreement, in the case of any Tax for a Straddle Period, the portion of such Tax attributable to the Pre-Closing Period shall (i) in the case of any real property, personal property, ad valorem or other similar Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of all other Taxes to be deemed equal to the amount that would be payable if the relevant taxable period ended on the end of the Closing Date. Any Tax-related exemptions or deductions shall be ratable in accordance with the principles of this Section 7.2(f).
(g)Post-Closing Covenant. Neither Buyer nor its Affiliates shall, or shall cause or permit any Acquired Company without Seller’s consent (not to be unreasonably withheld, conditioned or delayed), except to the extent relating to a matter identified in Section 7.2(g) of the Disclosure Schedule, to, (i) make or change any material Tax election on behalf of an Acquired Company that has retroactive effect in a Pre-Closing Tax Period, (ii) amend any Tax Returns of the Acquired Companies for a taxable period ending on or before the Closing Date, (iii) initiate any Acquired Company’s participation in a voluntary disclosure agreement or similar program covering any Pre-Closing Tax Period or (iv) change any method of accounting for Tax purposes or Tax accounting period with respect to any Tax period or portion thereof ending on or before the Closing Date, in each case, that would reasonably be expected to give rise to a claim for Indemnified Taxes or affect the Purchase Price.
(h)Specified R&D Tax Credits. Buyer will pay over to Seller an amount equal to the actual cash received (or cash Tax saving realized by offset against or discharge of cash Taxes payable

(provided such Tax would not otherwise have given rise to a claim under Section 9.2(a)(iv)) by the Company or any other Acquired Company (net of reasonable costs incurred by the Acquired Companies in connection with the recovery of such amount, including (for the avoidance of doubt) any advisors’ fees) by reason of any claim for refundable Specified R&D Tax Credits, to the extent such Specified R&D Tax Credit is: (i) not taken into account as an asset of any Acquired Company in calculating the Purchase Price and (ii) received by the Company from a Tax Authority after the Closing Date. Such payment to Seller shall be made within ten Business Days of receipt by the relevant Acquired Company. In the event that any Acquired Company is required to repay to any Tax Authority any Specified R&D Tax Credit received by the Company and paid over to Seller pursuant to this Section or any Specified R&D Tax Credit would have been so repayable but for the use or set-off of any Tax relief, Seller shall, within 10 Business Days of demand from Buyer, pay to Buyer an amount equal (on an after-Tax basis) to the Specified R&D Tax Credit that is so repayable (or would be but for use of the relevant Tax relief), together with any related interest or penalties.
Section 7.3Employee Matters.
(a)Comparability. For a period of 12 months following the Closing Date (or, if earlier, the date of the Continuing Employee’s termination of employment), Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to provide, each employee of the Acquired Companies who continues to be employed by Buyer or any of its Affiliates (each such employee, a “Continuing Employee”) with (i) compensation (excluding long-term incentive compensation opportunities, retention, change in control, transaction bonuses or any other similar non-recurring payment or benefit and severance) that is no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing Date, (ii) employee benefits (with the same exceptions in subsection (i) above) that are substantially comparable in the aggregate to (in Buyer’s reasonable discretion) (x) those provided to such Continuing Employee immediately prior to the Closing date and which are set forth on Section 4.17(a) of the Disclosure Schedule or (y) those provided by Buyer to its similarly situated employees and (iii) severance benefits the economics of which are no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date (including, by application, the Global Severance Guidelines (as defined in the Disclosure Schedule)).
(b)WARN Act. Seller shall cause the Company and the other Acquired Companies not to, at any time following the date hereof through the Closing Date (including as a result of the transactions contemplated by the Transaction Documents), effectuate any redundancy to which s 188 of the UK Trade Union & Labour Relations (Consolidation) Act 1992 applies or any “plant closing” or “mass layoff” as those terms are defined in the federal Worker Adjustment and Retraining Notification Act (“WARN”), or comparable conduct under any state or foreign Applicable Law without complying fully with the requirement of WARN or such similar Applicable Law.
(c)Seller Equity Awards. Seller shall retain all Liabilities in respect of all equity-based incentive compensation awards granted by Seller or its Subsidiaries (excluding the Acquired Companies) to the relevant Acquired Company’s Company Associates, whether or not such awards would be settled as of the Closing Date in equity or cash (the “Seller Awards”), and Buyer and the Acquired Companies shall assume no Liabilities with respect to such Seller Awards. All Seller Awards that are outstanding as of immediately prior to the Closing Date shall be treated in accordance with the terms and conditions of such Seller Awards effective as of the Closing Date, provided that any such Seller Awards that have not vested as of immediately prior to the Closing Date shall be forfeited on the Closing Date in accordance with the terms and conditions of such Seller Awards effective as of the Closing Date. Seller and its Subsidiaries shall provide Buyer and its Affiliates (including the Acquired Companies) on an ongoing basis with such information as is reasonably necessary to enable Buyer and its Affiliates (including the Acquired Companies) to satisfy any obligations in respect of Tax withholdings in connection with the vesting, settlement and/or exercise of Seller Awards, including confirmation of the vesting date and vesting status of such Seller Awards and the value of such Seller Awards. Seller shall indemnify Buyer or its Affiliates (including the Acquired Companies) in respect of any Employer Payroll Taxes payable by Buyer or its Affiliates (including the Acquired Companies) in connection with the grant, vesting and/or exercise of any Seller Awards. Seller and its Subsidiaries (excluding the Acquired Companies) shall comply with and perform all obligations related to the vested Seller Awards, including all responsibility for the administration and settlement of such Seller Awards in accordance with the terms of such Seller Awards and this Section 7.3.
(d)Buyer Retention Program. As promptly as practicable after the Closing, subject to the approval of Buyer’s board of directors, Buyer shall grant an award of restricted stock units (“Buyer RSUs”) under the Buyer Equity Incentive Award Plan, as amended and restated, in respect of each Forfeited Seller Equity Award held by a Continuing Company Associate immediately prior to the Closing. The number of shares of Buyer common stock subject to each such Buyer RSU will equal the Forfeited Seller PSU Value, the Forfeited Seller RSU Value or the Forfeited Promised Equity Award Value, as applicable, for each Forfeited Seller Equity Award held by a Continuing Company Associate immediately prior to the Closing, divided by the Buyer Fair Market Value. Unless a different vesting schedule is required to comply with Applicable Law or is advisable for tax or administrative reasons, each Buyer RSU will vest on the vesting schedule in effect for the equivalent Forfeited Seller Equity Award, except that the vesting schedule shall be modified, to the extent necessary, to provide that the vesting shall only occur on the 15th day of a month. Notwithstanding the foregoing, each Buyer RSU in respect of a Forfeited Seller PSU will vest solely on the basis of continued service through the end of the appliable performance period in effect for the equivalent Forfeited Seller PSU (or, if longer, any applicable service-based vesting period following the applicable performance period in effect for the Forfeited Seller PSU), and shall be modified, to the extent necessary, to provide that the vesting shall only occur on the 15th day of a month. For a limited period of time following the Closing, Buyer may elect to settle any Buyer RSUs in cash, or to grant an equivalent cash amount payable in the form of a deferred cash award. Any cash-settled Buyer RSU or deferred cash award shall reduce the value of the underlying Buyer RSU.
(e)Post-Closing Employee Benefits. Buyer shall (i) use commercially reasonable efforts to take, and shall use commercially reasonable efforts to cause to be taken, into account service rendered by Continuing Company Associate with the Acquired Companies (and any predecessor employers) prior to the Closing Date for purposes of participation, coverage, vesting and, solely for purposes of paid time off, level of benefits, as applicable, under broad-based employee benefit plans, programs, policies and arrangements of Buyer and its Affiliates (including the Acquired Companies following the Closing) (the “New Plans”) from and after the Closing Date, to the same extent as such service was taken into account under the corresponding Benefit Plan set forth on Section 4.17(a) of the Disclosure Schedule for the applicable Continuing Company Associate; provided that nothing herein shall result in the duplication of any benefits for the same period of service and nothing herein shall require Buyer to credit service for any benefit plan that is a frozen plan, that provides benefits to a grandfathered employee population, that is an equity-based incentive compensation plan or that is a sabbatical program and (ii) with respect to Continuing Company Associates domiciled in the U.S., use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause to be provided, to Continuing Company Associates and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Closing under any Benefit Plan set forth on Section 4.17(a) of the Disclosure Schedule in satisfying any analogous deductible or out-of-pocket maximum requirements for the year in which the Closing occurs. In addition, and without limiting the generality of the foregoing, Buyer shall use commercially reasonable efforts to provide, or use commercially reasonable efforts to cause any of its applicable Affiliates to provide, that (i) each Continuing Company Associate shall be immediately eligible to participate, without any waiting time, in any and all broad-based health and welfare New Plans to the extent coverage under such New Plan replaces the Benefit Plan set forth on Section 4.17(a) of the Disclosure Schedule in which such Continuing Company Associate participated immediately prior to the Closing Date and (ii) all pre-existing condition exclusions and actively-at-work requirements of each New Plan to be waived for each Continuing Company Associate and his or her covered dependents, unless such conditions would not have been waived or satisfied under the Benefit Plan set forth on Section 4.17(a) of the Disclosure Schedule in which such Continuing Company Associate participated immediately prior to the Closing Date.
(f)No Third-Party Beneficiaries. Without limiting the generality of Section 11.2, nothing in this Section 7.3, express or implied, (a) is intended to or shall confer upon any Person other than the Parties, including any Company Associate or any beneficiary or dependent thereof, any right, benefit, remedy or claim of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of the Parties or any of their respective Affiliates to employ or engage any Company Associate for any period following Closing.
Section 7.4Resignation of Directors and Officers. On or before the Closing Date, Seller shall use its reasonable best efforts to cause the directors and officers of each Acquired Company to resign, with effect from and after the Closing, by delivering resignation and release letters to the applicable Acquired Company, substantially in the form attached hereto as Exhibit E (the “Directors’ and Officers’ Resignation Letters”).
Section 7.5Non-Competition and Non-Solicitation. Solely for the protection of Buyer in respect of the goodwill and knowhow being acquired:
(a)Seller shall not, and shall cause its Subsidiaries (each of Seller and its Subsidiaries, a “Restricted Person”) not to, without the prior written consent of Buyer (which consent may be withheld for any reason), directly or indirectly, (i) from the Closing Date until the date that is one year after the Closing Date, (A) hire or solicit for employment any current Company Associate whose annual base compensation is greater than or equal to GBP 75,000 (other than the Persons described in clause (ii)(x) of this Section 7.5(a)) or (B) induce or encourage any such Person to decline an offer from or no longer be employed or engaged by an Acquired Company and (ii) from the Closing Date until the date that is two years after the Closing Date, (x) hire or solicit for employment any current Company Associate holding the title of Senior Director or above (together with the Persons described in clause (i)(A) of this Section 7.5(a), the “Covered Persons”) or (y) induce or encourage any such Person to decline an offer from or no longer be employed or engaged by an Acquired Company; provided, however, that nothing in this Section 7.5(a) shall prohibit any Restricted Person from (1) engaging in general solicitations to the public or general advertising or recruiting that is not targeted at any Covered Person, (2) soliciting any Covered Person whose employment or engagement with an Acquired Company has been terminated if at least 90 days have passed since the date of termination of employment or engagement or (3) hiring any Covered Person whose employment or engagement with an Acquired Company has been involuntarily terminated if at least 180 days have passed since the date of termination of employment or engagement.
(b)From the Closing Date until the date that is two years after the Closing Date, Seller shall not, and shall cause the other Restricted Persons not to, without the prior written consent of Buyer (which consent may be withheld for any reason), directly or indirectly, (i) operate, engage in, or manage the Competing Business or (ii) own any equity interest, or operate, control or participate (including as a joint venture partner, agent, representative, consultant or lender) in any Person that engages directly or indirectly in the Competing Business. “Competing Business” means the operation, development and maintenance of a digital, mobile or online marketplace or platform that is primarily focused on facilitating peer-to-peer (P2P) listing, sale or exchange of secondhand fashion (including apparel, footwear, fashion accessories, jewelry and sportwear).
(c)Notwithstanding anything herein to the contrary, the prohibitions in Section 7.5(b) shall not apply to: (i) the ownership by a Restricted Person, directly or indirectly, of less than five percent of any class of the securities of any Person traded on a national or international securities exchange, (ii) any acquiror of Seller in connection with a Seller Change of Control or the Affiliates of such acquiror (other than Seller and its Subsidiaries) upon consummation of such Seller Change of Control, provided that such acquiror (if not Buyer) shall be obligated to cause, and shall cause, Seller and its Subsidiaries to remain in compliance with the prohibitions set forth in Section 7.5 during the Restricted Period or (iii) any product, service or business that is offered or conducted by Seller or any of its Subsidiaries (other than the Acquired Companies) as of immediately prior to the date hereof (including operating, developing and maintaining the existing Etsy marketplace as of the date hereof, and any facilitating of the P2P listing, sale or exchange of fashion products thereon, including fashion products made by, designed by, handpicked or sourced by a seller in such marketplace, in each case, so long as such product, service or business does not become or evolve into a Competing Business after the date hereof).

(d)Buyer and the Restricted Persons acknowledge that (i) the covenants set forth in this Section 7.5 are an essential element of this Agreement and that, but for these covenants, the Parties would not have entered into this Agreement and (ii) this Section 7.5 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any Ancillary Agreement.
(e)It is the intention of the Parties that if any restriction or covenant contained in this Section 7.5 is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such restriction or covenant shall not be construed to be null, void and of no effect, but to the extent such restriction or covenant would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.5 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.5) that would be valid and enforceable under such Applicable Law.
Section 7.6Publicity. Party shall, or shall permit its Affiliates (including, as applicable, the Acquired Companies) to, issue or make any press releases or other public statements, articles, advertising, disclosures, communications or other publicity with respect to the Contemplated Transactions without the prior written consent of the other Party, except (a) as may be required by Applicable Law, including applicable rules of any securities exchange, or Governmental Order, in which case the Party making such determination shall provide the other Party a reasonable opportunity to comment on such release or announcement in advance of issuance or (b) to the extent the contents of such release or announcement have previously been released publicly by a Party, or are consistent in all material respects with materials or disclosures that have previously been released publicly, in each case without violation of this Section 7.6. The parties will agree in advance on the contents of the initial materials announcing the execution of this agreement.
Section 7.7Seller Insurance Policies. If and to the extent that the directors’ and officers’ liability insurance of Seller in effect at the Closing provides tail coverage to any Acquired Company or any current Company Associate, Seller shall allow such Acquired Company or current Company Associate, as the case may be, to continue to receive coverage under such policy under the terms and conditions of such policy. If reasonably requested by Buyer, Seller and its applicable Subsidiaries shall use their commercially reasonable efforts to seek to obtain or continue to pursue or permit the Acquired Companies to report any claim for, in each case, at Buyer’s sole cost and expense, any insurance recovery under Seller’s or any such Affiliate’s occurrence-based third-party insurance policies for claims after the Closing arising out of or related to events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences that occurred prior to the Closing related to the Business or the Acquired Companies (whether or not such claim was made prior to the Closing), subject to any applicable deductible or retention provisions under such insurance policy; provided that neither Seller nor any of its applicable Affiliates shall have to take any actions that would materially and adversely impact Seller or its applicable Affiliates, taken as a whole; provided, further, that in no event shall Seller nor any of its Subsidiaries be required to submit any claim as described above that involves losses of Buyer and its Affiliates that would not exceed the applicable deductible or retention amount under any such policy at the relevant time. If insurance proceeds are actually received by Seller or any of its respective Affiliates in respect of any such claims, Seller shall cause such proceeds (net of any unreimbursed out-of-pocket costs and expenses of Seller and any such Affiliates incurred in connection with its efforts under this Section 7.7, including collection costs or deductibles incurred or paid to procure such proceeds, net of any Taxes incurred by Seller and any such Affiliates as a result of the receipt of such insurance claim proceeds and net of any premium adjustments or retrospectively rated premiums arising as a result of claims) to be promptly remitted to Buyer. Notwithstanding anything to the contrary, in the event that Seller and any of the Acquired Companies have competing claims under an occurrence-based policy and there are insufficient coverage limits remaining under that policy, then Seller and its Subsidiaries (not including the Acquired Companies) shall have first right of access to the remaining insurance limits. At Buyer’s reasonable request, Seller shall, and shall cause its Subsidiaries to, take commercially reasonable steps to facilitate Buyer’s obtaining insurance coverage with respect to the Business and the Acquired Companies to take effect at the Closing; provided that neither Seller nor any Acquired Company shall be required to make any payments to or provide guarantees for any third parties in connection with complying with this Section 7.7 unless reimbursed by Buyer.
Section 7.8Confidentiality.
(a)The confidentiality provisions of the Confidentiality Agreement shall be deemed incorporated herein by reference as if set forth herein and shall continue in full force and effect until the Closing, and the terms and fact of the entering into this Agreement, including any discussions, negotiations and proposals related hereto, shall be deemed to be “Confidential Information” as defined therein, unless this Agreement is terminated prior to the Closing, in which case the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)From and after the Closing until the fifth anniversary of the Closing Date, Seller shall, and shall cause its Subsidiaries and Representatives to, keep confidential any and all non-public information relating to the Acquired Companies; provided, however, that Seller may disclose non-public information relating to the Acquired Companies to bona fide prospective purchasers or investors of Seller or its Subsidiaries, and to their respective Representatives and financing sources, in each case subject to customary confidentiality obligations; provided further, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Seller (with the advice of counsel) to be required by any Applicable Law or Governmental Order, including applicable rules of any securities exchange. In the event that Seller or any of its Subsidiaries or Representatives (x) are required by any Applicable Law or Governmental Order to disclose any such non-public information, Seller shall, (i) to the extent permissible by such Applicable Law or Governmental Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that Seller determines (with the advice of counsel) is required by such Applicable Law or Governmental Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information or (y) determine in good faith that it is advisable or necessary to disclose certain non-public information to Tax Authorities in connection with the Tax affairs of the Acquired Companies, Seller shall be permitted to disclose such non-public information to such Tax Authorities for such purpose on a confidential basis. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Seller or its Subsidiaries or Representatives in breach of this Section 7.8(b) or (B) becomes available to Seller or its Subsidiaries or Representatives after the Closing from a source other than Buyer or its Affiliates or Representatives if the source of such information is not known by Seller or its Subsidiaries or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or its Affiliates with respect to such information; provided that any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Seller unless the combination itself and the principle of operation are published or available to the general public or in the rightful possession of Seller.
(c)From and after the Closing until the fifth anniversary of the Closing Date, Buyer shall, and shall cause the Acquired Companies and each of their respective Representatives to, keep confidential any and all non-public information relating to Seller; provided that Buyer shall not be liable hereunder with respect to any disclosure to the extent such disclosure is determined by Buyer (with the advice of counsel) to be required by any Applicable Law or Governmental Order, including applicable rules of any securities exchange. In the event that Buyer or any of its Representatives or Affiliates (including the Acquired Companies) (x) are required by any Applicable Law or Governmental Order to disclose any such non-public information, Buyer shall, (i) to the extent permissible by such Applicable Law or Governmental Order, provide Seller with prompt written notice of such requirement, (ii) disclose only that information that Buyer determines (with the advice of counsel) is required by such Applicable Law or Governmental Order to be disclosed and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Seller’s request, reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information or (y) determine in good faith that it is advisable or necessary to disclose certain non-public information to Tax Authorities in connection with the Tax affairs of the

Acquired Companies, Buyer shall be permitted to disclose such non-public information to such Tax Authorities for such purpose on a confidential basis. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure by Buyer or its Representatives or Affiliates (including the Acquired Companies) in breach of this Section 7.8(c) or (B) becomes available to Buyer or their respective Representatives or Affiliates (including the Acquired Companies) after the Closing from a source other than Seller or its Subsidiaries or Representatives if the source of such information is not known by Buyer or its Representatives or Affiliates (including the Acquired Companies) to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or its Subsidiaries with respect to such information; provided that any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of Buyer unless the combination itself and the principle of operation are published or available to the general public or in the rightful possession of Buyer.
Section 7.9Communication with Employees. Without limiting the generality of Section 7.6, any broad-based written (or prepared oral) communications to any employees of an Acquired Company with respect to post-closing employment, compensation or benefits to be provided in connection with or following the Closing Date shall be subject to the prior written consent of Buyer, in the case of communications made by Seller or the Acquired Companies, or Seller, in the case of communications made by Buyer (which shall not be unreasonably withheld, conditioned or delayed). For purposes of obtaining such consent, the communicating party shall, or shall cause its Affiliates to, provide the other party with a copy of the intended communication (including, in the case of any such oral communications, copies of scripts, talking points or other similar materials) sufficiently in advance of the anticipated date of communication (and in any event, no later than three Business Days in advance of the anticipated date of communication) in order to provide the other party with a reasonable period of time to review and comment on the communication; provided that the foregoing shall not apply to any communications to the extent the statements contained therein are substantially similar to previous communications reviewed and approved by the other party.
Section 7.10Notification. Subject to the provisions of Section 9.2(c), during the Pre-Closing Period, each of Buyer, on the one hand, and Seller (on behalf of itself and with respect to the Acquired Companies), on the other hand, will promptly notify the other in writing (a) if such Person acquires knowledge of any fact or condition that is reasonably likely to cause or constitute a material breach of such Party’s representations, warranties, covenants or agreements such that any of the conditions set forth in Section 8.1(a) and Section 8.2(a), as applicable, would not be satisfied, (b) of any notice or other communication from any Governmental Authority in connection with the Contemplated Transactions, (c) of any notice from any Person alleging that the consent of such Person is required in connection with the Contemplated Transactions or (d) of any Action commenced or threatened against such Person in connection with the Contemplated Transactions; provided that a Party’s non-Willful Breach of this Section 7.10 shall not be deemed to be a breach of covenant under this Section 7.10, but instead shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be, if and solely to the extent occurring.
Section 7.11Termination of Affiliate Arrangements. Seller shall cause all Contractual Obligations between the Acquired Companies, on the one hand, and any Related Parties, on the other hand, other than any Contractual Obligation listed on Section 7.11 of the Disclosure Schedule to be terminated as of the Closing Date, without any further Liabilities of any kind on the part of the Acquired Companies or Buyer.
Section 7.12Shared Contracts.
(a)Prior to the Closing, Buyer and Seller shall mutually determine in good faith, with respect to each Shared Contract listed on Schedule 7.12 (each, a “Specified Shared Contract”), whether to, and subject to such determination, use commercially reasonable efforts to:
(i)seek to assign in part to an Acquired Company or Buyer at the Closing that portion of the Specified Shared Contract relating exclusively to the Business, so that such Acquired

Company or Buyer shall be entitled to the rights and benefits relating exclusively to the Business under such Specified Shared Contract and shall assume the related portion of any Liabilities inuring to the Business (each such partially assigned Specified Shared Contract, a “Partially Assigned Contract”), or
(ii)seek for an Acquired Company or Buyer to enter into a new independent Contractual Obligation with the counterparty of such Specified Shared Contract with respect to that portion of the Specified Shared Contract relating exclusively to the Business, to be effective as of the Closing Date, on terms that are substantially equivalent in the aggregate to those contractual rights and obligations of Seller or any of its Subsidiaries under such Specified Shared Contracts or on the applicable counterparty’s generally commercially available terms and conditions (each new Contractual Obligation entered into by an Acquired Company or Buyer, a “New Contract”); and, in each case, cause the applicable counterparty to release Seller and its Subsidiaries from the obligations and Liabilities arising after the Closing Date that relate to the Business. In the event that (1) the assignment in part of such Specified Shared Contract requires any third party’s Consent and such Consent has been sought by Seller or its Subsidiaries and has not been obtained on or prior to the Closing or (2) the applicable counterparty is unable to enter into a New Contract with an Acquired Company or Buyer on or prior to the Closing, the Closing shall occur in accordance with Section 2.1 notwithstanding the foregoing and without any adjustment to the Purchase Price on account thereof. For the avoidance of doubt, with respect to any Specified Shared Contract, following the date hereof, Buyer and Seller may mutually determine not to seek to take such actions described in clauses (i) and (ii) and upon such determination, such Contractual Obligation will deemed not to be a Specified Shared Contract.
(iii)
(b)If, prior to the Closing, the Parties are not able, with respect to any Specified Shared Contract, to partially assign, split or separate (as applicable) any such Specified Shared Contract in accordance with Section 7.12(a), then, until the earliest of (A) such time as such New Contract is executed or such rights, benefits, burdens and Liabilities are so assigned as a Partially Assigned Contract, (B) the expiration of the then-current term of such Specified Shared Contract (as in effect with respect to the Business only) in accordance with its current terms and (C) six months (or nine months if necessary to provide the services required under the Transition Services Agreement) following the Closing Date:
(i)the Parties shall continue to use reasonable efforts to seek for an Acquired Company or Buyer to enter into such a New Contract with such counterparty or to seek to assign such benefits and Liabilities under such Specified Shared Contract, in each case, with respect to that portion of such Specified Shared Contract relating exclusively to the Business, and
(ii)the Parties shall reasonably cooperate to enter into a lawful and commercially reasonable arrangement (including pursuant to the terms of the Transition Services Agreement) under which (1) Buyer shall obtain (to the extent permitted under any relevant underlying Contractual Obligation and Applicable Law) all the economic benefits under such Specified Shared Contract relating exclusively to the Business and (2) Buyer shall bear and perform all the economic burdens and the obligations associated with such portion of such Specified Shared Contract.
(c) Seller shall bear all out-of-pocket costs and expenses incurred in connection with the partial assignment of any Specified Shared Contracts or entrance into any New Contracts pursuant to this Section 7.12 provided that Seller shall not be required to (A) amend or modify any Contractual Obligation or Specified Shared Contract, (B) modify, relinquish, forbear or narrow any right or (C) pay any consideration, or grant any accommodation (financial or otherwise) in connection therewith.
(d)Notwithstanding anything to the contrary in the foregoing, Seller shall, or shall cause the Acquired Companies to, promptly and within five Business Days after the date hereof, use commercially reasonable efforts to obtain the Specified Consent for each of the Specified Contractual Obligations. If a Specified Consent with respect to a Specified Contractual Obligation has not been obtained as of the Closing, the Parties agree to negotiate and, prior to the Closing, implement a reasonable alternative arrangement for the Business (by way of a standalone replacement contract between the third party and the Acquired Companies) having substantially comparable (in the aggregate) core functionality (as described with respect to such Specified Contractual Obligation in Section 7.12(d) of the Disclosure

Schedule) and economic terms as such Specified Contractual Obligation (such arrangements, the “Alternative Arrangements”) to enable the Acquired Companies and the Business to continue to operate in the ordinary course in all material respects immediately following the Closing in the absence of, or termination of, the Specified Contractual Obligation. Seller shall bear any costs and expense in connection with obtaining and securing an Alternative Arrangement.
Section 7.13Mutual Release. Effective at the Closing, (a) Seller, on behalf of itself and its Subsidiaries (and each of its and their respective heirs, successors, assigns, Representatives, beneficiaries and Affiliates (each, a “Releasor”)), hereby irrevocably and unconditionally releases, remises and forever discharges any and all rights, claims, agreements, controversies, damages, causes of action, suits, rights, demands, costs, losses, debts and expense (including attorneys’ fees and costs incurred) and Liabilities of any type that it or any of its Subsidiaries has had, now has or might now or hereafter have against the Acquired Companies and their individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, successors and assigns (each, an “Acquired Companies Releasee”) and (b) Buyer, solely on behalf of the Acquired Companies (and their Releasors) effective at the Closing hereby irrevocably and unconditionally release, remise and forever discharge any and all rights, claims, agreements, controversies, damages, causes of action, suits, rights, demands, costs, losses, debts and expense (including attorneys’ fees and costs incurred) and Liabilities of any type that they has had, now have or might now or hereafter have against Seller, and each of its individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, successors and assigns (each, a “Seller Releasee”), in the case of each of clauses (a) and (b), in respect of, relating to or arising in connection with the Acquired Companies and in respect of facts, circumstances or occurrences prior to the Closing, except (i) in each case for rights, claims and Liabilities arising under or in connection with this Agreement and the Transaction Documents or that are not releasable under Applicable Law and(ii) in the case of Persons who are or were directors, officers or employees of the Acquired Companies, for rights or obligations under organizational documents or indemnification agreements of the Acquired Companies and rights or obligations under any employment, stock option, bonus or other employment or compensation agreements or plans. Each party, for itself, and on behalf of its Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Acquired Companies Releasee or Seller Releasee, based upon any matter purported to be released hereby. The parties acknowledge that this Section 7.13 is not an admission of liability or of the accuracy of any alleged fact or claim. The parties expressly agree that this Section 7.13 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. Without limiting the effectiveness of the foregoing, upon written request from any Acquired Companies Releasee or Seller Releasee made promptly after the Closing, as applicable, Seller or Buyer shall confirm (or cause their applicable subsidiaries to confirm) in writing the scope of the foregoing release.
Section 7.14Privileged Matters.
(a)Notwithstanding anything to the contrary in this Agreement, each of Seller and Buyer acknowledge and agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client, business strategy, joint defense, common interest and/or work product privileges belonging to either such Party (collectively, the “Privileges”) shall be governed by the provisions of this Section 7.14.
(b)From and after the Closing, Buyer and the Acquired Companies shall have the sole authority in perpetuity to determine whether to assert or waive any or all Privileges (i) which belongs to an Acquired Company prior to the Closing or (ii) with respect to matters to the extent relating to the Business or the Acquired Companies (collectively, “Acquired Company Privileged Information”), except that Seller shall retain all rights to any Privileges related to the negotiations, execution and performance of this Agreement and the Contemplated Transactions. Seller shall not, and shall cause its Subsidiaries not to, take any action without the prior written consent of Buyer that would be reasonably likely to jeopardize any such Privilege.
(c)Seller shall have the sole authority in perpetuity to determine whether to assert or waive any or all Privileges with respect to matters relating to Seller (other than the Acquired Company

Privileged Information), and Buyer shall not, and shall cause its Affiliates not to, take any action without the prior written consent of Seller that would be reasonably likely to jeopardize any such Privilege.
(d)The rights and obligations created by this Section 7.14 shall apply to all business records, documents, communications or other information as to which Seller or any of its Subsidiaries or Buyer or any of its Affiliates, as the case may be, would be entitled to assert or has asserted a Privilege pursuant to the immediately preceding paragraphs (b) or (c) (the “Privileged Information”).
(e)From and after the Closing, upon receipt by Seller or any of its Subsidiaries, or Buyer or any of its Affiliates, as the case may be, of any subpoena, discovery or other request from any Person that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or if Seller or its Subsidiaries or Buyer or its Affiliates, as the case may be, obtains knowledge that any current or former employee of Seller or any of its Subsidiaries or Buyer or any of its Affiliates, has received any subpoena, discovery or other request from any Person that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, Seller or Buyer, as applicable, shall promptly notify the other Party of the existence of the request and shall provide such other Party a reasonable opportunity to review the subpoena, discovery or other request and to assert any rights it may have under this Section 7.14 or otherwise to prevent the production or disclosure of Privileged Information.
(f)Buyer and Seller shall take reasonable steps for the preservation of all Privileges that may belong to or be asserted by the other Party. Nothing in this Agreement or otherwise in connection with the Contemplated Transactions shall, or shall be asserted by Seller or Buyer to, constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 7.14 or otherwise.
Section 7.15R&W Policy. Prior to or at the Closing, Buyer shall obtain, at its sole cost, a representation and warranty policy in connection with this Agreement (the “R&W Policy”). Buyer shall cause the terms of the R&W Policy to provide that the insurers thereunder may not enforce any subrogation rights against Seller and its Subsidiaries based upon, arising out of or related to this Agreement other than in the case of Fraud and such terms shall not be amended without Seller’s prior written consent. Seller shall, and shall cause its Subsidiaries to, reasonably cooperate with Buyer with respect to Buyer’s procurement of the R&W Policy, including by providing information reasonably requested by or on behalf of the insurers under the R&W Policy.
Section 7.16Third-Party Guarantees.
(a)Seller or its Subsidiaries have provided, directly or indirectly, certain guarantees with respect to the Acquired Companies or the Business, as set forth on Section 7.16(a)(i) of the Disclosure Schedule (each, an “Existing Guarantee”). As promptly as practicable following the date hereof, and in any event, prior to the Closing Date, Seller and Buyer shall cooperate to cause the release of Seller or its Subsidiaries, as to each Existing Guarantee, and the substitution of a similar obligation of Buyer or an Affiliate of Buyer as the guarantor or responsible party (a “Substitute Guarantee”) under each Existing Guarantee, which Substitute Guarantees will be effective upon the Closing; provided that if any Existing Guarantee is not released prior to the Closing, Buyer or Seller, as applicable, shall cause the Existing Guarantee to be replaced by a Substitute Guarantee, or shall cause the Existing Guarantee to be released, cancelled or discharged, or otherwise cause any Liability of the applicable Party or its Affiliates under any Existing Guarantee to be released as promptly as practicable after the Closing Date, and in no event later than 90 days after the Closing Date.
(b)Without limiting the foregoing, if any Existing Guarantee remains outstanding and is not fully released following the Closing, Buyer shall perform, pay and discharge all obligations under such Existing Guarantee, including any costs, charges, interest and other payment obligations, until such time as it is released. Seller or its Subsidiaries, as applicable, shall invoice all such amounts on a monthly basis. No Party shall be under any obligation to extend or renew any Existing Guarantee that expires by its terms, nor to agree with any beneficiary of an Existing Guarantee to any amendment, waiver, or assignment thereof.

Section 7.17Transition Services; Additional Commitments.
(a)Following the date hereof, the Parties agree to negotiate in good faith any modifications, adjustments or clarifications with respect to the services described in Exhibit A of the Transition Services Agreement (the “Preliminary Services”) and the additional services that would qualify as Additional Services as proposed to be defined in the Transition Services Agreement in order to finalize such Exhibit A for attachment to the Transition Services Agreement at the Closing; provided that other than in its reasonable discretion, Seller shall not be obligated to agree to (i) any modifications, adjustments or clarifications to extend the duration of any Preliminary Services beyond the duration set forth in such Exhibit A or (ii) the addition of any service not already included in the Preliminary Services other than additional services that would qualify as Additional Services as proposed to be defined in the Transition Services Agreement.
(b)During the Pre-Closing Period, the Parties shall take the actions set forth in Exhibit F.
Article VIII

CONDITIONS TO CLOSE
Section 8.1Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Buyer in its sole discretion, to the extent waivable) of the following conditions as of the Closing Date:
(a)Representations and Warranties. (i) The representations and warranties of Seller contained in Section 3.1 (Organization and Standing), Section 3.2 (Authority; Binding Nature of the Agreement), Section 3.5 (Ownership) and Section 3.8 (No Brokers) and in Section 4.1(a), (b) and (c)(ii) (Organization and Standing), Section 4.3(b) (No Conflict), Section 4.4 (Subsidiaries), Section 4.5 (Capitalization of the Company), the first sentence of Section 4.7 (Absence of Certain Developments) and Section 4.23 (No Brokers) (collectively, the “Fundamental Representations”) shall have been true and correct in all respects, except for any de minimis inaccuracies, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct in all respects, except for any de minimis inaccuracies, as of such date) and (ii) the representations and warranties of Seller contained in this Agreement (other than the Fundamental Representations) shall have been true and correct in all respects (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or Seller Material Adverse Effect therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date, which will be true and correct (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or Seller Material Adverse Effect therein) as of such specified date), except as such failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Seller Material Adverse Effect.
(b)Performance. Seller shall have performed and complied, and shall have caused the Acquired Companies, as applicable, to have performed and complied, in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.
(c)No Material Adverse Effect. There shall not have occurred any Material Adverse Effect that is continuing.
(d)Compliance Certificate. Seller shall have delivered to Buyer a certificate (the “Seller Certificate”), dated as of the Closing Date, certifying that the conditions in Section 8.1(a), Section 8.1(b) and Section 8.1(c) are satisfied as of the Closing Date in respect of Seller.
(e)Required Regulatory Approvals. Any applicable waiting periods (or extensions thereof, which, for the purposes of this Agreement, will include any timing agreement with a

Governmental Authority) or approvals under the HSR Act and each of the Antitrust Laws specified in Exhibit G shall have expired or been terminated or been obtained, as the case may be, in each case, without the imposition of Remedies (other than Permissible Remedies).
(f)Governmental Prohibition. (i) No Governmental Authority of competent jurisdiction specified in Exhibit G shall have enacted, issued, promulgated, enforced, entered or deemed applicable any Applicable Law or Governmental Order (whether temporary, preliminary or permanent) and (ii) no Governmental Authority of competent jurisdiction shall have, after the date hereof, enacted, issued, promulgated, enforced, entered or deemed applicable any Applicable Law or Governmental Order (whether temporary, preliminary or permanent), in each case of clauses (i) and (ii) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Contemplated Transactions (each, a “Governmental Prohibition”) or imposes Remedies (other than Permissible Remedies).
(g)Key Persons. At least two of the Specified Key Persons (including the Named Key Person) and at least five of the Key Persons shall have executed the Key Person Service Agreement as of the date hereof. As of the Closing, at least two of the Specified Key Persons (including the Named Key Person) and at least five of the Key Persons shall (i) continue to be employed by an Acquired Company and (ii) not have delivered a written revocation of his or her Key Person Service Agreement, or be under notice of termination (other than as required to take up employment pursuant to the Key Person Service Agreement).
(h)Closing Deliverables. Seller shall have delivered all Ancillary Agreements and any other documents required to be delivered by Seller at the Closing pursuant to Section 2.7(a).
Section 8.2Conditions to Seller’s Obligations. The obligations of Seller to consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Seller in its sole discretion, to the extent waivable) of the following conditions as of the Closing Date:
(a)Representations and Warranties. The representations and warranties of Buyer contained in this Agreement will be true and correct in all respects (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect therein) as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date (other than such representations and warranties that expressly speak only as of a specific date, which will be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect therein) as of such specified date), except as such failures to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)Performance. Buyer will have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.
(c)Compliance Certificate. Buyer shall have delivered to Seller a certificate (the “Buyer Certificate”), dated as of the Closing Date, signed by a duly authorized representative of Buyer certifying that the conditions in Section 8.2(a) and Section 8.2(b) are satisfied as of the Closing Date.
(d)Required Regulatory Approvals. (i) Any applicable waiting periods (or extensions thereof, which, for the purposes of this Agreement, will include any timing agreement with a Governmental Authority) or approvals under the HSR Act and each of the Antitrust Laws specified in Exhibit G shall have expired or been terminated or been obtained.
(e)Governmental Prohibition. No Governmental Authority of competent jurisdiction specified in Exhibit G shall have enacted, issued, rendered, promulgated, enforced, entered or deemed applicable any Governmental Prohibition. No Governmental Authority of competent jurisdiction shall have, after the date hereof, enacted, issued, promulgated, enforced, entered or deemed applicable any Applicable Law or Governmental Order (whether temporary, preliminary or permanent) that is a Governmental Prohibition.

(f)Closing Deliverables. Buyer shall have delivered all Ancillary Agreements and any other documents required to be delivered by Buyer at the Closing pursuant to Section 2.7(b).
Article IX

INDEMNIFICATION
Section 9.1Survival.
(a)The representations and warranties of Seller contained in this Agreement or any certificate or other instrument delivered in connection with this Agreement shall terminate at the Closing; provided that any claim of Fraud with respect to any such representation or warranty shall survive until 60 days after the expiration of the statute of limitations relating thereto. Claims with respect to Section 9.2(a)(i) shall survive indefinitely. Claims with respect to Section 9.2(a)(iii) or Section 9.2(a)(iv) shall survive until 60 days after the expiration of the statute of limitations relating thereto. Claims with respect to Section 9.2(a)(v) shall survive until the time specified on Schedule 9.2(a) for such claim. The representations and warranties of Buyer contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. Claims with respect to Section 9.2(b)(i) shall survive indefinitely. Claims with respect to Section 9.2(b)(ii) shall survive until 60 days after the expiration of the statute of limitations relating thereto. As used in this Section 9.1(a) in reference to Section 9.2(a)(iv), “statute of limitations” does not mean the three-year statute of limitations applicable to a claim for breach of contract. Nothing in this Section 9.1 shall limit or prohibit the rights of Buyer to pursue recoveries under any R&W Policy.
(b)The covenants and other agreements contained in this Agreement that are to be performed at or prior to the Closing (the “Pre-Closing Covenants”) by Seller shall survive the Closing until the date that is 12 months after the Closing Date. The Pre-Closing Covenants of Buyer shall terminate at the Closing. The covenants in this Agreement that contemplate performance in whole or in part following the Closing Date (the “Post-Closing Covenants”) shall survive in accordance with their terms, or, if no term is specified, until fully discharged in accordance with this Agreement, after which such covenants shall terminate and no claims shall be made for indemnification with respect thereto under Section 9.2 thereafter.
(c)If a Claim Notice is delivered before 5:00 p.m. California time on the date that the claims arising in connection with such Claim Notice would otherwise terminate, in accordance with Section 9.1(a) or Section 9.1(b), then such claims shall survive for the benefit of all Indemnified Parties beyond the time of expiration specified by Section 9.2(a) and Section 9.1(b) until fully resolved.
Section 9.2Indemnification.
(a)Subject to the provisions of this Article IX, with effect from and after the Closing, Seller shall indemnify and hold harmless Buyer, the Acquired Companies and their respective Affiliates and the officers, directors, employees, agents and Representatives of Buyer and the Acquired Companies and their respective Affiliates (the “Buyer Indemnified Parties”), against all Damages incurred or sustained by the Buyer Indemnified Parties or any of them, directly or indirectly, as a result of or arising out of the following:
(i)any Liabilities to the extent not related to the Business, including the Seller Awards;
(ii)any failure by Seller to perform or comply with any Pre-Closing Covenant applicable to it contained in this Agreement;
(iii)any Fraud or Willful Breach in connection with this Agreement or any other Transaction Document by or on behalf of Seller or the Acquired Companies;
(iv)any and all Indemnified Taxes, to the extent not taken into account in Indebtedness or Final Net Working Capital Amount; or

(v)any matter set forth on Schedule 9.2(a).
(b)Subject to the provisions of this Article IX, with effect from and after the Closing, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents and Representatives (other than such persons that are Buyer Indemnified Parties, the “Seller Indemnified Parties,” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), against all Damages incurred or sustained by the Seller Indemnified Parties or any of them, directly or indirectly, as a result of or arising out of the following:
(i)any Liabilities to the extent related to the Business (other than Liabilities of the Acquired Companies that Section 9.2(a) expressly requires Seller to indemnify and hold harmless the Buyer Indemnified Parties);
(ii)any Taxes of the Acquired Companies arising in respect of a Post-Closing Tax Period, other than any Taxes (i) as a result of the breach of the representations set forth in Section 4.12 or (ii) attributable to a breach by Seller or any of its Affiliates of any covenant in this Agreement related to Taxes; or
(iii)any Damages arising out of or relating to any Existing Guarantee if such Existing Guarantee remains outstanding and is not fully released following the Closing, including any failure to perform, pay and discharge all obligations under such Existing Guarantee.
(c)Notwithstanding anything to the contrary herein, the rights and remedies of the Indemnified Parties after the Closing shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by other Persons) of any breach, event or circumstance, whether before or after the Closing or (ii) waived any of the deliverables or other requirements for the consummation of the Closing under Article II or Article VIII.
Section 9.3Limitations on Liability. The maximum amount that the Buyer Indemnified Parties may recover from Seller for claims with respect to Section 9.2(a)(ii) shall be equal to 15% of the Base Purchase Price, provided that in the case of Willful Breaches of the underlying matters, the maximum amount shall be equal to the Base Purchase Price. The maximum amount that the Buyer Indemnified Parties may recover from Seller for claims with respect to Section 9.2(a)(iii) and Section 9.2(a)(iv) shall be equal to the Base Purchase Price. The maximum amount that the Buyer Indemnified Parties may recover from Seller for claims with respect to Section 9.2(a)(v) shall be equal to the amounts as set forth on Schedule 9.2(a) for such claims. The maximum amount that the Seller Indemnified Parties may recover from Buyer for claims with respect to Section 9.2(b)(ii) shall be equal to the Base Purchase Price. For the avoidance of doubt, the caps specified in this Section 9.3 shall not apply to any claims with respect to Section 9.2(a)(i), Section 9.2(b)(i) or Section 9.2(b)(iii).
Section 9.4Indemnification Claims.
(a)All claims for indemnification pursuant to this Article IX (other than claims against the R&W Policy) shall be made in accordance with procedures set forth in this Section 9.4. The Indemnified Party may seek recovery of Damages pursuant to this Article IX by delivering to Buyer or Seller, as the applicable indemnifying party (the “Indemnifying Party”) a notice in respect of such claim (a “Claim Notice”) promptly after the Indemnified Party determines that it intends to seek indemnification for such claim; provided that no failure or delay in submitting a Claim Notice will result in the forfeiture of any right of indemnification under this Article IX except to the extent the Indemnifying Party is actually and materially prejudiced by such failure or delay. The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification contained therein). For purposes hereof, a Claim Notice delivered by an Indemnified Party shall: (i) state that an Indemnified Party has paid, sustained, incurred or accrued, or that circumstances exist that will, in its reasonable belief, cause it to pay, sustain, incur or accrue Damages and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Damages and (ii) specify the nature of the indemnifiable matter to which such item is related, provided that the Claim Notice need only specify such information to the knowledge of Indemnified Party as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time with additional information with respect to such same claim by the Indemnified Party by delivering an updated or amended Claim Notice to the Indemnifying Party; provided, further that no Indemnified Party’s rights and remedies shall be prejudiced as a result of limitations on disclosure in such Claim Notice, including any updates or amendments thereto, where such limitations are made in good faith to preserve the attorney-client privilege, the work product doctrine or any other privileges.
(b)The Indemnifying Party may object to a claim for indemnification set forth in a Claim Notice by delivering to the Indemnified Party a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”); provided that to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. (California time) on the 30th day following the Claim Date of the Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. To the extent the Indemnifying Party does not object in writing (as provided in Section 9.4(b)) to the claims contained in a Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) with respect to the applicable parties against whom indemnification has been sought.
(c)In case the Indemnifying Party timely delivers an Objection Notice in accordance with Section 9.4(b) hereof, the Indemnified Party and the Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims; provided that the Indemnified Party may limit its disclosures to the Indemnifying Party pursuant to good faith efforts to preserve attorney-client privilege, the work product doctrine or any other privileges. If the Indemnified Party and the Indemnifying Party reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties. If no such agreement can be reached after good faith negotiation prior to 45 days after delivery of an Objection Notice, then upon the expiration of such 45 period either Buyer or Seller may submit the matter to be resolved pursuant to Section 11.8.
Section 9.5Defense of Third-Party Claims. If an Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) which such Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article IX, such Indemnified Party shall notify the Indemnifying Party, no later than the 30th Business Day following the Indemnified Party’s awareness of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), and the Indemnifying Party shall be entitled, at its expense, to assume control of the defense of such Third-Party Claim; provided that no failure or delay in notifying an Indemnifying Party of such Third-Party Claim will result in the forfeiture of any right to indemnification under this Article IX except to the extent the Indemnifying Party is actually and materially prejudiced by such failure; and provided, further, that no Indemnifying Party shall have the right to assume control of the defense of any Third-Party Claim pursuant to this Section 9.5 that is a criminal claim or involves any allegations of criminal wrongdoing or any Third-Party Claim that involves or seeks non-monetary remedies or claims for equitable relief. Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that Seller shall be entitled, at its expense, to assume and maintain control of the defense of the Existing Litigation Claim. The Indemnified Party, shall, and shall cause its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third-Party Claim or the Existing Litigation Claim, as applicable, including by furnishing and preserving books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim or the Existing Litigation Claim, as applicable. With respect to (a) any Third-Party Claims as to which an Indemnifying Party has assumed the defense and control of such Third-Party Claim or (b) the Existing Litigation Claim, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment (i) does not involve any injunctive relief or finding or admission of any violation of law or admission of any wrongdoing or liability by any Indemnified Party, (ii) includes a complete and unconditional release of, or dismissal with prejudice of claims against, the Indemnified Party from all matters that were asserted in connection with such claims and any and all Liabilities in respect of such

Third-Party Claim and (iii) requires the Indemnifying Party (and not the Indemnified Party or any other Person) to pay or cause to be paid all amounts in such settlement or judgment. No Indemnified Party shall consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third-Party Claim or the Existing Litigation Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).
Section 9.6Mitigation; Calculation of Damages. The Indemnified Parties acknowledge the common law duty to mitigate in the state of Delaware. All Damages shall be calculated net of the amount of any recoveries actually received by an Indemnified Party prior to the applicable Claim Date under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles, retention amounts or premium adjustments incurred or paid to procure such recoveries) in respect of any Damages suffered, paid, sustained or incurred by any Indemnified Party; provided that in the event the Indemnified Party first recovers from the Indemnifying Party for Damages with respect to any particular claim and thereafter recovers for all or some portion of the same Damages pursuant to an insurance policy or contractual provision, then the amount so recovered shall be paid to the Indemnifying Party up to the amount first recovered therefrom; provided, further, that no Indemnified Party shall have any obligation to seek or obtain such recoveries under its applicable insurance policies and contractual provisions.
Section 9.7Tax Treatment. Any payment under Article IX of this Agreement shall be treated by the Parties for all legal, accounting and Tax purposes as a purchase price adjustment unless otherwise required by Applicable Law.
Section 9.8Exclusivity. Except (i) in connection with any breach of any Ancillary Agreement, (ii) with respect to specific performance, injunctive and other non-monetary equitable remedies, (iii) claims made pursuant to Section 2.5 or (iv) with respect to any failure by a Party to perform or comply with any Post-Closing Covenant applicable to it contained in this Agreement, the remedies contained in this Article IX are intended to provide the sole and exclusive remedy of the Indemnified Parties following the Closing as to all monetary damages for any action arising out of the subject matter of this Agreement.
Article X

TERMINATION
Section 10.1Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
(a)by mutual written consent of Buyer and Seller;
(b)(i) by either Buyer or Seller if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Applicable Law or final and non-appealable Governmental Order enjoining or otherwise prohibiting or making illegal the Contemplated Transactions or (ii) by Buyer if a Governmental Authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Applicable Law or final and non-appealable Governmental Order imposing any Remedies (other than a Permissible Remedy); provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to any Party whose material breach of its obligation under this Agreement has been the principal cause of the failure of the Closing to occur as a result of such Applicable Law or Governmental Order;
(c)by either Seller or Buyer, if the Closing has not occurred on or before 11:59 p.m., Pacific time, on November 15, 2026 (such date, the “Initial Termination Date”); provided that: (a) if as of the Initial Termination Date any of the conditions set forth in Section 8.1(e), Section 8.1(f) (solely relating to an Antitrust Law), Section 8.2(d) or Section 8.2(e) (solely relating to an Antitrust Law) shall not have been satisfied or waived (but all other conditions to the Closing have been satisfied or shall be capable of being satisfied at such time), then either Buyer or Seller, with written notice to the other, may extend the Initial Termination Date until the date that is three months after the Initial Termination Date (such date, as may be extended, the “Termination Date”), provided, further, that the right to terminate this Agreement under this Section 10.1(c) will not be available to a Party if such Party’s material breach of its obligations under this Agreement has been the principal cause of the failure of the Closing to occur by the Termination Date;
(d)by Seller if Seller is not in material breach of its obligations under this Agreement and (i) any of the representations and warranties of Buyer contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.2(a) would not be satisfied or (ii) Buyer shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 2.1 or (B) if curable, shall continue unremedied at the Termination Date or, if earlier, by the 30th day following written notice by Seller to Buyer of such breach; or
(e)by Buyer if it is not in material breach of its obligations under this Agreement and (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1(a) would not be satisfied or (ii) Seller (or the Acquired Companies) shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 8.1(b) would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 2.1 or (B) if curable, shall continue unremedied at the Termination Date, or, if earlier, by the 30th day following written notice by Buyer to Seller of such breach.
Any Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties.
Section 10.2Effect of Termination. Subject to Section 10.3, in the event of a termination of this Agreement pursuant to Section 10.1, this Agreement (other than the provisions of Section 7.8 (Confidentiality), this Article X and Article XI, as well as any defined terms used in such sections, which shall survive such termination) shall then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party, except that nothing herein shall relieve any Party from any Liability or damages resulting from any Willful Breach of this Agreement or Fraud prior to such termination, in which case the aggrieved Party shall be entitled to all remedies available at law or in equity.
Section 10.3Termination Fee.
(a)If (i) this Agreement is terminated pursuant to (A) Section 10.1(b) (solely relating to an Antitrust Law as defined in clause (a) of such definition) and a material breach of Seller’s obligations under this Agreement has not been the principal cause of, and has not principally resulted in, such Governmental Order specified in Section 10.1(b) or (B) Section 10.1(c), (ii) in the case of termination pursuant to Section 10.1(c), at such time the condition set forth in at least one of Section 8.1(e), Section 8.1(f) (solely relating to an Antitrust Law as defined in clause (a) of such definition), Section 8.2(d) or Section 8.2(e) (solely relating to an Antitrust Law as defined in clause (a) of such definition) shall not have been satisfied or waived and a material breach of Seller’s obligations under this Agreement has not been the principal cause of, and has not principally resulted in, the failure of such condition to be satisfied and (iii) all the conditions to the Closing (other than those described in Section 10.3(a)(ii)) have been satisfied or, if permissible, waived, or, in the case of those conditions to be satisfied at the Closing, shall be capable of being satisfied at such time, then Buyer shall pay, or cause to be paid, to Seller to an account designated by Seller an amount in cash equal to $90,000,000 by wire transfer in immediately available funds (the “Termination Fee”) within two Business Days after such termination. Each of Buyer and Seller acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Seller and its Subsidiaries in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement.
(b)In the event that the Termination Fee is payable under Section 10.3(a), Seller’s receipt of the Termination Fee in full shall be the sole and exclusive remedy of Seller and its Subsidiaries against Buyer and its respective securityholders and their respective former, current and future directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and the respective successors and assigns of the foregoing Persons (collectively, but excluding Buyer, the “Buyer Related Parties”) for any Liabilities of any kind (whether in tort, contract or otherwise) suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, and neither Buyer nor any Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, provided that the foregoing shall not limit the ability of Seller to receive the Specified Termination Fee (if payable pursuant to Exhibit F) or recover reimbursement for costs and expenses or interest pursuant to Section 6.8, Section 6.9 or Section 10.3(c), and any such payment, reimbursement, indemnification or interest shall not reduce the amount of the Termination Fee. In no event shall Buyer be required to pay, or cause to be paid, the Termination Fee more than once.
(c)If Buyer fails to promptly pay any amount due pursuant to this Section 10.3, it shall also pay any costs and expenses (including reasonable out-of-pocket legal fees) incurred by Seller in connection with enforcing this Agreement, together with interest on the amount of such unpaid amount, costs and expenses, at the prime rate as published in the Wall Street Journal in effect the date such amount, cost or expense was required to be paid, accruing from such date to (but excluding) the payment date.
(d)For the avoidance of doubt, nothing in this Section 10.3 shall limit or otherwise affect the remedies under this Agreement, including the right to pursue specific performance of this Agreement; provided that in no event will Seller be entitled to receive the Termination Fee, following written request therefor, in addition to an award for specific performance or any such damages.
Article XI

MISCELLANEOUS
Section 11.1Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service or sent by email. Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service or (c) the day of sending, if sent by email:
If to Seller, to:
Etsy, Inc.
117 Adams Street
Brooklyn, New York 11201
Attention: Chief Legal Officer
Email: legal-ops@etsy.com

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
One Front Street, 32nd Floor

San Francisco, California 94111
Attention: Ken S. Myers; Bomi Lee
E-mail: kmyers@fenwick.com; bomi.lee@fenwick.com
If to Buyer, to:
c/o eBay Inc.
2025 Hamilton Avenue
San Jose, CA 95125
Attention: M&A Legal Team
Email: dealnotices@ebay.com

with a copy (which shall not constitute notice) to:
Freshfields US LLP
3 World Trade Center
New York, NY 10007
Attention: Ethan Klingsberg and Zheng (Jonathan) Zhou
Email: ethan.klingsberg@freshfields.com and zheng.zhou@freshfields.com
Freshfields US LLP
855 Main Street
Redwood City, CA 94063
Attention: Jeff Zhang
Email: jeff.zhang@freshfields.com

Each of the Parties may specify a different address or addresses by giving notice in accordance with this Section 11.1 to each of the other Parties.
Section 11.2Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), and any attempt to do so will be null and void ab initio; provided that Buyer may assign its right to purchase the Shares under Section 2.2, and designate pursuant to such section, to one or more of its Affiliates (the “Designated Purchaser(s)”) without the need to obtain consent from any Party so long as such assignment would not result in any unreimbursed incremental Tax (including withholding Taxes) on Seller or any of its Subsidiaries incremental to the amount of Tax that would have been incurred in a sale to Buyer; provided that, in such case, the Designated Purchaser(s) may also be assigned and assume other rights and obligations of Buyer under this Agreement and, to the extent this is the case, Buyer will be jointly and severally liable with the assignee for any obligations under this Agreement. Except as provided in Section 7.5 and Article IX (which shall be for the benefit of the Indemnified Parties also), this Agreement is for the sole benefit of the Parties and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.3Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom such waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power, privilege or remedy under this Agreement will operate as a waiver thereof. No single or partial exercise of any such right, power, privilege or remedy shall preclude any other or further exercise thereof or of any other right, power, privilege or remedy. Any waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 11.4Entire Agreement. This Agreement, together with the other Transaction Documents, the Confidentiality Agreement and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.
Section 11.5Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.
Section 11.6Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party. Counterpart signature pages to this Agreement may be delivered by electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.
Section 11.7Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 11.8Jurisdiction; Venue; Service of Process.
(a)Jurisdiction. Subject to the procedures set forth in Section 9.4, each of the Parties, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America located within the State of Delaware for the purpose of any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)Venue. Each of the Parties agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such Party shall bring such Action only in the State of Delaware. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any location other than the State of Delaware.
(c)Service of Process. Each of the Parties hereby (i) consents to service of process in any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
Section 11.9Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY AND UNCONDITIONALLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 11.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the obligations, undertakings, covenants or agreements contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Without limiting the generality of the foregoing, if all of the conditions set forth in Article VIII hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing) then, each of the Parties shall be entitled to cause the other Parties to consummate the Closing by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy under Applicable Law or that any award of specific performance is not an appropriate remedy for any reason under Applicable Law or in equity.
Section 11.11Disclosure Schedule. The Disclosure Schedule has been arranged as separate schedules corresponding to the subsections of this Agreement. The representations and warranties contained in Article III and Article IV of this Agreement are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedule corresponding to the particular subsection of Article III or Article IV in which such representation and warranty appears, (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent that the relevance of such exception or disclosure to the representation and warranty is reasonably apparent, to a person with no independent knowledge of the facts, that such exception or disclosure is intended to qualify such representation and warranty. It is understood and agreed that the specification of any dollar amount in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule is or is not material for purposes of this Agreement.
Section 11.12Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.
Section 11.13Further Assurances; Wrong Pockets.
(a)Subject to the terms and conditions of this Agreement, from time to time, at the request of any Party hereto and at the expense of the Party so requesting, each other Party shall, without additional consideration, execute and deliver to such requesting Party such documents and take such other actions as such requesting Party may reasonably request in order to carry out the purposes of this Agreement.
(b)If at any time after the Closing, any Party discovers that Seller or any of its Subsidiaries holds any Asset or Liability that is exclusively related to, developed exclusively for, or exclusively used for or held for use in connection with, the Business, then each Party shall cause its respective Affiliates to transfer such Asset or Liability, subject to Applicable Law, to Buyer or its designated Affiliate for no additional consideration. If at any time after the Closing, any Party discovers that Buyer or any of its Affiliates (including the Acquired Companies) holds any Asset or Liability that is exclusively related to, developed exclusively for, or exclusively used for or held for use in connection with, a business of Seller other than the Business, then each Party shall cause its respective Affiliates to transfer such Asset or Liability, subject to Applicable Law and Contractual Obligation, to Seller or its designated Affiliate for no additional consideration.
[Signature pages follow.]

In Witness Whereof, each of the Parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.
BUYER:
eBay Inc.
By:    /s/Jamie Iannone
Name:    Jamie Iannone
Title:    Chief Executive Officer

SELLER:
Etsy, Inc.
By:    /s/Kruti Patel Goyal
Name:    Kruti Patel Goyal
Title:    Chief Executive Officer